Exhibit 99.1

ITEM 6.  Selected Financial Data

Set forth below is our selected financial data as of and for each of the years in the five year period ended December 31, 2007. On March 2, 2004, each shareholder received one additional share of common stock for each share they owned resulting from a 2-for-1 stock split announced by the Company on January 22, 2004. The stock split has been reflected in all periods presented.

	Year Ended December 31,(2)
	2007(1)	2006(1)	2005	2004	2003
	(Dollars in thousands, except per share data)
Income statement data:
Total revenues	$914,678	$471,151	$302,296	$241,543	$185,179
Income from continuing operations	116,983	35,798	49,012	52,488	45,241
Net income applicable to common shares	567,885	396,417	151,927	147,910	121,849
Income from continuing operations applicable to common shares:
Basic earnings per common share	0.46	0.10	0.21	0.24	0.07
Diluted earnings per common share	0.46	0.10	0.21	0.24	0.07
Net income applicable to common shares:
Basic earnings per common share	2.73	2.67	1.13	1.12	0.98
Diluted earnings per common share	2.71	2.66	1.12	1.11	0.97
Balance sheet data:
Total assets	12,521,772	10,012,749	3,597,265	3,104,526	3,035,957
Debt obligations(3)	7,510,907	6,202,015	1,956,946	1,487,291	1,407,284
Stockholders’ equity	4,103,709	3,294,036	1,399,766	1,419,442	1,440,617
Other data:
Dividends paid	393,566	266,814	248,389	243,250	223,231
Dividends paid per common share	1.78	1.70	1.68	1.67	1.66

(1)

We completed our acquisitions of SEUSA on August 1, 2007, CRP and CRC on October 5, 2006 and the interest held by an affiliate of General Electric in HCP Medical Office Properties (“HCP MOP”) on November 30, 2006. The results of operations resulting from these acquisitions are reflected in our consolidated financial statements from those dates.

(2)

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (“SFAS No. 144”), reclassifications have been made to prior year amounts for properties sold or held for sale to discontinued operations.

(3)	Includes bank lines of credit, bridge and term loans, senior unsecured notes, mortgage debt, mortgage debt on assets held for sale, mortgage debt on assets held for contribution and other debt.

ITEM 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Language Regarding Forward-Looking Statements

Statements in this Annual Report on Form 10-K that are not historical factual statements are “forward-looking statements.” We intend to have our forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with those provisions. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectations as identified by the use of words such as “may,” “will,” “project,” “expect,” “believe,” “intend,” “anticipate,” “seek,” “forecast,” “plan,” “estimate,” “could,” “would,” “should” and other comparable and derivative terms or the negatives thereof. In addition, we, through our officers, from time to time, make forward-looking oral and written public statements concerning our expected future operations, strategies, securities offerings, growth and investment opportunities, dispositions, capital structure changes, budgets and other developments. Readers are cautioned that, while forward-looking statements reflect our good faith belief and reasonable assumptions based upon current information, we can give no assurance that our expectations or forecasts will be attained. Therefore, readers should be mindful that forward-looking statements are not guarantees of future performance and that they are subject to known and unknown risks and uncertainties that are difficult to predict. As more fully set forth under “Part I, Item 1A. Risk Factors” in this report, factors that may cause our actual results to differ materially from the expectations contained in the forward-looking statements include:

(a)           Changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect our costs of compliance or increase the costs, or otherwise affect the operations of our operators, tenants and borrowers;

(b)           Changes in the reimbursement available to our tenants and borrowers by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage;

(c)           Competition for tenants and borrowers, including with respect to new leases and mortgages and the renewal or rollover of existing leases;

(d)           Availability of suitable properties to acquire at favorable prices and the competition for the acquisition and financing of those properties;

(e)           The ability of our operators, tenants and borrowers to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to us;

(f)            The financial weakness of some operators and tenants, including potential bankruptcies and downturns in their businesses, which results in uncertainties regarding our ability to continue to realize the full benefit of such operators’ and/or tenants’ leases;

(g)           Changes in national, regional and local economic conditions, including changes in interest rates and the availability and cost of capital;

(h)           The risk that we will not be able to sell or lease properties that are currently vacant, at all or at competitive rates;

(i)            The financial, legal and regulatory difficulties of significant operators of our properties, including Sunrise Senior Living, Inc. and Tenet Healthcare Corporation;

(j)            The risk that we may not be able to integrate acquired businesses successfully or achieve the operating efficiencies and other benefits of acquisitions within expected time-frames or at all, or within expected cost projections;

(k)           The ability to obtain financing necessary to consummate acquisitions or on favorable terms; and

(l)            The potential impact of existing and future litigation matters, including related developments.

Except as required by law, we undertake no, and hereby disclaim any, obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or otherwise.

The information set forth in this Item 7 is intended to provide readers with an understanding of our financial condition, changes in financial condition and results of operations. We will discuss and provide our analysis in the following order:

•      Executive Summary

•      2007 Transaction Overview

•      Dividends

•      Critical Accounting Policies

•      Results of Operations

•      Liquidity and Capital Resources

•      Off-Balance Sheet Arrangements

•      Contractual Obligations

•      Inflation

•      New Accounting Pronouncements

Executive Summary

We are a self-administered REIT that, together with our consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. We acquire, develop, lease, dispose and manage healthcare real estate and provide mortgage and specialty financing to healthcare providers. We invest directly, often structuring sale-leaseback transactions, and through joint ventures. At December 31, 2007, our real estate portfolio, excluding assets held for sale but including mortgage loans and properties owned by joint ventures, consisted of interests in 753 facilities.

Investment Strategy

Our business strategy is based on three principles: (i) opportunistic investing; (ii) portfolio diversification; and (iii) conservative financing. We actively redeploy capital from investments with lower return potential into assets with higher return potential and recycle capital from shorter-term to longer-term investments. We make investments where the expected risk-adjusted return exceeds our cost of capital and strive to leverage our operator, tenant and other business relationships.

Our strategy contemplates acquiring and developing properties on terms that are favorable to us. We attempt to structure transactions that are tax-advantaged and mitigate risks in our underwriting process. Generally, we prefer larger, more complex private transactions that leverage our management team’s experience and our infrastructure.

We follow a disciplined approach to enhancing the value of our existing portfolio, including ongoing evaluation of potential disposition of properties that no longer fit our strategy. During the year ended December 31, 2007, we sold 97 properties for $922 million and marketable securities for $53 million. At December 31, 2007, we had 59 properties with a carrying amount of $404 million classified as held for sale.

We primarily generate revenue by leasing healthcare properties under long-term leases. Most of our rents and other earned income from leases are received under triple-net leases or leases that provide for substantial recovery of operating expenses; however, some of our MOB and life science facilities leases are structured as gross or modified gross leases. Accordingly, for such MOBs and life science facilities we incur certain property operating expenses, such as real estate taxes, repairs and maintenance, property management fees, utilities and insurance. Our growth depends, in part, on our ability to (i) increase rental income and other earned income from leases by increasing rental rates and occupancy levels; (ii) maximize tenant recoveries given underlying lease structures; and (iii) control operating and other expenses. Our operations are impacted by property specific, market specific, general economic and other conditions.

Access to external capital on favorable terms is critical to the success of our strategy. Generally, we attempt to match the long-term duration of most of our investments with long-term fixed-rate financing. At December 31, 2007, 37% of our consolidated debt is at variable interest rates, which includes $1.35 billion for the outstanding balance of the bridge loan that was used to finance our acquisition of SEUSA. We intend to maintain an investment grade rating on our senior debt securities and manage various capital ratios and amounts within appropriate parameters. As of December 31, 2007, we have a credit rating of Baa3 (stable) from Moody’s, BBB (negative outlook) from S&P and BBB (stable) from Fitch on our senior unsecured debt securities, and Ba1 (stable) from Moody’s, BBB- (negative outlook) from S&P and BBB- (stable) from Fitch on our preferred securities.

Access to capital markets impacts our ability to refinance existing indebtedness as it matures and fund future acquisitions and development through the issuance of additional securities. Our ability to access capital on favorable terms is dependent on various factors, including general market conditions, interest rates, credit ratings on our securities, perception of our potential future earnings and cash distributions, and the market price of our capital stock.

2007 Transaction Overview

Investment Transactions

During the year ended December 31, 2007, we made investments of approximately $4.7 billion, that had a weighted average yield on cost of approximately 7.7%, in the following segments: (i) 67% life science, (ii) 20% skilled nursing, (iii) 6% medical office, (iv) 6% hospital and (v) 1% senior housing. Our 2007 investments include the following transactions:

Acquisition of Medical City Dallas Campus.  On February 9, 2007, we acquired the Medical City Dallas campus, which includes two hospital towers, six MOBs and three parking garages, for approximately $350 million, including DownREIT units valued at $179 million. The initial yield on this campus is approximately 7.2%.

Acquisition of Slough Estates USA Inc.  On August 1, 2007, we closed our acquisition of SEUSA for aggregate cash consideration of approximately $3.0 billion. SEUSA’s life science portfolio is concentrated in the San Francisco Bay Area and San Diego County and comprised 83 properties representing approximately 5.2 million square feet and an established development pipeline at closing. The results of operations of SEUSA are included in our consolidated results beginning after August 1, 2007.

Manor Care Mezzanine Loan.  On December 21, 2007, we made an investment in mezzanine loans with an aggregate face value of $1.0 billion, at a discount, for approximately $900 million, as part of the financing for The Carlyle Group’s $6.3 billion purchase of Manor Care, Inc. These loans bear interest on the face amounts at a floating rate of LIBOR plus 4.0%, mature in January 2013, are pre-payable at any time subject to payment of yield maintenance during the first twelve months, and are mandatorily pre-payable in January 2012 unless the borrower satisfies certain financial conditions. These loans are secured by an indirect pledge of the equity ownership in 339 HCR ManorCare facilities located in 30 states and are subordinate to other debt, approximately $3.6 billion at closing.

Other Investment Transactions.  For the year ended December 31, 2007, in addition to the transactions listed above, we made investments of approximately $271 million, that had a weighted average first year yield on cost of approximately 9.5%, including the following transactions:

•      On January 31, 2007, we acquired three long-term acute care hospitals and received proceeds of $36 million in exchange for 11 SNFs valued at $77 million. We recognized a $47 million gain from the sale of these 11 SNFs. The three acquired properties have an initial contractual yield of 12% with escalators based on the lessee’s revenue growth. The acquired properties are included in a new master lease that contains 14 properties leased to the same operator.

•      In November and December 2007, we acquired three life science facilities with an aggregate value of approximately $46 million, including $12 million of assumed debt. The initial weighted average yield of these properties is approximately 7.1%.

During 2007, we funded approximately $150 million for construction and other capital projects.

For the year ended December 31, 2007, our sales of properties and marketable securities aggregated approximately $975 million and were made from the following segments: (i) 59% senior housing, (ii) 32% skilled nursing, (iii) 5% hospital and (iv) 4% medical office. Our 2007 divestitures included the following:

•      On June 29, 2007, we sold a portfolio of 17 senior housing facilities for an aggregate price of $185 million, resulting in a gain of $3 million. This portfolio was included in our acquisition of CNL Retirement Properties, Inc. on October 5, 2006.

•      On August 15, 2007, we sold 41 senior housing facilities to Emeritus Corporation for an aggregate price of $501.5 million, resulting in a gain of $284 million. The 3,732 unit portfolio is comprised of 33 facilities operated by Emeritus Corporation and 8 facilities operated by Summerville Senior Living, Inc.

Joint Venture Transactions

During the year ended December 31, 2007, we contributed an aggregate of $1.7 billion of senior housing, medical office and hospital properties into institutional joint ventures, including the transactions discussed below,

On January 5, 2007, we formed a senior housing joint venture, HCP Ventures II, with an institutional capital partner. The joint venture included 25 properties valued at $1.1 billion and encumbered by $686 million in mortgage loans. Upon the sale of a 65% interest, we received approximately $280 million in proceeds, including a one-time acquisition fee of $5.4 million. We act as the managing member and expect to receive ongoing asset management fees.

On April 30, 2007, we formed a MOB joint venture, HCP Ventures IV, LLC (“HCP Ventures IV”), with an institutional capital partner. The joint venture included 55 properties valued at approximately $585 million and encumbered by $344 million of secured debt. Upon the sale of an 80% interest in the venture, we received proceeds of $196 million and recognized a gain on the sale of our real estate interest of $10 million. These proceeds include a one-time acquisition fee of $3 million. We act as the managing member and expect to receive ongoing asset management fees. During 2007, HCP Ventures IV acquired three MOBs valued at $58 million and concurrently placed $38 million of secured debt. The acquisitions were funded pro-rata by us and our joint venture partner.

Financing Transactions

During the year ended December 31, 2007, we raised $6.3 billion in capital through the issuance of common stock, senior unsecured notes and mortgage debt, and financing related to the closing of our SEUSA acquisition, which includes the transactions discussed below.

On January 19, 2007, we issued 6.8 million shares of common stock. We received net proceeds of approximately $261 million, which were used to repay a portion of the borrowings outstanding under our former term loan facility and previous revolving credit.

On January 22, 2007, we issued $500 million in aggregate principal amount of 6.00% senior unsecured notes due in 2017. The notes were priced at 99.323% of the principal amount for an effective yield of 6.09%. We received net proceeds of approximately $493 million, which were used to repay our former term loan facility and reduce borrowings under our former revolving credit facility.

On April 27, 2007, in anticipation of the formation of HCP Ventures IV, discussed above, we placed $122 million of 10-year term mortgage notes with an interest rate of 5.53%. The proceeds from these notes were used to repay outstanding borrowings under our former revolving credit facility and for other general corporate purposes.

On August 1, 2007, in connection with the completion of the SEUSA acquisition, we obtained, from a syndicate of banks, a financing commitment for a $3.0 billion bridge loan, under which $2.75 billion was borrowed at closing, and a four-year $1.5 billion revolving line of credit facility. The bridge loan has an initial maturity date of July 31, 2008 and includes two optional 6-month extensions. In October 2007, we made aggregate payments of approximately $1.4 billion, reducing the outstanding principal balance of the bridge loan to $1.35 billion at December 31, 2007.

On October 5, 2007, we issued 9 million shares of common stock and received net proceeds of approximately $303 million, which were used to repay outstanding borrowings under our bridge loan facility.

On October 15, 2007, we issued $600 million in aggregate principal amount of 6.70% senior unsecured notes due in 2018. The notes were priced at 99.793% of the principal amount for an effective yield of 6.73%. We received net proceeds of approximately $595 million, which were used to repay outstanding borrowings under our bridge loan facility.

Dividends

During the year ended December 31, 2007, we issued approximately 1.6 million shares of our common stock under our Dividend Reinvestment and Stock Purchase Plan at an average price per share of $31.82 for proceeds of approximately $50.9 million.

Quarterly dividends paid during 2007 aggregated $1.78 per share. On January 28, 2008, we announced that our Board of Directors declared a quarterly common stock cash dividend of $0.455 per share. The common stock dividend will be paid on February 21, 2008 to stockholders of record as of the close of business on February 7, 2008. Based on the first quarter’s dividend, the annualized rate of distribution for 2008 is $1.82, compared with $1.78 for 2007.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires our management to use judgment in the application of accounting policies, including making estimates and assumptions. We base estimates on our experience and on various other assumptions believed to be reasonable under the circumstances. These estimates affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, it is possible that different accounting would have been applied, resulting in a different presentation of our financial statements. For a description of the risk associated with our critical accounting policies, see “Risk Factors—Risks Related to Our Business.” From time to time, we re-evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain.

Principles of Consolidation

Our consolidated financial statements include the accounts of HCP, its wholly-owned subsidiaries and its controlled, through voting rights or other means, joint ventures. We apply Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities, as revised (“FIN 46R”), for arrangements with variable interest entities (“VIEs”) and consolidate those VIEs where we are the primary beneficiary. We also apply Emerging Issues Task Force (“EITF”) Issue 04-5, Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights (“EITF 04-05”), to investments in joint ventures.

Our judgment with respect to our level of influence or control of an entity and whether we are the primary beneficiary of a VIE involves the consideration of various factors including, but not limited to, the form of our ownership interest, our representation on the entity’s governing body, the size of our investment, estimates of future cash flows, our ability to participate in policy making decisions and the rights of the other investors to participate in the decision making process and to replace us as manager and/or liquidate the venture, if applicable. Our ability to correctly assess our influence or control over an entity or determine the primary beneficiary of a VIE affects the presentation of these entities in our consolidated financial statements.

At December 31, 2007, we had 81 properties, with a carrying value of $1.3 billion, leased to a total of nine tenants that have been identified as VIEs (“VIE tenants”) and have a loan with a carrying value of $85 million to a borrower that has been identified as a VIE. We acquired these leases and loan on October 5, 2006 in our merger with CRP. CRP determined it was not the primary beneficiary of these VIEs, and we are required to carry forward CRP’s accounting conclusions after the acquisition relative to their primary beneficiary assessments, provided that we do not believe CRP’s accounting to be in error. We believe that our accounting for the VIE’s is the appropriate accounting in accordance with GAAP. On December 21, 2007, we made an investment of approximately $900 million in mezzanine loans where each mezzanine borrower has been identified as a VIE. We have also determined that we are not the primary beneficiary of these VIEs. At December 31, 2007, our maximum exposure to losses resulting from our involvement in VIEs was limited to the future minimum lease payments of approximately $1.5 billion from the VIE tenants and the carrying value of approximately $1.0 billion of loans made to the VIE borrowers.

If we determine that we are the primary beneficiary of a VIE our financial statements would include the results of the VIE (either tenant or borrower) rather than the results of our lease or loan to the VIE. We would depend on the VIE to provide us timely financial information, and we would rely on the internal controls of the VIE to provide accurate financial information. If the VIE has deficiencies in its internal controls over financial reporting, or does not provide us with timely financial information, this may adversely impact our financial reporting and our internal controls over financial reporting.

Revenue Recognition

Rental income from tenants is recognized in accordance with GAAP, including SEC Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”). We begin recognizing rental revenue on a straight-line basis over the lease term when collectibility is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset. For assets acquired subject to leases we recognize revenue upon acquisition of the asset provided the tenant has taken possession or controls the physical use of the leased asset. If the lease provides for tenant improvements, we determine whether the tenant improvements, for accounting purposes, are owned by the tenant or us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or controls the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements any tenant improvement allowance funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. The determination of ownership of the tenant improvements is subject to significant judgment. Tenant improvement ownership is determined based on various factors including, but not limited to:

•      whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•      whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•      whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•      whether the tenant improvements are expected to have any residual value at the end of the lease.

If our assessment of the owner of the tenant improvements for accounting purposes were to change, the timing and amount of our revenue recognized would be impacted.

Certain leases provide for additional rents contingent upon a percentage of the facility’s revenue in excess of specified base amounts or other thresholds. Such revenue is recognized when actual results reported by the tenant, or estimates of tenant results, exceed the base amount or other thresholds. The recognition of additional rents requires us to make estimates of amounts owed and to a certain extent are dependent on the accuracy of the facility results reported to us. These estimates may differ from actual results, which could be material to our consolidated financial statements.

We use the direct finance method of accounting to record income from direct financing leases (“DFLs”). For leases accounted for as DFLs, future minimum lease payments are recorded as a receivable. The difference between the future minimum lease payments and the estimated residual values less the cost of the properties is recorded as unearned income. Unearned income is deferred and amortized to income over the lease terms to provide a constant yield. Income recognized using the direct finance method requires us to make judgments regarding the collectibility of lease payments and estimated residual value of the leased asset on an ongoing basis. Changes in our estimates of residual value or collectibility of lease payments could have a material impact to our consolidated financial statement.

Allowances

We maintain an allowance for doubtful accounts, including an allowance for straight-line rent receivables, for estimated losses resulting from tenant defaults or the inability of tenants to make contractual rent and tenant recovery payments. We monitor the liquidity and creditworthiness of our tenants and operators on an ongoing basis. The evaluation considers industry and economic conditions, property performance, credit enhancements and other factors. For straight-line rent amounts, our assessment is based on income recoverable over the term of the lease. We exercise judgment in establishing allowances and consider payment history and current credit status in developing these estimates. These estimates may differ from actual results, which could be material to our consolidated financial statements.

We also establish allowances for loans based upon an estimate of probable losses for the individual loans deemed to be impaired. Impairment is indicated when it is deemed probable that we will be unable to collect all amounts due on a timely basis according to the contractual terms of the loan. Determining the adequacy of the allowance is complex and requires significant judgment by us about the effect of matters that are inherently uncertain. The allowance is based upon the borrower’s overall financial condition, resources and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the realizable value of any collateral. Our estimates consider all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan’s contractual effective rate, the fair value of collateral, general economic conditions and trends, historical and industry loss experience, and other relevant factors. While our assumptions are based in part upon historical data, our estimates may differ from actual results, which could be material to our consolidated financial statements.

Real Estate

Real estate, consisting of land, buildings and improvements, is recorded at cost. We allocate the cost of the acquisition, including the assumption of liabilities, to the acquired tangible assets and identified intangibles based on their estimated fair values in accordance with SFAS No. 141, Business Combinations.

We assess fair value based on estimated cash flow projections that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of the tangible assets of an acquired property considers the value of the property as if it was vacant.

We record acquired “above and below” market leases at fair value using discount rates which reflect the risks associated with the leases acquired. The amount recorded is based on the present value of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) our estimate of fair market lease rates for each in-place lease, measured over a period equal to the remaining term of the lease for above market leases and the initial term plus extended term for any leases with below market fixed rate renewal options. Other intangible assets acquired include amounts for in-place lease values that are based on our evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods, market conditions and costs to execute similar leases. In estimating carrying costs, we include estimates of lost rentals at market rates during the hypothetical expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider leasing commissions, legal and other related costs.

We are required to make subjective assessments to allocate the purchase price paid to acquire investments in real estate among the assets acquired and liabilities assumed based on our estimate of the fair values of such assets and liabilities. This includes determining the value of the buildings and improvements, land, ground leases, tenant improvements, in-place tenant leases, favorable or unfavorable market leases and any debt assumed from the seller or loans made by the seller to us. Each of these estimates requires significant judgment and some of the estimates involve complex calculations. These allocation assessments have a direct impact on our results of operations as amounts allocated to some assets and liabilities are not subject to depreciation or amortization and those that are have different lives. Additionally, the amortization of value assigned to favorable or unfavorable market rate leases is recorded as an adjustment to rental revenue as compared to amortization of the value of in-place leases, which is included in depreciation and amortization in our consolidated statements of income.

Impairment of Long-Lived Assets and Goodwill

We assess the carrying value of our long-lived assets, including investments in unconsolidated joint ventures, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, and with respect to goodwill, at least annually applying a fair-value-based test in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. If the sum of the expected future net undiscounted cash flows is less than the carrying amount of the long-lived asset, an impairment loss will be recognized by adjusting the asset’s carrying amount to its estimated fair value. The determination of the fair value of long-lived assets, including goodwill, involves significant judgment. This judgment is based on our analysis and estimates of the future operating results and resulting cash flows of each long-lived asset whose carrying amount may not be recoverable. Our ability to accurately predict future operating results, cash flows and fair values impacts the timing and recognition of impairments. While we believe our assumptions are reasonable, changes in these assumptions may have a material impact on our financial results.

Derivatives

We use a variety of methods and assumptions based on market conditions and risks existing at each balance sheet date to determine the fair value of our derivative instruments. To estimate the fair value of these instruments we utilize pricing models, which consider inputs such as forward yield curves and discount rates. These methods of estimating fair value result in an approximation of benefits or obligations which may be different than amounts ultimately realized.

At inception of each derivative instrument and on an ongoing basis we make an assessment to determine whether these instruments are eligible for hedge accounting by concluding that they are highly effective in offsetting changes in cash flows associated with the related hedged item. While we intend to continue to meet the conditions for hedge accounting, if hedges are no longer highly effective, the changes in fair value of the derivative instruments would be reflected in earnings.

Income Taxes

As part of the process of preparing our consolidated financial statements, significant management judgment is required to estimate our compliance with REIT requirements. Our determinations are based on interpretation of tax laws, and our conclusions may have an impact on the income tax expense recognized. Adjustments to income tax expense may be required as a result of i) audits conducted by federal and state tax authorities; ii) our ability to qualify as a REIT; iii) the potential for built-in-gain recognized related to prior-tax-free acquisitions of C corporations; and iv) changes in tax laws. Adjustments required in any given period are included in income, other than adjustments to income tax liabilities acquired in business combinations, which are adjusted through goodwill.

Results of Operations

We evaluate our business and allocate resources among our five business segments—(i) senior housing; (ii) life science; (iii) medical office; (iv) hospital; and (v) skilled nursing. Under the senior housing, life science, hospital and skilled nursing segments, we invest primarily in single operator or tenant properties through the acquisition and development of real estate, secured financing, mezzanine financing and investment in marketable debt securities of operators in these sectors. Under the medical office segment, we invest through acquisition and secured financing in MOBs that are primarily leased under gross or modified gross leases, generally to multiple tenants, and which generally require a greater level of property management. The acquisition of SEUSA on August 1, 2007 resulted in a change to our reportable segments. Prior to the SEUSA acquisition, we operated through two reportable segments—triple-net leased and medical office buildings. The senior housing, life science, hospital and skilled nursing segments were previously aggregated under our triple-net leased segment. SEUSA’s results are included in our consolidated financial statements from the date of acquisition of August 1, 2007. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2 to the Consolidated Financial Statements). There were no intersegment sales or transfers.

Comparison of the Year Ended December 31, 2007 to the Year Ended December 31, 2006

We completed our acquisition of SEUSA on August 1, 2007, mergers with CRP and CRC on October 5, 2006 and the acquisition of an interest held by an affiliate of General Electric (“GE”) in HCP MOP on November 30, 2006, which resulted in the consolidation of HCP MOP beginning on that date. The results of operations from our SEUSA, CRP and HCP MOP transactions are reflected in our consolidated financial statements from those respective dates.

During 2008, we expect increases in revenues, expenses and interest income from a full year of results from our SEUSA acquisition, mezzanine loan investments and joint venture transactions.

Rental and related revenues.

	Year Ended December 31,		Change
Segments	2007	2006	$	%
	(dollars in thousands)
Senior housing	$295,668	$165,348	$130,320	79%
Life science	79,664	14,919	64,745	NM (1)
Medical office	276,730	156,325	120,405	77
Hospital	85,138	53,560	31,578	59
Skilled nursing	35,188	32,955	2,233	7
Total	$772,388	$423,107	$349,281	83%

(1)           Percentage change not meaningful.

•      Senior housing.  Senior housing rental and related revenues increased $130.3 million, to $295.7 million, for the year ended December 31, 2007. Approximately $98 million of the increase relates to properties acquired in the CRP merger. Additionally, the results for the year ended December 31, 2007, include income of $9 million resulting from our change in estimate relating to the collectability of straight-line rents due from Summerville Senior Living, Inc. The remaining increase in senior housing rental and related revenues primarily relates to rent escalations and resets, and the additive effect of our other acquisitions in 2007 and 2006.

•      Additionally, included in senior housing rental and related revenues were facility-level operating revenues for five senior housing properties that were previously leased on a triple-net basis. Periodically, tenants default on their leases, which causes us to take temporary possession of the operations of the facility. We contract with third-party managers to manage these properties until a replacement tenant can be identified or the property can be sold. The operating revenues and expenses for these properties are included in senior housing rental and related revenues and operating expenses, respectively. The increase in reported revenues for these facilities of $1.7 million, to $11.3 million for the year ended December 31, 2007, was primarily due to an increase in overall occupancy of such properties.

•      Life science.  Life science rental and related revenues increased by $64.7 million, to $79.7 million, for the year ended December 31, 2007, primarily as a result of our acquisition of SEUSA on August 1, 2007.

•      Medical office.  Medical office rental and related revenues increased $120.4 million, to $276.7 million, for the year ended December 31, 2007. Approximately $36 million of the increase relates to MOBs acquired in the CRP merger and $64.7 million relates to the consolidation of HCP MOP. The remaining increase in medical office rental and related revenues primarily relates to the additive effect of our MOB acquisitions in 2007 and 2006.

•      Hospital.  Hospital rental and related revenues increased by $31.6 million, to $85.1 million, for the year ended December 31, 2007. Approximately $31.4 million of the increase relates to the additive effect of our hospital acquisitions in 2007 and $3.2 million related to properties acquired in the CRP merger. The remaining increase in hospital rental and related revenues primarily relates to rent escalations and increases in additional rents that are based on the respective facility’s revenues.

                Tenant recoveries.

	Year Ended December 31,		Change
Segments	2007	2006	$	%
	(dollars in thousands)
Life science	$19,326	$3,935	$15,391	NM	(1)
Medical office	44,439	25,172	19,267	77
Hospital	1,092	34	1,058	NM	(1)
Total	$64,857	$29,141	$35,716	123%

(1)           Percentage change not meaningful.

•      Life science.  Life science tenant recoveries increased by $15.4 million, to $19.3 million, for the year ended December 31, 2007, primarily as a result of our acquisition of SEUSA on August 1, 2007.

•      Medical office.  Medical office tenant recoveries increased $19.3 million, to $44.4 million, for the year ended December 31, 2007. Approximately $11.6 million of the increase relates to MOBs acquired in the CRP merger and $7.7 million relates to the consolidation of HCP MOP. The remaining increase in medical office tenant recoveries primarily relates to the additive effect of our MOB acquisitions in 2007 and 2006.

•      Hospital.  Hospital tenant recoveries increased as a result of our hospital acquisitions in 2007.

Income from direct financing leases.  Income from direct financing leases of $63.9 million relates to properties acquired from CRP, which are accounted for using the direct financing method. At December 31, 2007, these leased properties had a carrying value of $640.1 million and accrued income at a weighted average interest rate of 8.5%. During the year ended December 31, 2007, two DFL tenants exercised their purchase options and we received proceeds of $51 million and recognized additional income of $4.3 million.

Investment management fee income.  Investment management fee income increased $9.7 million, to $13.6 million, for the year ended December 31, 2007. The increase was primarily due to the acquisition fees related to HCP Ventures II of $5.4 million on January 5, 2007 and HCP Ventures IV of $3.0 million on April 30, 2007, partially offset by the decline in fees of $3.1 million resulting from our purchase of GE’s interests in HCP MOP on November 30, 2006.

Depreciation and amortization expenses.  Depreciation and amortization expenses increased $140.7 million, to $259.9 million, for the year ended December 31, 2007. Approximately $65.2 million of the increase relates to properties acquired in the CRP merger, $19.2 million relates to the consolidation of HCP MOP and $33.5 million relates to the SEUSA acquisition. The remaining increase in depreciation and amortization primarily relates to the additive effect of our other acquisitions in 2007 and 2006.

Operating expenses.

	Year Ended December 31,		Change
Segments	2007	2006	$	%
	(dollars in thousands)
Senior housing	$14,125	$12,849	$1,276	10%
Life science	25,697	4,757	20,940	NM (1)
Medical office	136,750	62,670	74,080	118
Hospital	1,863	1,331	532	40
Skilled nursing	7	610	(603)	(99)
Total	$178,442	$82,217	$96,225	117%

(1)           Percentage change not meaningful.

Operating expenses are predominantly related to MOB and life science properties where we incur the expenses and recover a portion of those expenses under the lease. Accordingly, the number of properties in our MOB and life science portfolios directly impact operating expenses. The presentation of expenses as general and administrative or operating is based on the underlying nature of the expense. Periodically, we review the classification of expenses between categories and make revisions based on changes in the underlying nature of the expense.

•                  Senior housing.  Included in operating expenses are facility-level operating expenses for five senior housing properties that were previously leased on a triple-net basis. Periodically, tenants default on their leases, which causes us to take possession of the operations of the facility. We contract with third-party managers to manage these properties until a replacement tenant can be identified or the property can be sold. The operating revenues and expenses for these properties are included in healthcare rental revenues and operating expenses, respectively. The increase in reported operating expenses for these facilities of $1.3 million, to $14.1 million for the year ended December 31, 2007, was primarily due to an increase in the overall occupancy of such properties.

•                  Life science.  Life science operating expenses increased by $20.9 million, to $25.7 million, for the year ended December 31, 2007, primarily as a result of our acquisition of SEUSA on August 1, 2007.

•                  Medical office.  Medical office operating expenses increased $74.1 million, to $136.8 million, for the year ended December 31, 2007. Approximately $34.8 million relates to the consolidation of HCP MOP and $18.5 million of the increase relates to properties acquired in the CRP merger. The remaining increase in medical office operating expenses relates to the additive effect of our acquisitions in 2007 and 2006.

General and administrative expenses.  General and administrative expenses increased $24 million, to $71 million, for the year ended December 31, 2007. Included in general and administrative expenses are merger and integration-related expenses associated with the CRC, CRP and SEUSA acquisitions of $9.8 million for the year ended December 31, 2007, compared to $5.0 million in the prior year. Merger and integration-related expenses are primarily costs from our CRP merger, such as employee transition costs as well as severance costs for certain of our employees whose responsibilities became redundant after the completion of the merger. The remaining increase was primarily due to $9.4 million in various items including increased professional and legal fees, federal and state taxes, and compensation related expenses. We expect to incur integration costs associated with our acquisition of SEUSA through 2008.

Gain on sale of real estate interest.  On April 30, 2007, we sold an 80% interest in HCP Ventures IV, which resulted in a gain of $10.1 million. There were no interests in joint ventures sold during the year ended December 31, 2006.

Equity income from unconsolidated joint ventures.  For the year ended December 31, 2007, equity income decreased $2.7 million, to $5.6 million. This decrease is primarily due to our consolidation of HCP MOP, which was previously accounted for as an equity method investment, partially offset by equity income from HCP Ventures II, III and IV.

Interest and other income, net.  Interest and other income, net increased $41million, to $76 million, for the year ended December 31, 2007. The increase was primarily related to an increase of $24.0 million of interest income from $275 million of marketable debt securities, $9.3 million of interest income from an $85 million loan acquired in the CRP merger and $7.6 million of interest income from cash and cash equivalents. During 2007, our marketable debt securities accrued interest at rates ranging from 9.25% to 9.625%, and our $85 million loan accrued interest at a rate of 14%.

Interest expense.  Interest expense increased $144 million, to $356 million, for the year ended December 31, 2007. This increase was primarily due to (i) $106 million of interest expense from the issuance of $2.65 billion of senior unsecured notes during 2006 and 2007, (ii) $43 million increase in our outstanding mortgage debt resulting primarily from our acquisitions of CRP, consolidation of HCP MOP and other property acquisitions, (iii) $17 million from the increase in outstanding indebtedness under our bridge and term loans and line of credit facilities, and the related amortization and write-off of unamortized debt issuance costs. The increase in interest expense is partially offset by $11 million increase in the amount of capitalized interest relating to the increase in assets under development primarily from our acquisition of SEUSA and $10 million decrease from the maturity of $275 million of senior unsecured notes during 2006 and 2007. We expect an increase in capitalized interest during 2008 as a result of our assets under development.

The table below sets forth information with respect to our debt, excluding premiums and discounts (dollars in thousands):

	As of December 31,
	2007	2006
Balance:
Fixed rate	$4,704,988	$4,541,237
Variable rate	2,822,316	1,669,031
Total	$7,527,304	$6,210,268
Percent of total debt:
Fixed rate	63%	73%
Variable rate	37%	27%
Total	100%	100%
Weighted average interest rate at end of period:
Fixed rate	6.18%	5.91%
Variable rate	5.90%	6.13%
Total weighted average rate	6.08%	5.97%

Minority interests’ share of earnings.  For the year ended December 31, 2007, minority interests’ share of earnings increased $9.6 million, to $24.4 million. This increase was primarily due to the issuance of 4.2 million non-managing member units of HCP DR MCD, LLC, in connection with our February 9, 2007 acquisition of a medical campus.

Discontinued operations.  Income from discontinued operations for the year ended December 31, 2007 increased by $90 million to $472 million. The increase is primarily due to an increase in gains on real estate dispositions of $128 million and a decline in impairment charges of $6 million year over year. During the year ended December 31, 2007, we sold 97 properties for $922 million, as compared to 83 properties for $512 million in the year ago period. The increase was partially offset by a year over year decline in operating income from discontinued operations of $44 million. Discontinued operations for the year ended December 31, 2007 included 156 properties compared to 239 for the year ended December 31, 2006. Included in discontinued operations during the year ended December 31, 2007 was income of $6 million, resulting from a change in estimate related to the collectability of straight-line rental income from Emeritus Corporation.

Comparison of the Year Ended December 31, 2006 to the Year Ended December 31, 2005

On October 5, 2006, we completed our merger with CRP. On November 30, 2006, we acquired the interest held by an affiliate of GE in HCP MOP, which resulted in the consolidation of HCP MOP beginning on that date. The impact on various income statement line items from our merger with CRP and consolidation of HCP MOP are discussed below.

Rental and related revenues.

	Year Ended December 31,		Change
Segments	2006	2005	$	%
	(dollars in thousands)
Senior housing	$165,348	81,973	$83,375	102%
Life science	14,919	12,124	2,795	23
Medical office	156,325	103,835	52,490	51
Hospital	53,560	51,276	2,284	4
Skilled nursing	32,955	31,902	1,053	3
Total	$423,107	$281,110	$141,997	51%

•                  Senior housing.  Senior housing rental and related revenues increased $83.4 million, to $165.3 million, for the year ended December 31, 2006. Approximately $51.3 million of the increase relates to properties acquired in the CRP merger. The remaining increase in senior housing rental and related revenues of $32.1 million primarily relates to rent escalations and resets, and the additive effect of our other acquisitions in 2006 and 2005.

Additionally, included in senior housing rental and related revenues are facility-level operating revenues for five senior housing properties that were previously leased on a triple-net basis. Periodically tenants default on their leases, which causes us to take temporary possession of the operations of the facility. We contract with third-party managers to manage these properties until a replacement tenant can be identified or the property can be sold. The operating revenues and expenses for these properties are included in senior housing rental and related revenues and operating expenses, respectively. The increase in revenues for these facilities of $1.9 million to $9.7 million for the year ended December 31, 2006, was primarily due to an increase in overall occupancy of such properties.

•                  Life science.  Life science rental and related revenues increased by $2.8 million, to $14.9 million, for the year ended December 31, 2006. The increase in life science rental and related revenues are primarily related to the additive effect of our life science acquisitions in 2006.

•                  Medical office.  Medical office rental and related revenues increased $52.5 million, to $156.3 million, for the year ended December 31, 2006. Approximately $19.0 million of the increase relates to MOBs acquired in the CRP merger and $5.3 million relates to the consolidation of HCP MOP. The remaining increase in medical office rental and related revenues primarily relates to the additive effect of our MOB acquisitions in 2006 and 2005.

Tenant recoveries.

	Year Ended December 31,		Change
Segments	2006	2005	$	%
	(dollars in thousands)
Life science	$3,935	$3,462	$473	14%
Medical office	25,172	14,540	10,632	73
Hospital	34	—	34	NM (1)
Total	$29,141	$18,002	$11,139	62%

(1)           Percentage change not meaningful.

•                  Medical office.  Medical office tenant recoveries increased $10.6 million, to $25.2 million, for the year ended December 31, 2006. Approximately $4.3 million of the increase relates to MOBs acquired in the CRP merger and $0.6 million relates to the consolidation of HCP MOP. The remaining increase of $5.7 million in medical office tenant recoveries primarily relates to the additive effect of our MOB acquisitions in 2006 and 2005.

Income from direct financing leases.  Income from direct financing leases of $15 million relates to 32 leased properties acquired from CRP that are accounted for using the direct financing method. At December 31, 2006, these leased properties had a carrying value of $678 million and accrued interest at a weighted average interest rate of 9.0%.

Investment management fee income.  Investment management fee income increased by $0.7 million, to $3.9 million, for the year ended December 31, 2006. The increase was primarily due to the acquisition fee earned from HCP Ventures III of $0.7 million on October 27, 2006.

Depreciation and amortization expenses.  Depreciation and amortization expenses increased 65%, or $47.1 million, to $119.3 million for the year ended December 31, 2006. Approximately $27.8 million of the increase related to properties acquired in the CRP merger and $1.6 million related to the consolidation of HCP MOP. The remaining increase in depreciation and amortization expenses of $17.7 million primarily relates to the additive effect of our other acquisitions in 2006 and 2005.

Operating expenses.

	Year Ended December 31,		Change
Segments	2006	2005	$	%
	(dollars in thousands)
Senior housing	$12,849	$6,072	$6,777	112%
Life science	4,757	4,259	498	12
Medical office	62,670	40,641	22,029	54
Hospital	1,331	977	354	36
Skilled nursing	610	366	244	67
Total	$82,217	$52,315	$29,902	57%

Operating expenses are predominantly related to MOB and life science properties where we incur the expenses and recover a portion of those expenses under the lease. Accordingly, the number of properties in our MOB and life science portfolios directly impact operating expenses. Additionally, we contract with third-party property managers for most of our MOB properties. The presentation of expenses as general and administrative or operating is based on the underlying nature of the expense. Periodically, we review the classification of expenses between categories and make revisions based on changes in the underlying nature of the expense.

•                  Senior housing.  Included in operating expenses were facility-level operating expenses for five senior housing properties that were previously leased on a triple-net basis. Periodically tenants default on their leases, which causes us to take temporary possession of the operations of the facility. We contract with third-party managers to manage these properties until a replacement tenant can be identified or the property can be sold. The operating revenues and expenses for these properties are included in triple-net lease rental revenues and operating expenses, respectively. The increase in reported operating expenses for these facilities of $2.8 million, to $11.7 million for the year ended December 31, 2006, was primarily due to us taking possession of two of these properties in 2005 and an increase in overall occupancy of such properties. The remaining increase in operating expenses of approximately $4 million primarily relates to the effect of our other property acquisitions in 2006 and 2005.

•                  Medical office.  Medical office operating expenses increased $22.0 million, to $62.7 million, for the year ended December 31, 2006. Approximately $9.2 million of the increase related to properties acquired in the CRP merger and $3.4 million related to the consolidation of HCP MOP. The remaining increase in operating expenses of $9.4 million primarily relates to the effect of our other property acquisitions in 2006 and 2005.

General and administrative expenses.  General and administrative expenses increased 50% or $16 million, to $47 million, for the year ended December 31, 2006. The increase was primarily due to higher compensation-related expenses of approximately $9.0 million resulting from an increase in full-time employees. At December 31, 2006 and 2005, we had 165 and 83 full-time employees, respectively. In addition, during 2006 we incurred $5.0 million in merger and integration-related expenses associated with the CRC and CRP mergers. Merger and integration-related expenses are primarily costs from our CRP merger, such as employee transition costs as well as severance costs for certain of our employees whose responsibilities became redundant after the completion of the merger.

Equity income from unconsolidated joint ventures.  Equity income increased by $9.5 million, to $8.3 million, primarily due to our investment in HCP MOP, for which we recorded equity income of $7.8 million and equity losses of $1.4 million for the years ended December 31, 2006 and 2005, respectively. During the year ended December 31, 2006, HCP MOP sold 34 MOBs for approximately $100.7 million, net of transaction costs, and recognized aggregate gains of $19.7 million. See Note 8 to the Consolidated Financial Statements for additional information on HCP MOP. On November 30, 2006, we acquired the interest held by an affiliate of GE in HCP MOP, which resulted in us becoming the sole owner of HCP MOP and consolidating its results of operations beginning on that date.

On October 27, 2006, we formed HCP Ventures III, a joint venture with an institutional capital partner, with 13 of our previously 85% owned properties. Beginning on October 27, 2006, HCP Ventures III, in which we retained an effective 26% interest, has been accounted for as an equity method investment.

Interest and other income, net.  Interest and other income, net increased by $12 million, to $35 million, for the year ended December 31, 2006. The increase was primarily related to $3.5 million of interest income from a $300 million investment in senior secured notes receivable purchased on November 17, 2006, which accrues interest at a rate of 9.625%. In addition, we recognized income of $7.3 million in connection with a prepayment premium we received in 2006 upon the early repayment of a secured loan receivable of $30.0 million with an original maturity of May 1, 2010 and an interest rate of 11.4%.

Interest expense.  Interest expense increased $105 million, to $211 million, for the year ended December 31, 2006. This increase was primarily due to (i) $39 million from the issuance of $2 billion of senior unsecured notes during 2005 and 2006; (ii) $30 million increase from additional mortgage debt primarily as a result of our acquisition of CRP, consolidation of HCP MOP and other property acquisitions; and (iii) $48 million from the increase in outstanding indebtedness under our line of credit facilities and CRP-related bridge and term loans, and the related amortization write-off of unamortized debt issuance costs. The increase in interest expense was partially offset by $11 million decrease from the maturity of $255 million of senior unsecured notes during 2006.

The table below sets forth information with respect to our debt, excluding premiums and discounts (dollars in thousands):

	As of December 31,
	2006	2005
Balance:
Fixed rate	$4,541,237	$1,663,166
Variable rate	1,669,031	295,265
Total	$6,210,268	$1,958,431
Percent of total debt:
Fixed rate	73%	85%
Variable rate	27%	15%
Total	100%	100%
Weighted average interest rate at end of period:
Fixed rate	5.91%	6.33%
Variable rate	6.13%	4.95%
Total weighted average rate	5.97%	6.14%

Minority interests’ share of earnings.  For the year ended December 31, 2006, minority interests’ share of earnings increased $1.9 million, to $14.8 million. This increase was primarily due to the minority interest holders in our HCP Birmingham Portfolio LLC and HCPI VPI Sorrento II, LLC consolidated joint ventures. These joint ventures were formed in 2006 in connection with our acquisitions of a medical campus and life science facilities, respectively.

Discontinued operations.  Income from discontinued operations for the year ended December 31, 2006 increased by $258 million to $382 million. The change was primarily due to an increase in gains on real estate dispositions of $259.1 million, net of impairments, partially offset by a decline in operating income from discontinued operations of $2.8 million. Discontinued operations for the year ended December 31, 2006, included 239 properties compared to 235 properties for the year ended December 31, 2005. During the year ended December 31, 2006, we sold 83 properties for $512 million, as compared to 18 properties for $65 million during the year ended December 31, 2005.

Liquidity and Capital Resources

Our principal liquidity needs are to (i) fund normal operating expenses; (ii) repay the remaining $1.35 billion of SEUSA acquisition-related borrowings; (iii) meet debt service requirements, including with respect to $300 million of our senior unsecured notes maturing in 2008 and outstanding borrowings on our lines of credit; (iv) fund capital expenditures, including tenant improvements and leasing costs; (v) fund acquisition and development activities; and (vi) make minimum distributions required to maintain our REIT qualification under the Code. We believe these needs will be satisfied using cash flows generated by operations, provided by financing activities, sales of assets and/or contributions of assets to joint ventures during the next twelve months.

Access to capital markets impacts our cost of capital and our ability to refinance maturing indebtedness, as well as to fund future acquisitions and development through the issuance of additional securities or secured debt. Our ability to access capital on favorable terms is dependent on various factors, including general market conditions, interest rates, credit ratings on our securities, perception of our potential future earnings and cash distributions and the market price of our capital stock. As of December 31, 2007, we have a credit rating of Baa3 (stable) from Moody’s, BBB (negative outlook) from S&P and BBB (stable) from Fitch on our senior unsecured debt securities, and Ba1(stable) from Moody’s, BBB- (negative outlook) from S&P and BBB- (stable) from Fitch on our preferred securities.

We strive to maintain investment grade credit ratings on our senior debt securities. From time to time, we have financed significant entity level acquisitions such as CRP and SEUSA using shorter term bridge and term loan facilities with the intent to repay or refinance these borrowings with the proceeds from future asset sales and joint venture contributions, and future debt and equity capital market transactions. This results in increased leverage ratios until such financing is repaid or refinanced. Our outstanding bridge loan which funded our acquisition of SEUSA, as well as our new revolving credit facility, have financial covenants that become more restrictive over their term. We are required to manage our leverage and capital structure to maintain compliance with such covenants. During 2007, through our unsecured debt and equity issuances as well as asset dispositions, we repaid $1.4 billion of the SEUSA acquisition-related borrowings, reducing the balance to $1.35 billion at December 31, 2007.

Net cash provided by operating activities was $453.1 million and $341.2 million for 2007 and 2006, respectively. Cash flow from operations reflects increased revenues partially offset by higher costs and expenses, and changes in receivables, payables, accruals and deferred revenue. Our cash flows from operations are dependent upon the occupancy level of multi-tenant buildings, rental rates on leases, our tenants’ performance on their lease obligations, the level of operating expenses and other factors.

Net cash used in investing activities was $2.9 billion during 2007 and principally reflects the net effect of: (i) $3.0 billion used to acquire SEUSA, (ii) $425.5 million used to fund acquisitions and construction of real estate, (iii) $887.2 million received from the sales of facilities, (iv) $923.5 million used to fund our investment in loans receivable and debt securities, and (v) $478.3 million of distributions from unconsolidated joint ventures. During 2007 and 2006, we used $50 million and $19 million, respectively, to fund lease commissions and tenant and capital improvements. As a result of our SEUSA acquisition, we expect to fund development commitments of approximately $95.7 million for 2008.

Net cash provided by financing activities was $2.5 billion for 2007 and included proceeds of (i) $2.75 billion from borrowings under our bridge loan, (ii) $1.1 billion from senior note issuances, (iii) $618.9 million from common stock issuances, (iv) $327.2 million of net borrowings under our bank lines of credit and (v) $143.4 million from mortgage debt issuances. These proceeds were partially offset by or used for the repayment of our former term and partial repayment of various bridge loans aggregating $1.9 billion and payment of common and preferred dividends aggregating $393.6 million. In order to qualify as a REIT for federal income tax purposes, we must distribute at least 90% of our taxable income to our stockholders. Accordingly, we intend to continue to make regular quarterly distributions to holders of our common and preferred stock.

At December 31, 2007, we held approximately $28.2 million in deposits and $35.1 million in irrevocable letters of credit from commercial banks securing tenants’ lease obligations and borrowers’ loan obligations. We may draw upon the letters of credit or depository accounts if there are defaults under the related leases or loans. Amounts available under letters of credit could change based upon facility operating conditions and other factors, and such changes may be material.

Debt

Bank lines of credit and bridge and term loans.  On January 22, 2007, the Company repaid all amounts outstanding under a former $1.7 billion term loan with proceeds from capital market and joint venture transactions.

As of December 31, 2007, all amounts outstanding under our previous $1.0 billion, three-year revolving line of credit facility were repaid. In connection with the SEUSA acquisition, on August 1, 2007, we terminated our former $1.0 billion revolving line of credit facility and closed on a $2.75 billion bridge loan and a $1.5 billion revolving line of credit facility with a syndicate of banks. We incurred a charge of $6.2 million related to the write-off of unamortized loan fees associated with our previous revolving line of credit facility that was terminated in August 2007.

As of December 31, 2007, the outstanding balance of our bridge loan was $1.35 billion. Our bridge loan has an initial maturity date of July 31, 2008, and an extended maturity date of July 31, 2009 with the exercise of two optional 6-month extension options, subject to debt covenant compliance and extension fees. This bridge loan accrues interest at a rate per annum equal to LIBOR plus a margin ranging from 0.425% to 1.25%, depending upon our debt ratings. Based on our debt ratings on January 31, 2008, the margin on the bridge loan facility is 0.70%.

Our revolving line of credit facility has an initial $1.5 billion capacity, matures on August 1, 2011 and can be increased to $2.0 billion subject to certain conditions. This revolving line of credit accrues interest at a rate per annum equal to LIBOR plus a margin ranging from 0.325% to 1.00%, depending upon our debt ratings. We pay a facility fee on the entire revolving commitment ranging from 0.10% to 0.25%, depending upon our debt ratings. The revolving line of credit facility contains a negotiated rate option, whereby the lenders participating in the line of credit facility bid on the interest to be charged, which may result in a reduced interest rate, and is available for up to 50% of borrowings. Based on our debt ratings on January 31, 2008, the margin on the revolving line of credit facility is 0.55% and the facility fee is 0.15%. As of December 31, 2007, we had $951.7 million outstanding under this credit facility with a weighted average effective interest rate of 5.66% and $548.3 million of available, unused borrowing capacity.

Our revolving line of credit facility and bridge loan contain certain financial restrictions and other customary requirements. Among other things, these covenants, using terms defined in the agreement, initially limit the ratio of (i) Consolidated Total Indebtedness to Consolidated Total Asset Value to 75%, (ii) Secured Debt to Consolidated Total Asset Value to 30% and (iii) Unsecured Debt to Consolidated Unencumbered Asset Value to 90%. The agreement also requires that we maintain (i) a Fixed Charge Coverage ratio, as defined in the agreement, of 1.50 times and (ii) a formula-determined

Minimum Consolidated Tangible Net Worth. A portion of these financial covenants become more restrictive over a period of approximately two years from origination date and ultimately (i) limit the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value to 60%, (ii) limit the ratio of Unsecured Debt to Consolidated Unencumbered Asset Value to 65% and (iii) require a Fixed Charge Coverage ratio, as defined in the agreement, of 1.75 times. As of December 31, 2007, we were in compliance with each of these restrictions and requirements of our credit revolving credit facility and bridge loan.

Senior unsecured notes.  At December 31, 2007, we had $3.8 billion in aggregate principal amount of senior unsecured notes outstanding. Interest rates on the notes ranged from 4.88% to 7.07% with a weighted average rate of 6.18% at December 31, 2007. Discounts and premiums are amortized to interest expense over the term of the related debt.

On January 22, 2007, we issued $500 million of 6.00% senior unsecured notes due in 2017. The notes were priced at 99.323% of the principal amount for an effective yield of 6.09%. We received net proceeds of approximately $493 million, which proceeds were used to repay outstanding borrowings under our former term loan and revolving credit facilities. The senior unsecured notes contain certain covenants including limitations on debt and other customary terms.

On October 15, 2007, we issued $600 million of 6.70% senior unsecured notes due in 2018. The notes were priced at 99.793% of the principal amount for an effective yield of 6.73%. We received net proceeds of approximately $595 million, which were used to repay outstanding borrowings under our bridge loan facility. The senior unsecured notes contain certain covenants including limitations on debt and other customary terms.

Mortgage debt.  At December 31, 2007, we had $1.3 billion in mortgage debt secured by 199 healthcare facilities with a carrying amount of $2.7 billion. Interest rates on the mortgage notes ranged from 3.33% to 8.63% with a weighted average rate of 6.02% at December 31, 2007.

On April 27, 2007, in anticipation of closing HCP Ventures IV, $122 million of 10-year term mortgage notes were placed with an interest rate of 5.53%. The proceeds from the placement of these notes were used to repay outstanding borrowings under our previous revolving line of credit facility and for other general corporate purposes.

The instruments encumbering the properties typically restrict title transfer of the respective properties subject to the terms of the mortgage, prohibit additional liens, restrict prepayment, require payment of real estate taxes, maintenance of the properties in good condition, maintenance of insurance on the properties and include a requirement to obtain lender consent to enter into material tenant leases.

Other debt.  At December 31, 2007, we had $108.5 million of non-interest bearing Life Care Bonds at two of our CCRCs and non-interest bearing occupancy fee deposits at another of our senior housing facilities, all of which were payable to certain residents of the facilities (collectively “Life Care Bonds”). At December 31, 2007, $39.4 million of the Life Care Bonds were refundable to the residents upon the resident moving out or to their estate upon death, and $69.1 million of the Life Care Bonds were refundable after the unit is successfully remarketed to a new resident.

Derivative Financial Instruments.  During October and November 2007, we entered into two forward-starting interest rate swap contracts with notional amounts aggregating $900 million to hedge the benchmark interest rate component of anticipated interest payments resulting from forecasted issuances of unsecured, fixed rate debt. The derivative instruments have a mandatory cash settlement date of June 30, 2008. For a more detailed description of our derivative financial instruments, see Item 7A of this report.

Debt Maturities

The following table summarizes our stated debt maturities and scheduled principal repayments, excluding debt premiums and discounts, at December 31, 2007 (in thousands):

Year	Amount
2008	$500,392
2009(1)	1,621,844
2010	498,983
2011	1,381,769
2012	352,054
Thereafter	3,172,262
$7,527,304

(1)           Includes the debt incurred in our acquisition of SEUSA, which closed August 1, 2007.

We have a prospectus on file with the SEC as part of a registration statement on Form S-3, using a “shelf” registration process which expires in 2009. Under this “shelf” process, we may sell from time to time any combination of the securities in one or more offerings. The securities described in the prospectus include, common stock, preferred stock and debt securities. Each time we sell securities under the “shelf” registration, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered and of the offering. We may offer and sell the securities pursuant to this prospectus from time to time in one or more of the following ways: through underwriters or dealers, through agents, directly to purchasers or through a combination of any of these methods of sales. Proceeds from the sale of these securities may be used for general corporate purposes, which may include repayment of indebtedness, working capital and potential acquisitions. During 2007, we issued approximately $564 million of common stock and $1.1 billion of senior unsecured notes under the “shelf.”

Equity

On January 19, 2007, we issued 6.8 million shares of our common stock. We received net proceeds of approximately $261 million, which were used to repay outstanding borrowings under our previous term loan and revolving credit facilities.

On October 5, 2007, we issued 9 million shares of common stock and received net proceeds of approximately $302.6 million, which were used to repay outstanding borrowings under our bridge loan facility.

At December 31, 2007, we had 4.0 million shares of 7.25% Series E cumulative redeemable preferred stock, 7.8 million shares of 7.10% Series F cumulative redeemable preferred stock and 216.8 million shares of common stock outstanding.

During the year ended December 31, 2007, we issued approximately 1.6 million shares of our common stock under our Dividend Reinvestment and Stock Purchase Plan, at an average price per share of $31.82, for aggregate proceeds of $50.9 million. We also received $8.1 million in proceeds from stock option exercises. At December 31, 2007, stockholders’ equity totaled $4.1 billion and our equity securities had a market value of $7.8 billion.

As of December 31, 2007, there were a total of 7.6 million DownREIT units outstanding in seven limited liability companies in which we are the managing member: (i) HCPI/Tennessee, LLC; (ii) HCPI/Utah, LLC; (iii) HCPI/Utah II, LLC; (iv) HCPI/Indiana, LLC; (v) HCP DR California, LLC; (vi) HCP DR Alabama, LLC; and (vii) HCP DR MDC, LLC. The DownREIT units are redeemable for an amount of cash approximating the then-existing market value of shares of our common stock or, at our option, shares of our common stock (subject to certain adjustments, such as stock splits and reclassifications).

Off-Balance Sheet Arrangements

We own interests in certain unconsolidated joint ventures, including HCP Ventures II, HCP Ventures III and HCP Ventures IV, as described under Note 8 to the Consolidated Financial Statements. Except in limited circumstances, our risk of loss is limited to our investment in the joint venture and any outstanding loans receivable. In addition, we have certain properties which serve as collateral for debt that is owed by a previous owner of certain of our facilities, as described under Note 7 to the Consolidated Financial Statements. Our risk of loss for these certain properties is limited to the outstanding debt balance plus penalties, if any. We have no other material off-balance sheet arrangements that we expect would materially affect our liquidity and capital resources except those described below under “Contractual Obligations.”

Contractual Obligations

The following table summarizes our material contractual payment obligations and commitments at December 31, 2007 (in thousands):

	Total	Less than One Year	2009-2010	2011-2012	More than Five Years
Senior unsecured notes and mortgage debt	$5,117,108	$391,896	$770,827	$782,123	$3,172,262
Development commitments(1)	95,684	77,189	18,495	—	—
Revolving line of credit	951,700	—	—	951,700	—
Bridge loan(2)	1,350,000	—	1,350,000	—	—
Ground and other operating leases	190,317	4,744	9,400	9,273	166,900
Other debt	108,496	108,496	—	—	—
Interest	2,025,283	309,555	543,412	250,611	921,705
Total	$9,838,588	$891,880	$2,692,134	$1,993,707	$4,260,867

(1)           Represents construction and other commitments for developments in progress.

(2)           Represents the outstanding debt balance incurred in our acquisition of SEUSA, which closed August 1, 2007.

During 2007, we entered into two forward-starting interest rate swap contracts that we are mandatorily required to cash settle on June 30, 2008. For a more detail description of our derivative financial instruments, see Item 7A of this report.

Inflation

Our leases often provide for either fixed increases in base rents or indexed escalators, based on the Consumer Price Index or other measures, and/or additional rent based on increases in the tenants’ operating revenues. Substantially all of our MOB leases require the tenant to pay a share of property operating costs such as real estate taxes, insurance and utilities. Substantially all of our senior housing, life science, skilled nursing and hospital leases require the operator or tenant to pay all of the property operating costs or reimburse us for all such costs. We believe that inflationary increases in expenses will be offset, in part, by the operator or tenant expense reimbursements and contractual rent increases described above.

New Accounting Pronouncements

See Note 2 to the Consolidated Financial Statements for the impact of new accounting standards.

ITEM 7A.  Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk.  At December 31, 2007, we were exposed to market risks related to fluctuations in interest rates on approximately: (i) $952 million of variable rate line of credit borrowings, (ii) $1.35 billion of variable rate bridge financing, (iii) $196 million of variable rate mortgage notes payable, (iv) $325 million of variable rate senior unsecured notes and (v) $1 billion of variable rate mezzanine loans receivable. Of the $196 million of variable rate mortgage notes payable outstanding, $46 million has been hedged through interest rate swap contracts. Of our consolidated debt of $7.5 billion at December 31, 2007, excluding the $46 million of variable rate debt where the rates have been swapped to a fixed rate, approximately 37% is at variable interest rates.

Interest rate fluctuations will generally not affect our future earnings or cash flows on our fixed rate debt, loans receivable or debt securities unless such instruments mature or are otherwise terminated. However, interest rate changes will affect the fair value of our fixed rate instruments. Conversely, changes in interest rates on variable rate debt and loans receivable would change our future earnings and cash flows, but not significantly affect the fair value of those instruments. Assuming a one percentage point increase in the interest rate related to the variable-rate debt and variable-rate loans, and assuming no change in the outstanding balance as of December 31, 2007, interest expense, net of interest income, for 2007 would increase by approximately $18 million, or $0.09 per common share on a diluted basis.

We use derivative financial instruments in the normal course of business to manage or hedge interest rate risk. We do not use derivative financial instruments for speculative purposes. Derivatives are recorded on the balance sheet at fair value in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. See Note 16 to the Consolidated Financial Statements for further information in this regard.

The following table summarizes our interest rate swap contracts outstanding as of December 31, 2007 (dollars in thousands):

Date Entered	Effective Date		Swap End Date(2)	Pay Fixed Rate	Receive Floating Rate Index	Notional Amount	Fair Value
July 13, 2005	July 19, 2005		July 15, 2020	3.820%	BMA Swap Index	$45,600	$(1,311)
October 24, 2007	June 30, 2008	(1)	June 30, 2018	4.999	3 Month LIBOR	500,000	(11,208)
November 29, 2007	June 30, 2008	(1)	June 30, 2018	4.648	3 Month LIBOR	400,000	2,022
Total						$945,600	$(10,497)

(1)           At the effective date we are mandatorily required to cash settle the forward-starting interest rate swap at fair value.

(2)           Swap end date represents the outside date of the interest rate swap for the purpose of establishing its fair value.

To illustrate the effect of movements in the interest rate markets, we performed a market sensitivity analysis on the noted hedging instruments. To do so, we applied various basis point spreads, to the underlying interest rates of the derivative portfolio in order to determine the instruments’ change in fair value. The following table summarizes the analysis performed (dollars in thousands):

		Effects of Change in Interest Rates
Date Entered	Maturity Date	50 Basis Points	–50 Basis Points	100 Basis Points	–100 Basis Points
July 13, 2005	July 15, 2020	$1,700	$(2,600)	$4,400	$(4,800)
October 24, 2007	June 30, 2018	19,000	(20,000)	38,000	(39,000)
November 29, 2007	June 30, 2018	15,000	(16,000)	30,000	(31,000)

Market Risk.  We are directly and indirectly affected by changes in equity and bond markets. We have investments in marketable debt and equity securities classified as available for sale. Gains and losses on these securities are recognized in income when realized and other-than-temporary impairment may be periodically recorded when identified. The initial indicator of impairment for marketable equity securities is a sustained decline in market price below the amount recorded for that investment. We consider a variety of factors, such as: the length of time and the extent to which the market value has been less than cost; the issuer’s financial condition, capital strength and near-term prospects; any recent events specific to that issuer and economic conditions of its industry; and our investment horizon in relationship to an anticipated near-term recovery in the stock or bond price, if any. At December 31, 2007, the fair value and cost, or the new basis for those securities where a realized loss was recorded as a result of an other-than-temporary impairment, of marketable equity securities was $14 million, and the fair value of marketable debt securities was $289 million, with an original cost of $275 million. At December 31, 2006, the fair value of marketable equity securities was $15 million, with an original cost of $13 million, and the fair value of the marketable debt securities was $323 million, with an original cost of $300 million.

The principal amount and the average interest rates for our mortgage loans receivable and debt categorized by maturity dates is presented in the table below. The fair value estimates for the mortgage loans receivable are based on our management’s estimates on currently prevailing rates for comparable loans. The fair market value for our debt securities and senior notes payable are based on prevailing market prices. The fair market value estimates for secured loans and mortgage notes payable are based on discounting future cash flows utilizing current rates offered to us for loans and debt of the same type and remaining maturity.

	Maturity
	2008	2009	2010	2011	2012	Thereafter	Total	Fair Value
	(dollars in thousands)
Loans Receivable:
Loans receivable	$84,549	$7,502	$20,158	$3,148	$—	$950,128	$1,065,485	$1,068,897
Weighted average interest rate	14.00%	6.51%	10.45%	10.24%	—%	9.17%	9.29%
Debt securities available for sale	$—	$—	$—	$—	$—	$275,000	$275,000	$289,163
Weighted average interest rate	—%	—%	—%	—%	—%	9.62%	9.62%
Liabilities:
Variable-rate debt:
Line of credit	$—	$—	$—	$951,700	$—	$—	$951,700	$951,700
Weighted average interest rate	—%	—%	—%	5.66%	—%	—%	5.66%
Bridge loan	$—	$1,350,000	$—	$—	$—	$—	$1,350,000	$1,350,000
Weighted average interest rate	—%	6.13%	—%	—%	—%	—%	6.13%
Senior notes payable	$300,000	$—	$—	$—	$—	$25,000	$325,000	$317,683
Weighted average interest rate	5.44%	—%	—%	—%	—%	5.89%	5.60%
Mortgage notes payable	$—	$31,041	$106,066	$33,000	$8,975	$16,534	$195,616	$196,766
Weighted average interest rate	—%	7.01%	5.54%	6.82%	7.37%	4.98%	5.99%
Fixed-rate debt:
Senior notes payable	$—	$—	$206,421	$300,000	$250,000	$2,762,000	$3,518,421	$3,385,736
Weighted average interest rate	—%	—%	4.93%	5.95%	6.45%	6.16%	6.23%
Mortgage notes payable	$67,233	$186,666	$178,468	$92,292	$89,234	$464,178	$1,078,071	$1,082,236
Weighted average interest rate	6.16%	5.83%	6.91%	6.39%	5.92%	5.95%	6.03%
Other debt(1)	$108,496	$—	$—	$—	$—	$—	$108,496	$108,496
Weighted average interest rate	—%	—%	—%	—%	—%	—%	—%

(1)                                  In connection with the CRP merger on October 5, 2006, we assumed non-interest bearing Life Care Bonds at two of our CCRCs and non-interest bearing occupancy fee deposits at another of our senior housing facilities, all of which are payable to certain residents of the facilities.

ITEM 8.  Financial Statements and Supplementary Data

See Index to Consolidated Financial Statements included in this report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of HCP, Inc.

We have audited the accompanying consolidated balance sheets of HCP, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also include the financial statement schedules-Schedule II: Valuation and Qualifying Accounts and Schedule III: Real Estate and Accumulated Depreciation. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HCP, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HCP, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 11, 2008 expressed an unqualified opinion thereon.

/S/ ERNST & YOUNG LLP
Irvine, California
February 11, 2008

except for the Consolidated Balance Sheets, the Consolidated Statements of Income, the Consolidated Statements of Cash Flows, Note 2 “Principles of Consolidation” section, Note 3 “Pro Forma Results of Operations” section, Note 5 Disposition of Real Estate, Real Estate Interests and Discontinued Operations, Note 6 Net Investment in Direct Financing Leases – second paragraph, Note 9 Intangibles, Note 13 “Concentration of Credit Risk” section – second and last paragraphs, Note 15 Segment Disclosures, Note 22 Earnings per Common Share, Note 24 Selected Quarterly Financial Data (Unaudited) and Schedule III: Real Estate and Accumulated Depreciation, as to which the date is August 4, 2008

HCP, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2007	2006
ASSETS
Real estate:
Buildings and improvements	$7,526,015	$5,297,758
Development costs and construction in progress	372,527	41,331
Land	1,571,427	601,968
Less accumulated depreciation and amortization	(623,234)	(426,589)
Net real estate	8,846,735	5,514,468
Net investment in direct financing leases	640,052	678,013
Loans receivable, net	1,065,485	196,480
Investments in and advances to unconsolidated joint ventures	248,894	25,389
Accounts receivable, net of allowance of $23,109 and $24,205, respectively	44,892	31,026
Cash and cash equivalents	96,269	58,405
Restricted cash	36,427	40,786
Intangible assets, net	623,271	380,151
Real estate held for sale, net	403,614	927,355
Real estate held for contribution	—	1,684,341
Other assets, net	516,133	476,335
Total assets	$12,521,772	$10,012,749
LIABILITIES AND STOCKHOLDERS’ EQUITY
Bank lines of credit	$951,700	$624,500
Bridge and term loans	1,350,000	504,593
Senior unsecured notes	3,819,950	2,748,522
Mortgage debt	1,278,280	1,277,879
Mortgage debt on assets held for sale	2,481	49,419
Mortgage debt on assets held for contribution	—	889,356
Other debt	108,496	107,746
Intangible liabilities, net	278,553	134,050
Accounts payable and accrued liabilities	233,342	200,088
Deferred revenue	55,990	20,795
Total liabilities	8,078,792	6,556,948
Minority interests:
Joint venture partners	33,436	34,211
Non-managing member unitholders	305,835	127,554
Total minority interests	339,271	161,765
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value: 50,000,000 shares authorized; 11,820,000 shares issued and outstanding, liquidation preference of $25 per share	285,173	285,173
Common stock, $1.00 par value: 750,000,000 shares authorized; 216,818,780 and 198,599,054 shares issued and outstanding, respectively	216,819	198,599
Additional paid-in capital	3,724,739	3,108,908
Cumulative dividends in excess of earnings	(120,920)	(316,369)
Accumulated other comprehensive income (loss)	(2,102)	17,725
Total stockholders’ equity	4,103,709	3,294,036
Total liabilities and stockholders’ equity	$12,521,772	$10,012,749

See accompanying Notes to Consolidated Financial Statements.

HCP, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Year Ended December 31,
	2007	2006	2005
Revenues:
Rental and related revenues	$772,388	$423,107	$281,110
Tenant recoveries	64,857	29,141	18,002
Income from direct financing leases	63,852	15,008	—
Investment management fee income	13,581	3,895	3,184
Total revenues	914,678	471,151	302,296

Costs and expenses:
Depreciation and amortization	259,937	119,285	72,169
Operating	178,442	82,217	52,315
General and administrative	70,809	47,025	31,267
Impairments	—	3,577	—
Total costs and expenses	509,188	252,104	155,751

Other income (expense):
Gain on sale of real estate interest	10,141	—	—
Interest and other income, net	75,601	34,724	22,759
Interest expense	(355,538)	(211,499)	(106,219)
Total other income (expense)	(269,796)	(176,775)	(83,460)

Income before equity income from unconsolidated joint ventures and minority interests’ share in earnings	135,694	42,272	63,085
Equity income (loss) from unconsolidated joint ventures	5,645	8,331	(1,123)
Minority interests’ share of earnings	(24,356)	(14,805)	(12,950)
Income from continuing operations	116,983	35,798	49,012

Discontinued operations:
Income before gain on sales of real estate, net of income taxes	68,448	112,470	113,889
Impairments	—	(6,004)	—
Gain on sales of real estate	403,584	275,283	10,156
Total discontinued operations	472,032	381,749	124,045
Net income	589,015	417,547	173,057
Preferred stock dividends	(21,130)	(21,130)	(21,130)
Net income applicable to common shares	$567,885	$396,417	$151,927

Basic earnings per common share:
Continuing operations	$0.46	$0.10	$0.21
Discontinued operations	2.27	2.57	0.92
Net income applicable to common shares	$2.73	$2.67	$1.13

Diluted earnings per common share:
Continuing operations	$0.46	$0.10	$0.21
Discontinued operations	2.25	2.56	0.91
Net income applicable to common shares	$2.71	$2.66	$1.12

Weighted average shares used to calculate earnings per common share:
Basic	207,924	148,236	134,673
Diluted	209,254	148,841	135,560
Dividends declared per common share	$1.78	$1.70	$1.68

See accompanying Notes to Consolidated Financial Statements.

HCP, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Year Ended December 31,
	2007	2006	2005
Preferred Stock, $1.00 Par Value:
Shares, beginning and ending	11,820	11,820	11,820
Amounts, beginning and ending	$285,173	$285,173	$285,173
Common Stock, Shares:
Shares at beginning of year	198,599	136,194	133,658
Issuance of common stock, net	17,810	61,975	1,100
Exercise of stock options	410	430	1,436
Shares at end of year	216,819	198,599	136,194
Common Stock, $1.00 Par Value:
Balance at beginning of year	$198,599	$136,194	$133,658
Issuance of common stock, net	17,810	61,975	1,100
Exercise of stock options	410	430	1,436
Balance at end of year	$216,819	$198,599	$136,194
Additional Paid-In Capital:
Balance at beginning of year	$3,108,908	$1,446,349	$1,394,549
Issuance of common stock, net	596,719	1,646,869	23,874
Exercise of stock options	7,704	7,458	21,429
Amortization of deferred compensation	11,408	8,232	6,497
Balance at end of year	$3,724,739	$3,108,908	$1,446,349
Cumulative Dividends in Excess of Earnings:
Balance at beginning of year	$(316,369)	$(467,102)	$(391,770)
Net income	589,015	417,547	173,057
Preferred dividends	(21,130)	(21,130)	(21,130)
Common dividend ($1.78, $1.70 and $1.68 per share)	(372,436)	(245,684)	(227,259)
Balance at end of year	$(120,920)	$(316,369)	$(467,102)
Accumulated Other Comprehensive Income (Loss):
Balance at beginning of year	$17,725	$(848)	$(2,168)
Change in net unrealized gains on securities:
Unrealized gains (losses)	(10,490)	24,096	1,080
Less reclassification adjustment realized in net income	176	(640)	—
Unrealized gains (losses) on cash flow hedges	(9,647)	(4,984)	388
Changes in Supplemental Executive Retirement Plan obligation	102	101	(148)
Foreign currency translation adjustment	32	—	—
Balance at end of year	$(2,102)	$17,725	$(848)
Total Comprehensive Income:
Net income	$589,015	$417,547	$173,057
Other comprehensive income (loss)	(19,827)	18,573	1,320
Total comprehensive income	$569,188	$436,120	$174,377

See accompanying Notes to Consolidated Financial Statements.

HCP, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$589,015	$417,547	$173,057
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	259,937	119,285	72,169
Discontinued operations	21,242	34,784	35,797
Amortization of above and (below) market lease intangibles, net	(6,056)	(797)	(1,912)
Stock-based compensation	11,408	8,232	6,495
Amortization of debt issuance costs	20,413	14,533	3,181
Recovery of loan losses	(386)	—	(56)
Straight-line rents	(49,725)	(18,210)	(7,257)
Interest accretion	(8,739)	(2,513)	—
Deferred rental revenue	9,027	(518)	545
Equity (income) loss from unconsolidated joint ventures	(5,645)	(8,331)	1,123
Distributions of earnings from unconsolidated joint ventures	5,264	8,331	—
Minority interests’ share of earnings	24,356	14,805	12,950
Impairments on real estate	—	9,581	—
Gain on sales of real estate and real estate interest	(413,725)	(275,283)	(10,156)
Securities gains, net	(2,233)	(1,861)	(4,517)
Changes in:
Accounts receivable	(13,115)	1,295	1,521
Other assets	(14,621)	(8,263)	(8,385)
Accounts payable and accrued liabilities	26,634	28,579	7,674
Net cash provided by operating activities	453,051	341,196	282,229
Cash flows from investing activities:
Cash used in SEUSA acquisition, net of cash acquired	(2,982,689)	—	—
Cash used in CNL Retirement Properties merger, net of cash acquired	—	(3,325,046)	—
Cash used in purchase of HCP MOP interest, net of cash acquired	—	(138,163)	—
Cash used in other acquisitions and development of real estate	(425,464)	(480,140)	(447,152)
Lease commissions and tenant and capital improvements	(49,669)	(18,932)	(7,138)
Proceeds from sales of real estate	887,218	512,317	64,564
Contributions to unconsolidated joint ventures	(3,641)	—	—
Distributions in excess of earnings from unconsolidated joint ventures	478,293	32,115	6,973
Purchase of marketable securities	(26,647)	(13,670)	(6,768)
Proceeds from the sale of marketable securities	53,817	7,550	6,482
Principal repayments on loans receivable and direct financing leases	104,009	63,535	19,138
Investment in loans receivable	(923,534)	(329,724)	(53,293)
Decrease (increase) in restricted cash	192	(1,894)	2,408
Net cash used in investing activities	(2,888,115)	(3,692,052)	(414,786)
Cash flows from financing activities:
Net borrowings (repayments) under bank lines of credit	327,200	365,900	(41,500)
Repayments of term and bridge loans	(1,904,593)	(1,901,136)	—
Borrowings under term and bridge loans	2,750,000	2,405,729	—
Repayments of mortgage debt	(97,882)	(66,689)	(17,889)
Issuance of mortgage debt	143,421	619,911	—
Repayments of senior unsecured notes	(20,000)	(255,000)	(31,000)
Issuance of senior unsecured notes	1,100,000	1,550,000	450,000
Debt issuance costs	(27,044)	(32,313)	(4,668)
Net proceeds from the issuance of common stock and exercise of options	618,854	989,039	45,238
Dividends paid on common and preferred stock	(393,566)	(266,814)	(248,389)
Settlement of cash flow hedges	—	(4,354)	—
Distributions to minority interests	(23,462)	(16,354)	(14,855)
Net cash provided by financing activities	2,472,928	3,387,919	136,937
Net increase in cash and cash equivalents	37,864	37,063	4,380
Cash and cash equivalents, beginning of year	58,405	21,342	16,962
Cash and cash equivalents, end of year	$96,269	$58,405	$21,342

See accompanying Notes to Consolidated Financial Statements.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)                                 Business

HCP, Inc. is a self-administered real estate investment trust (“REIT”) that, together with its consolidated entities (collectively, “HCP” or the “Company”), invests primarily in real estate serving the healthcare industry in the United States.

(2)                                 Summary of Significant Accounting Policies

Use of Estimates

Management is required to make estimates and assumptions in the preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”). These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of HCP, its wholly-owned subsidiaries and its controlled, through voting rights or other means, joint ventures. All material intercompany transactions and balances have been eliminated in consolidation.

The Company applies Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities, as revised (“FIN 46R”), for arrangements with variable interest entities. FIN 46R provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities” or “VIEs”) and the determination of which business enterprise is the primary beneficiary of the VIE. A variable interest entity is broadly defined as an entity where either (i) the equity investors as a group, if any, do not have a controlling financial interest, or (ii) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support. The Company consolidates investments in VIEs when the Company is the primary beneficiary of the VIE at either the creation of the variable interest entity or upon the occurrence of a qualifying reconsideration event.

At December 31, 2007, the Company leased 81 properties, with a carrying value of $1.3 billion, to a total of nine tenants that have been identified as VIEs (“VIE tenants”) and has a loan with a carrying value of $85 million to a borrower that has been identified as a VIE. The Company acquired these leases and loan on October 5, 2006 in its merger with CNL Retirement Properties, Inc. (“CRP”). CRP determined it was not the primary beneficiary of these VIEs, and the Company is required to carry forward CRP’s accounting conclusions after the acquisition relative to their primary beneficiary assessments, provided that the Company does not believe CRP’s accounting to be in error. The Company believes that its accounting for the VIEs is the appropriate accounting in accordance with GAAP. On December 21, 2007, the Company made an investment of approximately $900 million in mezzanine loans where each mezzanine borrower has been identified as a VIE. The Company has also determined that it is not the primary beneficiary of these VIEs. At December 31, 2007, the Company’s maximum exposure to losses resulting from its involvement in VIEs was limited to the future minimum lease payments of approximately $1.5 billion from the VIE tenants and the carrying value of approximately $1.0 billion of loans made to the VIE borrowers. If the Company determines that it is the primary beneficiary upon a reconsideration event in the future, the Company’s financial statements would include the results of the VIE (either tenant or borrower) rather than the results of the Company’s lease or loan to the VIE.

The Company applies Emerging Issues Task Force (“EITF”) Issue 04-5, Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights (“EITF 04-05”), to investments in joint ventures. EITF 04-05 provides guidance on the type of rights held by the limited partner(s) that preclude consolidation in circumstances in which the sole general partner would otherwise consolidate the limited partnership in accordance with GAAP. The assessment of limited partners’ rights and their impact on the presumption of control of the limited partnership by the sole general partner should be made when an investor becomes the sole general partner and should be reassessed if (i) there is a change to the terms or in the exercisability of the rights of the limited partners, (ii) the sole general partner increases or decreases its ownership of limited partnership interests, or (iii) there is an increase or decrease in the number of outstanding limited partnership interests. EITF 04-05 also applies to managing member interests in limited liability companies.

Investments in Unconsolidated Joint Ventures

Investments in entities which the Company does not consolidate but for which the Company has the ability to exercise significant influence over operating and financial policies are reported under the equity method. Under the equity method of accounting, the Company’s share of the investee’s earnings or loss is included in the Company’s operating results.

The initial carrying value of investments in unconsolidated joint ventures is based on the amount paid to purchase the joint venture interest or the carrying value of the assets prior to the sale of interests in the joint venture. To the extent that the Company’s cost basis is different from the basis reflected at the joint venture level, the basis difference is generally amortized over the life of the related assets and liabilities and included in the Company’s share of equity in earnings of the joint venture. The Company recognizes gains on the sale of interests in joint ventures to the extent the economic substance of the transaction is a sale in accordance with the American Institute of Certified Public Accountants Statement of Position 78-9, Accounting for Investments in Real Estate Ventures and Statement of Financial Accounting Standards (“SFAS”) No. 66, Accounting for Sales of Real Estate (“SFAS No. 66”).

Revenue Recognition

Rental income from tenants is recognized in accordance with GAAP, including SEC Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”). The Company begins recognizing rental revenue when collectibility is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset. For assets acquired subject to leases the Company recognizes revenue upon acquisition of the asset provided the tenant has taken possession or controls the physical use of the leased asset. If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or controls the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•                  whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•                  whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•                  whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•                  whether the tenant improvements are expected to have any residual value at the end of the lease.

For leases with minimum scheduled rent increases, the Company recognizes income on a straight-line basis over the lease term when collectibility is reasonably assured. Recognizing rental income on a straight-line basis for leases results in recognized revenue exceeding amounts contractually due from tenants. Such cumulative excess amounts are included in other assets and were $76 million and $36 million, net of allowances, at December 31, 2007 and 2006, respectively. In the event the Company determines that collectibility of straight-line rents is not reasonably assured, the Company limits future recognition to amounts contractually owed, and, where appropriate, the Company establishes an allowance for estimated losses.

The Company maintains an allowance for doubtful accounts, including an allowance for straight-line rent receivables, for estimated losses resulting from tenant defaults or the inability of tenants to make contractual rent and tenant recovery payments. The Company monitors the liquidity and creditworthiness of its tenants and operators on an ongoing basis. The evaluation considers industry and economic conditions, property performance, credit enhancements and other factors. For straight-line rent amounts, the Company’s assessment is based on amounts recoverable over the term of the lease.

At December 31, 2007 and 2006, respectively, the Company had an allowance of $35.8 million and $29.7 million, included in other assets, as a result of the Company’s determination that collectibility is not reasonably assured for certain straight-line rent amounts. The results for the year ended December 31, 2007, include income of $15 million, or $0.07 per diluted shares, resulting from the Company’s change in estimate relating to the collectibility of straight-line rents due from

Summerville Senior Living, Inc. (“Summerville”) and Emeritus Corporation (“Emeritus”), of which $6 million, or $0.03 per diluted share of common stock, is included in discontinued operations. On September 4, 2007, Emeritus acquired Summerville and provided the Company with additional security under its leases with Summerville.

Certain leases provide for additional rents contingent upon a percentage of the facility’s revenue in excess of specified base amounts or other thresholds. Such revenue is recognized when actual results reported by the tenant, or estimates of tenant results, exceed the base amount or other thresholds. Such revenue is recognized in accordance with SAB No. 104, which states that income is recognized only after the contingency has been removed (when the related thresholds are achieved).

Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred. The reimbursements are recognized and presented in accordance with Emerging Issues Task Force Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent (“EITF 99-19”). EITF 99-19 requires that these reimbursements be recorded gross, as the Company is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the credit risk.

The Company receives management fees from its investments in joint venture entities for various services provided as the managing member of the ventures. Management fees are recorded as revenue when fees have been earned and management services have been delivered.

The Company recognizes gains on sales of properties in accordance with SFAS No. 66 upon the closing of the transaction with the purchaser. Gains on properties sold are recognized using the full accrual method when the collectibility of the sales price is reasonably assured, the Company is not obligated to perform significant activities after the sale, the initial investment from the buyer is sufficient and other profit recognition criteria have been satisfied. Gains on sales of properties may be deferred in whole or in part until the requirements for gain recognition under SFAS No. 66 have been met.

The Company uses the direct finance method of accounting to record income from direct financing leases (“DFLs”). For leases accounted for as DFLs, future minimum lease payments are recorded as a receivable. The difference between the future minimum lease payments and the estimated residual values less the cost of the properties is recorded as unearned income. Unearned income is deferred and amortized to income over the lease terms to provide a constant yield. Investments in direct financing leases are presented net of unamortized unearned income.

Real Estate

Real estate, consisting of land, buildings and improvements, is recorded at cost. The Company allocates the cost of the acquisition, including the assumption of liabilities, to the acquired tangible assets and identifiable intangibles based on their estimated fair values in accordance with SFAS No. 141, Business Combinations.

The Company assesses fair value based on estimated cash flow projections that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends and market and economic conditions. The fair value of the tangible assets of an acquired property considers the value of the property as if it was vacant.

The Company records acquired “above and below” market leases at fair value using discount rates which reflect the risks associated with the leases acquired. The amount recorded is based on the present value of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each in-place lease, measured over a period equal to the remaining term of the lease for above market leases and the initial term plus the extended term for any leases with bargain renewal options. Other intangible assets acquired include amounts for in-place lease values that are based on the Company’s evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods, market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes estimates of lost rentals at market rates during the hypothetical expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related costs.

The Company capitalizes direct construction and development costs, including predevelopment costs, interest, property taxes, insurance and other costs directly related and essential to the acquisition, development or construction of a project. In accordance with SFAS No. 34, Capitalization of Interest Cost and SFAS No. 67, Accounting for Costs and Initial

Rental Operations of Real Estate Projects, construction and development costs are capitalized while substantive activities are ongoing to prepare an asset for its intended use. The Company considers a construction project as substantially complete and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. Costs incurred after a project is substantially complete and ready for its intended use, or after development activities have stopped, are expensed as incurred. Costs previously capitalized related to abandoned acquisitions or developments are written off. Expenditures for repairs and maintenance are expensed as incurred.

The Company computes depreciation on properties using the straight-line method over the assets’ estimated useful lives. Depreciation is discontinued when a property is identified as held for sale. Building and improvements are depreciated over useful lives ranging up to 45 years. Above and below market lease intangibles are amortized primarily to revenue over the remaining noncancellable lease terms and bargain renewal periods, if any. Other in-place lease intangibles are amortized to expense over the remaining noncancellable lease term and bargain renewal periods, if any.

Loans Receivable and Allowance for Loan Losses

Loans receivable are classified as held-for-investment based on management’s intent and ability to hold the loans for the foreseeable future or to maturity. Loans held-for-investment are carried at amortized cost reduced by a valuation allowance for estimated credit losses. The Company recognizes interest income on loans, including the amortization of discounts and premiums, using the effective interest method applied on a loan-by-loan basis. Premiums and discounts are recognized as yield adjustments over the life of the related loans. Loans are transferred from held-for-investment to held-for-sale when management’s intent is to no longer hold the loans for the foreseeable future. Loans held-for-sale are recorded at the lower of cost or fair value.

Allowances are established for loans based upon an estimate of probable losses for the individual loans deemed to be impaired. Impairment is indicated when it is deemed probable that the Company will be unable to collect all amounts due on a timely basis according to the contractual terms of the loan. The allowance is based upon the borrower’s overall financial condition, resources and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the realizable value of any collateral. These estimates consider all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan’s contractual effective rate, the fair value of collateral, general economic conditions and trends, historical and industry loss experience, and other relevant factors.

Impairment of Long-Lived Assets and Goodwill

The Company assesses the carrying value of its long-lived assets, including investments in unconsolidated joint ventures, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (“SFAS No. 144”). If the sum of the expected future net undiscounted cash flows is less than the carrying amount of the long-lived asset, an impairment loss will be recognized by adjusting the asset’s carrying amount to its estimated fair value.

Goodwill is tested at least annually applying the following two-step approach in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The first step of the test is a comparison of the fair value of the reporting unit containing goodwill to its carrying amount including goodwill. If the fair value is less than the carrying value, then the second step of the test is needed to measure the amount of potential goodwill impairment. The second step requires the fair value of the reporting unit to be allocated to all the assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination at the date of the impairment test. The excess of the fair value of the reporting unit over the fair value of assets and liabilities is the implied value of goodwill and is used to determine the amount of impairment.

The determination of the fair value of long-lived assets, including goodwill, involves significant judgment. This judgment is based on the Company’s analysis and estimates of the future operating results and resulting cash flows of each long-lived asset whose carrying amount may not be recoverable. The Company’s ability to accurately predict future operating results, cash flows and fair values impacts the timing and recognition of impairments.

Assets Held for Sale and Discontinued Operations

Certain long-lived assets are classified as held-for-sale in accordance with SFAS No. 144. Long-lived assets to be disposed of are reported at the lower of their carrying amount or their fair value less cost to sell and are no longer depreciated. Discontinued operations is defined in SFAS No. 144 as a component of an entity that has either been disposed of or is deemed to be held for sale if both the operations and cash flows of the component have been or will be eliminated from ongoing operations as a result of the disposal transaction and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction.

Assets Held for Contribution

Properties classified as held for contribution to joint ventures qualify as held for sale under SFAS No. 144, but are not included in discontinued operations due to the Company’s continuing interest in the ventures.

Stock-Based Compensation

On January 1, 2002, the Company adopted the fair value method of accounting for stock-based compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS No. 148”). The fair value provisions of SFAS No. 123 were adopted prospectively with the fair value of all new stock option grants recognized as compensation expense beginning January 1, 2002. Since only new grants are accounted for under the fair value method, stock-based compensation expense is less than that which would have been recognized prior to 2006 if the fair value method had been applied to all awards. Compensation expense for awards with graded vesting is generally recognized ratably over the period from the date of grant to the date when the award is no longer contingent on the employee providing additional services.

SFAS No. 123R, Share-Based Payments (“SFAS No. 123R”), which is a revision of SFAS No. 123, was issued in December 2004. Generally, the approach in SFAS No. 123R is similar to that in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. On January 1, 2006, the Company adopted SFAS No. 123R using the modified prospective application transition method which provides for only current and future period stock-based awards to be measured and recognized at fair value.

The following table reflects net income and earnings per share, adjusted as if the fair value based method had been applied to all outstanding stock awards for the year ended December 31, 2005 (in thousands, except per share amounts):

Net income, as reported	$173,057
Add: Stock-based compensation expense included in reported net income	6,495
Deduct: Stock-based employee compensation expense determined under the fair value based method	(6,811)
Pro forma net income	$172,741

Earnings per share:
Basic—as reported	$1.13
Basic—pro forma	1.13
Diluted—as reported	1.12
Diluted—pro forma	1.12

Cash and Cash Equivalents

Cash and cash equivalents includes short-term investments with original maturities of three months or less when purchased.

Restricted Cash

Restricted cash primarily consists of amounts held by mortgage lenders to provide for future real estate tax expenditures, tenant and capital improvements, security deposits and net proceeds from property sales that were executed as tax-deferred dispositions.

Derivatives

In the normal course of business, the Company uses certain types of derivative financial instruments for the purpose of managing or hedging interest rate risks. To qualify for hedge accounting treatment, the derivative instruments used for risk management purposes must effectively reduce the risk exposure that they are designed to hedge. For instruments associated with the hedge of anticipated transactions, hedge effectiveness criteria also require that the occurrence of the underlying transactions be probable.

The Company applies SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments, including embedded derivatives required to be bifurcated, as assets or liabilities in the Company’s consolidated balance sheets at fair value. Changes in the fair value of derivative instruments that are not designated as hedges or that do not meet the hedge accounting criteria of SFAS No. 133 are recognized in earnings. For derivatives designated as hedging instruments in qualifying cash flow hedges, the change in fair value of the effective portion of the derivatives is recognized in accumulated other comprehensive income (loss) whereas the change in fair value of the ineffective portion is recognized in earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to specific assets and liabilities in the balance sheet. The Company also assesses and documents, both at the hedging instrument’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the hedged items. When it is determined that a derivative ceases to be highly effective as a hedge or the forecasted transaction is no longer probable of occurring, the Company discontinues hedge accounting prospectively. The ineffective portion of a hedge, if any, is immediately recognized in earnings to the extent that the change in value of a derivative does not perfectly offset the change in value of the instrument being hedged.

Income Taxes

In 1985, HCP, Inc. elected REIT status and believes it has always operated so as to continue to qualify as a REIT under Sections 856 to 860 of the Internal Revenue code of 1986, as amended (the “Code”). Accordingly, HCP, Inc. will not be subject to U.S. federal income tax, provided that it continues to qualify as a REIT and its distributions to its stockholders equal or exceed its taxable income. On July 27, 2007, the Company formed HCP Life Science REIT, a consolidated subsidiary, which will elect REIT status retroactive to its formation date. See Note 17 for additional information on the HCP Life Science REIT. HCP, Inc., along with its consolidated REIT subsidiary, are each subject to the REIT qualification requirements under Sections 856 to 860 of the Code. If either REIT fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates and may be ineligible to qualify as a REIT for four subsequent tax years. Certain activities the Company undertakes must be conducted by entities which elect to be treated as taxable REIT subsidiaries (“TRSs”). TRSs are subject to both federal and state income taxes. Also, certain states and cities impose an income tax on REIT activities.

On January 1, 2007, the Company adopted the provisions of Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). This interpretation clarifies the accounting for uncertain tax positions recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. It prescribes a recognition threshold as well as measurement criteria for evaluating tax positions taken or expected to be taken on a tax return. The interpretation also provides guidance on de-recognition of previously recognized positions, and the treatment of potential interest and penalties related to uncertain tax positions. The Company recognizes tax penalties relating to unrecognized tax benefits as additional tax expense. Interest relating to unrecognized tax benefits is recognized as interest expense.

Marketable Securities

The Company classifies its marketable equity and debt securities as available-for-sale in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. These securities are carried at market value with unrealized gains and losses reported in stockholders’ equity as a component of accumulated other comprehensive income. Gains or losses on securities sold are based on the specific identification method. When the Company determines declines in fair value of marketable securities are other-than-temporary, a realized loss is recognized in earnings.

Capital Raising Issuance Costs

Costs incurred in connection with the issuance of both common and preferred shares are recorded as a reduction in additional paid-in capital. Debt issuance costs are deferred and included in other assets and amortized to interest expense based on effective interest method over the remaining term of the related debt.

Segment Reporting

The Company reports its consolidated financial statements in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”). The Company’s segments are based on the Company’s method of internal reporting which classifies its operations by healthcare sector. The Company’s segments include five business segments—(i) senior housing, (ii) life science, (iii) medical office, (iv) hospital and (v) skilled nursing.

Prior to the Slough Estates USA, Inc. (“SEUSA”) acquisition, the Company operated through two reportable segments—triple-net leased and medical office buildings. As a result of the Company’s acquisition of SEUSA, the Company added a significant portfolio of real estate assets under different leasing and property management structures and made some organizational changes. The Company believes the change to its reportable segments is appropriate and consistent with how its chief operating decision maker reviews the Company’s operating results. In addition, in accordance with SFAS No. 131, all prior period segment information has been reclassified to conform to the current presentation.

Minority Interests and Mandatorily Redeemable Financial Instruments

As of December 31, 2007, there were 7.6 million non-managing member units outstanding in seven limited liability companies of which the Company is the managing member: (i) HCPI/Tennessee, LLC; (ii) HCPI/Utah, LLC; (iii) HCPI/Utah II, LLC; (iv) HCPI/Indiana, LLC; (v) HCP DR California, LLC; (vi) HCP DR Alabama, LLC; and (vii) HCP DR MDC, LLC. The Company consolidates these entities since it exercises control and carries the minority interests at cost. The non-managing member LLC Units (“DownREIT units”) are exchangeable for an amount of cash approximating the then-current market value of shares of the Company’s common stock or, at the Company’s option, shares of the Company’s common stock (subject to certain adjustments, such as stock splits and reclassifications). Upon exchange of DownREIT units for the Company’s common stock, the carrying amount of the DownREIT units is reclassified to stockholders’ equity. At December 31, 2007, the carrying value and market value of the 7.6 million DownREIT units were $305.8 million and $351.2 million, respectively.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS No. 150”), requires, among other things, that mandatorily redeemable financial instruments be classified as a liability and recorded at settlement value. Consolidated joint ventures with a limited-life are considered mandatorily redeemable. Implementation of the provisions of SFAS No. 150 that require the valuation and establishment of a liability for limited-life entities was subsequently deferred. As of December 31, 2007, the Company has 11 limited-life entities that have a settlement value of the minority interests of approximately $8.3 million, which is approximately $6.3 million more than the carrying amount.

Preferred Stock Redemptions

The Company recognizes the excess of the redemption value of cumulative redeemable preferred stock redeemed over its carrying amount as a charge to income in accordance with Financial Accounting Standards Board (“FASB”)—EITF Topic D-42, The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock (“EITF Topic D-42”). In July 2003, the SEC staff issued a clarification of the SEC’s position on the application of FASB EITF Topic D-42. The SEC staff’s position, as clarified, is that in applying EITF Topic D-42, the carrying value of preferred shares that are redeemed should be reduced by the amount of original issuance costs, regardless of where in stockholders’ equity those costs are reflected (see Note 14).

Life Care Bonds Payable

Two of the Company’s continuing care retirement communities (“CCRCs”) issue non-interest bearing life care bonds payable to certain residents of the CCRCs. Generally, the bonds are refundable to the resident or to the resident’s estate upon termination or cancellation of the CCRC agreement. One of the Company’s other senior housing facilities requires that certain residents of the facility post non-interest bearing occupancy fee deposits that are refundable to the resident or the resident’s estate upon the earlier of the re-letting of the unit or after two years of vacancy. Proceeds from the issuance of new bonds are used to retire existing bonds. As the maturity of these obligations is not determinable, no interest is imputed. These amounts are included in other debt in the Company’s consolidated balance sheets.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurement. SFAS No. 157 requires prospective application for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 on January 1, 2008 did not have a material impact on the Company’s consolidated financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. On January 1, 2008 the Company did not elect to apply the fair value option to any specific financial assets or liabilities.

In December 2007, the FASB issued SFAS No. 141 (Revised), Business Combinations (“SFAS No. 141R”). SFAS No. 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed (including intangibles), and any noncontrolling interest in the acquiree. SFAS No. 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS No. 141R on January 1, 2009 will require the company to expense all transaction costs for business combinations which may be significant to the Company based on historical acquisition activity.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for a parent company’s noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS No. 160 on January 1, 2009 will require the Company to record gains or losses upon changes in control which could have a significant impact on the consolidated financial statements.

Reclassifications

Certain amounts in the prior years’ consolidated financial statements have been reclassified to conform to the current year presentation. Properties sold or held for sale have been reclassified to discontinued operations in accordance with SFAS No. 144 (see Note 5). “Tenant recoveries” have been reclassified from “rental and related revenues.” In addition, in accordance with SFAS No. 131, all prior period segment information has been reclassified to conform to the current presentation.

(3)                                 Mergers and Acquisitions

Slough Estates USA Inc.

On August 1, 2007, the Company closed its acquisition of SEUSA for aggregate cash consideration of approximately $3.0 billion. SEUSA’s life science portfolio is concentrated in the San Francisco Bay Area and San Diego County and at the acquisition date, was comprised of 83 existing properties and an established development pipeline.

The calculation of total consideration follows (in thousands):

Payment of aggregate cash consideration	$2,978,911
Estimated acquisition costs, net of cash acquired	3,778
Purchase price, net of assumed liabilities	2,982,689
Fair value of liabilities assumed, including debt	218,657
Purchase price	$3,201,346

Under the purchase method of accounting, the assets and liabilities of SEUSA were recorded at their relative fair values as of the date of the acquisition. During the quarter ended December 31, 2007, the Company revised its initial purchase price allocation of its acquired interest in SEUSA, which resulted in the Company reallocating $82.4 million among buildings and improvements, development costs and construction in progress, and land from its preliminary allocation at September 30, 2007. The changes from the Company’s initial purchase price allocation did not have a significant impact on the Company’s results of operations during the year ended December 31, 2007. As of December 31, 2007, the purchase price allocation is preliminary, and the final purchase price allocation will be determined pending the receipt of information necessary to complete the valuation of certain assets and liabilities, which may result in a change from the initial estimate.

HCP has not identified any material unrecorded pre-acquisition contingencies where an impairment of the related asset or determination of the related liability is probable and the amount can be reasonably estimated. If information becomes available which would indicate it is probable that such events had occurred and the amounts can be reasonably estimated, such items will be included in the final purchase price allocation.

The following table summarizes the estimated fair values of the SEUSA assets acquired and liabilities assumed as of the acquisition date of August 1, 2007 (in thousands):

Assets acquired
Buildings and improvements	$1,674,912
Development costs and construction in progress	276,043
Land	846,100
Investments in and advances to unconsolidated joint ventures	34,248
Intangible assets	340,200
Other assets	29,843
Total assets acquired	$3,201,346
Liabilities assumed
Mortgages payable and other debt	$33,553
Intangible liabilities	148,200
Other liabilities	36,904
Total liabilities assumed	218,657
Net assets acquired	$2,982,689

In connection with the Company’s acquisition of SEUSA, the Company obtained, from a syndicate of banks, a financing commitment for a $3.0 billion bridge loan under which $2.75 billion was borrowed at closing. Using proceeds from the sales of real estate in August 2007 and capital market transactions consummated in October 2007, the Company made aggregate payments of approximately $1.4 billion, reducing the outstanding principal balance of the bridge loan to $1.35 billion.

In connection with the acquisition of SEUSA, the Company incurred $11 million of merger-related costs primarily in the third and fourth quarters of 2007. These merger-related costs include the amortization of fees associated with the SEUSA acquisition financing, the write-off of unamortized deferred financing fees related to a previous line of credit, payments on the bridge financing, as well as other SEUSA integration costs.

CNL Retirement Properties, Inc. and CNL Retirement Corp.

On October 5, 2006, HCP acquired CRP. CRP was a REIT that invested primarily in senior housing and medical office buildings located across the United States. At the time of the CRP merger, CRP owned or held an ownership interest in 273 properties in 33 states.

Under the merger agreement with CRP, each share of CRP common stock was exchanged for $11.1293 in cash and 0.0865 of a share of HCP’s common stock, equivalent to approximately $2.9 billion in cash and 22.8 million shares. Fractional shares were paid in cash. The Company financed the cash consideration paid to CRP stockholders and the expenses related to the transaction through a $1.0 billion offering of senior unsecured notes and a draw down under term and bridge loan facilities and a three year revolving credit facility. As of January 22, 2007, the term and bridge facilities had been repaid with proceeds from the issuance of senior notes, secured debt and common stock, disposition of certain real estate properties and from real estate joint ventures. Simultaneously with the closing of the merger with CRP, HCP also merged with CNL Retirement Corp. (“CRC”) for aggregate consideration of approximately $120 million, which included the issuance of 4.4 million shares of HCP common stock.

The calculation of the aggregate purchase price for CRP and CRC follows (in thousands):

Cash consideration paid for CRP common shares exchanged	$2,948,729
Fair value of HCP common shares issued	720,384
CRP and CRC merger consideration	3,669,113
CRP and CRC merger costs	27,983
Additional cash consideration paid to retire debt at closing, net of cash acquired	348,334
Total consideration, net of assumed liabilities	4,045,430
Fair value of liabilities assumed, including debt and minority interest	1,517,582
Total consideration	$5,563,012

Under the purchase method of accounting, the assets and liabilities of CRP and CRC were recorded at their relative fair values as of the date of the acquisition, with amounts paid in the excess of the fair value of the assets acquired recorded as goodwill. The following table summarizes the relative fair values of the CRP and CRC assets acquired and liabilities assumed as of the acquisition date of October 5, 2006 (in thousands):

Assets acquired
Buildings and improvements	$3,795,046
Land	516,254
Direct financing leases	675,500
Restricted cash	34,566
Intangible assets	417,479
Other assets	72,421
Goodwill	51,746
Total assets acquired	$5,563,012
Liabilities assumed
Mortgages payable and other debt	$1,299,109
Intangible liabilities	137,507
Other liabilities	75,705
Minority interests	5,261
Total liabilities assumed and minority interests	1,517,582
Net assets acquired	$4,045,430

CRC maintained change-in-control provisions with certain of its employees that allowed for enhanced severance and benefit payments. Included in the assets acquired and liabilities assumed are intangible assets associated with employee non-compete agreements and a non-compete agreement with CNL Financial Group, CNL Real Estate Group and two other named individuals valued at $24 million. The value recorded for the non-compete agreements is being amortized over the non-compete contract period of four years.

In connection with the CRP and CRC mergers, HCP incurred $10.8 million and $14.0 million of merger-related costs during 2007 and 2006, respectively. These merger-related costs include the amortization of fees associated with the CRP acquisition financing, the write-off of unamortized deferred financing fees related to a previous line of credit, severance and retention-related compensation, as well as other CRP integration costs.

The related assets, liabilities and results of operations of CRP, CRC and SEUSA are included in the consolidated financial statements from the respective dates of acquisition.

Pro Forma Results of Operations

The following unaudited pro forma consolidated results of operations for the year ended December 31, 2007 and 2006 assume that the acquisitions of CRP and CRC were completed as of January 1, 2006 and SEUSA on January 1 for each of the fiscal years shown below (in thousands, except per share amounts):

	Year Ended December 31,
	2007	2006
Revenues	$1,028,860	$897,568
Net income	453,095	249,345
Basic earnings per common share	$2.08	$1.12
Diluted earnings per common share	2.06	1.11

Pro forma data may not be indicative of the results that would have been obtained had the acquisitions actually occurred at the beginning of each of the periods presented, nor does it intend to be a projection of future results.

(4)           Acquisitions of Real Estate Properties

A summary of acquisitions for the year ended December 31, 2007, excluding SEUSA (Note 3), follows (in thousands):

	Consideration				Assets Acquired
Acquisitions(1)	Cash Paid	Real Estate	Debt Assumed	DownREIT Units(2)	Real Estate	Net Intangibles
Medical office	$166,982	$—	$—	$93,887	$247,996	$12,873
Hospitals	120,562	35,205	—	84,719	235,084	5,402
Life science	35,777	—	12,215	2,092	48,237	1,847
Senior housing	15,956	340	5,148	—	20,772	672
	$339,277	$35,545	$17,363	$180,698	$552,089	$20,794

A summary of acquisitions during the year ended December 31, 2006, excluding CRP and CRC (Note 3) and consolidation of HCP Medical Office Portfolio, LLC (“HCP MOP”) (see Note 8), follows (in thousands):

	Consideration				Assets Acquired
Acquisitions(1)	Cash Paid	Real Estate	Debt Assumed	DownREIT Units(1)	Real Estate	Net Intangibles
Medical office	$146,447	$—	$11,928	$5,523	$152,520	$11,378
Senior housing	222,275	16,600	68,819	—	299,970	7,724
Hospitals	41,490	—	—	—	40,661	829
Life science	31,072	—	—	—	28,308	2,764
	$441,284	$16,600	$80,747	$5,523	$521,459	$22,695

(1)           Includes transaction costs, if any.

(2)           Non-managing member LLC units.

In addition to the SEUSA acquisition discussed in Note 3, during the year ended December 31, 2007, the Company acquired properties aggregating $573 million, including the following significant acquisitions:

On January 31, 2007, the Company acquired three long-term acute care hospitals and received proceeds of $36 million in exchange for 11 skilled nursing facilities (“SNFs”) valued at approximately $77 million. The Company recognized a $47 million gain on the sale of these 11 SNFs. The three acquired properties have an initial lease term of ten years with two ten-year renewal options and escalators based on the lessee’s revenue growth. The acquired properties are included in a new master lease that contains 14 properties leased to the same operator.

On February 9, 2007, the Company acquired a medical campus that includes two hospital towers, six MOBs and three parking garages for approximately $350 million, including DownREIT units valued at $179 million.

In November and December 2007, the Company acquired three life science facilities with an aggregate value of approximately $46 million, including $12 million of assumed debt.

For the year ended December 31, 2007 and 2006, the Company funded an aggregate of $150 million and $50 million respectively, for construction, tenant and capital improvements projects.

(5)           Dispositions of Real Estate, Real Estate Interests and Discontinued Operations

Dispositions of Real Estate

During the year ended December 31, 2007, the Company sold 97 properties for $922 million and recognized gains on sales of real estate of approximately $404 million, including the following:

•      On June 29, 2007, the Company sold 17 senior housing facilities for an aggregate price of $185 million, resulting in gains of $3 million. This portfolio was acquired through the Company’s merger with CRP merger on October 5, 2006.

•      On August 15, 2007, the Company sold 41 senior housing facilities to Emeritus for an aggregate price of $502 million, resulting in a gain of $284 million.

During the year ended December 31, 2006, the Company sold 83 properties for $512 million and recognized gains on sales of real estate of approximately $275 million, including the following:

•      On December 1, 2006, the Company sold 69 skilled nursing facilities for an aggregate price of $392 million and recognized a gain on sale of $226 million.

Dispositions of Real Estate Interests

On January 5, 2007, the Company formed a senior housing joint venture (“HCP Ventures II”), which included 25 properties valued at $1.1 billion and encumbered by a $686 million secured debt facility. The 25 properties included in this joint venture were acquired in the Company’s acquisition of CRP and were classified as held for contribution within three months from the close of the CRP acquisition. These assets were not depreciated or amortized, as these assets were held for contribution, and the value allocated to these assets was based on the disposition proceeds received. The Company received approximately $280 million in proceeds, including a one-time acquisition fee of $5.4 million, and no gain or loss was recognized for the sale of a 65% interest in this joint venture.

On April 30, 2007, the Company formed a MOB joint venture, HCP Ventures IV, LLC (“HCP Ventures IV”), which included 55 properties valued at approximately $585 million and encumbered by $344 million of secured debt. Upon the disposition of an 80% interest in this venture, the Company received proceeds of $196 million, including a one-time acquisition fee of $3 million, and recognized a gain of $10.1 million.

See discussion of the HCP Ventures III, LLC (“HCP Ventures III”) 2006 transactions in Note 8.

Properties Held for Sale

At December 31, 2007 and 2006, the number of assets held for sale was 59 and 156 with carrying amounts of $404 million and $927 million, respectively.

Properties Held for Contribution

At December 31, 2006, the Company classified as held for contribution 25 senior housing assets and 52 MOBs with an aggregate carrying value of $1.7 billion. There were no assets classified as held for contribution at December 31, 2007.

Results from Discontinued Operations

The following table summarizes income from discontinued operations, gains on sales of real estate and impairments included in discontinued operations (dollars in thousands):

	Year Ended December 31,
	2007	2006	2005
Rental and related revenues	$98,351	$152,269	$154,983
Tenant recoveries	4,733	3,234	3,297
Other revenues	3,110	3,758	324
	106,194	159,261	158,604
Depreciation and amortization expenses	21,242	34,784	35,797
Operating expenses	8,630	7,039	7,064
Other costs and expenses	7,874	4,968	1,854
Operating income from discontinued operations	$68,448	$112,470	$113,889
Gains on sales of real estate	$403,584	$275,283	$10,156
Impairments	$—	$6,004	$—
Number of properties held for sale	59	156	217
Number of properties sold	97	83	18
Number of properties included in discontinued operations	156	239	235

(6)           Net Investment in Direct Financing Leases

The components of net investment in direct financing leases (“DFLs”) consisted of the following (dollars in thousands):

	Year Ended December 31,
	2007	2006
Minimum lease payments receivable	$1,414,116	$1,512,411
Estimated residual values	468,769	515,470
Less unearned income	(1,242,833)	(1,349,868)
Net investment in direct financing leases	$640,052	$678,013
Properties subject to direct financing leases	30	32

The DFLs were acquired in the Company’s merger with CRP. CRP determined that these leases were DFLs, and the Company is required to carry forward CRP’s accounting conclusions after the acquisition date relative to their assessment of these leases, provided that the Company does not believe CRP’s accounting to be in error. The Company believes that its accounting for the leases is the appropriate accounting in accordance with GAAP. Certain leases contain provisions that allow the tenants to elect to purchase the properties during or at the end of the lease terms for the aggregate initial investment amount plus adjustments, if any, as defined in the lease agreements. Certain leases also permit the Company to require the tenants to purchase the properties at the end of the lease terms. Lease payments due to the Company relating to three land-only DFLs with a carrying value of $59.5 million at December 31, 2007 are subordinate to and serve as collateral for first mortgage construction loans entered into by the tenants to fund development costs related to the properties

During the year ended December 31, 2007, two DFL tenants exercised purchase options with the Company receiving proceeds of $51 million. The proceeds received in excess of the carrying value of the DFL of $4.3 million and are included in income from direct financing leases.

Future minimum lease payments contractually due on direct financing leases at December 31, 2007, were as follows (in thousands):

Year	Amount
2008	$46,805
2009	48,522
2010	49,906
2011	51,203
2012	52,536
Thereafter	1,165,144
$1,414,116

(7)           Loans Receivable

The following table summarizes the Company’s loans receivable balance (in thousands):

	December 31,
	2007			2006
	Real Estate Secured	Other	Total	Real Estate Secured	Other	Total
Mezzanine	$—	$1,000,000	$1,000,000	$—	$—	$—
Joint venture partners	—	7,055	7,055	—	7,054	7,054
Other	69,126	86,285	155,411	121,707	68,989	190,696
Unamortized discounts, fees and costs	—	(96,740)	(96,740)	(225)	—	(225)
Loan loss allowance	—	(241)	(241)	—	(1,045)	(1,045)
	$69,126	$996,359	$1,065,485	$121,482	$74,998	$196,480

Following is a summary of loans receivable secured by real estate at December 31, 2007:

Final Payment Due	Number of Loans	Payment Terms	Initial Principal Amount	Carrying Amount
			(in thousands)
2009	2	Monthly interest and principal payments of $19,000 at 11.00% secured by a skilled nursing facility in Montana and monthly interest only payments of $24,000, at 6.00% secured by two assisted living facilities in Georgia and South Carolina.	$6,700	$6,724
2010	1	Monthly interest payments of $128,000 at 11.10%. Monthly principal payments of $59,000. Secured by two skilled nursing facilities in Colorado.	18,397	13,881
2011	1	Monthly interest payments of $27,000 at 10.24%. Monthly principal payments of $10,000. Secured by an assisted living facility in North Carolina.	3,859	3,148
2013	1	Monthly interest payments of $65,000 at 7.50%. No monthly principal payments. Secured by an assistant living facility in Texas.	10,000	10,065
2016	1	Monthly interest payments of $250,000 at 8.50%. No monthly principal payments. Secured by a hospital in Texas.	35,308	35,308
	6		$74,264	$69,126

At December 31, 2007, minimum future principal payments to be received on loans receivable, including those secured by real estate, are $84.6 million in 2008, $7.5 million in 2009, $20.2 million in 2010, $3.1 million in 2011 and $950.1 million thereafter.

On June 30, 2005, the Company sold its minority interests in two joint ventures with ARC for $6.2 million in exchange for a note collateralized by certain partnership interests of ARC. The note bears interest at 9% per annum and matures in June 2010. The gain on sale of $2.4 million was deferred and will be recognized under the installment method of accounting as the principal balance of the note is repaid. These joint ventures were accounted for by the Company under the equity method prior to June 30, 2005.

On February 9, 2006, the Company refinanced two existing loans secured by a hospital in Texas. The loans were combined into a new single loan with a carrying amount of $35.3 million at December 31, 2007. The new loan bears interest at 8.5% per annum and matures in 2016. The original maturity of these loans was January 2006 and had a weighted average interest rate of 10.35%.

On March 14, 2006, the Company received $38 million in proceeds, including $7.3 million in excess of the carrying value, upon the early repayment of a secured loan receivable due May 1, 2010. The amount received in excess of the carrying value of the secured loan receivable was included in interest and other income in 2006. This loan was secured by nine skilled nursing facilities and carried an interest rate of 11.4% per annum.

On October 5, 2006, through the its merger with CRP, the Company assumed an agreement to provide an affiliate of the Cirrus Group, LLC with an interest only, senior secured term loan. The loan was modified during the year and now provides for a maturity date of December 31, 2008, with a one-year extension option, under which $79 million was borrowed to finance the acquisition, development, syndication and operation of new and existing surgical partnerships. Certain of these surgical partnerships are tenants in the MOBs CRP acquired from Cirrus. This loan accrues interest at a rate of 14.0%, of which 9.5% is payable monthly and the balance of 4.5% is deferred until maturity. The loan is subject to equity contribution requirements and borrower financial covenants and is collateralized by assets of the borrower (comprised primarily of interests in partnerships operating surgical facilities in premises leased from a Cirrus affiliate, HCP Ventures IV or the Company) and is guaranteed up to $50 million through a combination of (i) a personal guarantee of up to $13 million by a principal of Cirrus and (ii) a guarantee of the balance by other principals of Cirrus under arrangements for recourse limited only to their interests in certain entities owning real estate. At December 31, 2007, the carrying value of this loan is $85 million, including accrued interest of $6 million.

On July 12, 2007, the Company received $44 million in proceeds, including $4 million in excess of the carrying value upon the early repayment of a secured loan receivable due December 28, 2015. The amount received in excess of the carrying value of the secured loan receivable is included in interest and other income. This loan was secured by a hospital in Texas and carried an interest rate of 8.75% per annum.

On December 21, 2007, the Company made an investment in mezzanine loans having an aggregate face value of $1.0 billion, for approximately $900 million, as part of the financing for The Carlyle Group’s $6.3 billion purchase of Manor Care, Inc. These loans bear interest on their face amounts at a floating rate of LIBOR plus 4.0%, mature in January 2013, and are pre-payable at any time subject to payment of yield maintenance fee during the first twelve months and are mandatorily pre-payable in January 2012 unless the borrower satisfies certain financial conditions. These loans are secured by an indirect pledge of the equity ownership in 339 HCR ManorCare facilities located in 30 states and are subordinate to other debt, approximately $3.6 billion at closing.

(8)           Investments in and Advances to Unconsolidated Joint Ventures

The Company owns interests in the following entities which are accounted for under the equity method at December 31, 2007 (dollars in thousands):

Entity(1)	Investment(2)	Ownership %
HCP Ventures II	$144,228	35%
HCP Ventures III, LLC	13,088	30
HCP Ventures IV, LLC	48,864	20
Arborwood Living Center, LLC(3)	946	45
Greenleaf Living Centers, LLC(3)	462	45
Suburban Properties, LLC	4,990	67
LASDK LP(4)	14,132	63
Britannia Biotech Gateway LP(4)	15,625	55
Torrey Pines Science Center LP(4)	4,940	50
Advances to unconsolidated joint ventures, net	1,619
	$248,894
Edgewood Assisted Living Center, LLC(3)(5)	$(410)	45
Seminole Shores Living Center, LLC(3)(5)	(805)	50
	$(1,215)

(1)           These joint ventures are not consolidated since the Company does not control, through voting rights or other means, the joint ventures. See Note 2 regarding the Company’s policy on consolidation.

(2)           Represents the carrying value of the Company’s investment in the unconsolidated joint venture. See Note 2 regarding the Company’s policy for accounting for joint venture interests.

(3)           As of December 31, 2007, the Company has guaranteed in the aggregate $7 million of a total of $15 million of notes payable for these four joint ventures. No liability has been recorded related to these guarantees as of December 31, 2007.

(4)           Represents interests acquired in the SEUSA acquisition.

(5)           Negative investment amounts are included in accounts payable and accrued liabilities.

On October 27, 2006, the Company formed an MOB joint venture, HCP Ventures III, LLC (“HCP Ventures III”), with an institutional capital partner. The joint venture includes 13 properties valued at $140 million and encumbered by $92 million of mortgage debt. Upon sale of a 70% interest in the venture, the Company received approximately $36 million in proceeds, including a one-time acquisition fee of $0.7 million, which is included in investment management fee income for the year ended December 31, 2006. A 30% interest in the venture was retained by an 85% owned subsidiary of the Company, which represents an effective 26% interest. The Company acts as the managing member and receives asset management fees.

On January 5, 2007, the Company formed a senior housing joint venture, HCP Ventures II, with an institutional capital partner. The joint venture includes 25 properties valued at $1.1 billion and encumbered by a $686 million secured debt facility. Upon the sale of a 65% interest in the venture, the Company received approximately $280 million in proceeds, including a one-time acquisition fee of $5.4 million. The one-time acquisition fee of $5.4 million is included in investment management fee income for the year ended December 31, 2007. The Company acts as the managing member and receives asset management fees.

On April 30, 2007, the Company formed an MOB joint venture, HCP Ventures IV, with an institutional capital partner. The joint venture included 55 properties valued at approximately $585 million and encumbered by $344 million of secured debt. Upon the sale of an 80% interest in the venture, the Company received proceeds of $196 million and recognized a gain on sale of real estate interest of $10 million. These proceeds included a one-time acquisition fee of $3 million, which is included in investment management fee income for the year ended December 31, 2007. The Company acts as the managing member and receives asset management fees.

During the year ended December 31, 2007, HCP Ventures IV acquired three MOBs valued at $58 million and concurrently placed $38 million of secured debt. The acquisitions were funded pro-rata by the Company and its joint venture partner.

Summarized combined financial information for the Company’s unconsolidated joint ventures follows (in thousands):

	December 31,
	2007	2006
Real estate, net	$1,752,289	$150,206
Other assets, net	195,816	25,358
Total assets	$1,948,105	$175,564
Notes payable	$1,192,270	$116,805
Accounts payable	45,427	13,690
Other partners’ capital	511,149	32,549
HCP’s capital(1)	199,259	12,520
Total liabilities and partners’ capital	$1,948,105	$175,564

	Year Ended December 31,
	2007	2006(2)	2005(2)
Total revenues	$160,460	$78,475	$75,527
Discontinued operations	—	20,512	(2,715)
Net income (loss)	10,817	24,402	(3,387)
HCP’s equity income (loss)	5,645	8,331	(1,123)
Fees earned by HCP	13,581	3,895	3,184
Distributions received, net	483,557	40,446	5,302

(1)           Aggregate basis difference of the Company’s investments in these joint ventures of $47 million, as of December 31, 2007, is primarily attributable to real estate and related intangible assets.

(2)           Includes financial information related to two joint ventures with ARC that were sold on June 30, 2005 (see Note 7) and the results of HCP MOP, which was consolidated beginning on November 30, 2006.

HCP Medical Office Portfolio, LLC

HCP MOP was a joint venture formed in June 2003 between the Company and an affiliate of General Electric Company (“GE”). HCP MOP was engaged in the acquisition, development and operation of MOB properties. Prior to November 30, 2006, the Company was the managing member and had a 33% ownership interest therein. On November 30, 2006, the Company acquired the interest held by GE for $141 million, which resulted in the consolidation of HCP MOP beginning on that date. The Company is now the sole owner of the venture and its 59 MOBs. Under the purchase method of accounting, the cost of the HCP MOP acquisition was allocated based on the relative fair values as of the date that the Company acquired each of its interests in HCP MOP. During the year ended December 31, 2007, the Company revised its initial purchase price allocation of its acquired interest in HCP MOP, which resulted in the Company allocating an additional $42 million to land and reducing intangible assets by the same amount from its preliminary allocation at December 31, 2006. The changes from the Company’s initial purchase price allocation did not have a significant impact on the Company’s results of operations during the years ended December 31, 2007 and 2006.

The calculation of the carrying amount of the assets and liabilities for HCP MOP follows (in thousands):

Cash consideration paid for GE’s partnership interest	$141,286
Carrying value of equity method investment	42,427
183,713
Additional cash considerations paid to retire GE’s loan to the venture and acquisition costs, net of cash acquired	(3,123)
Total	180,590
Fair value of liabilities assumed, including debt	277,993
Total	$458,583

The following table summarizes the purchase price allocation as of November 30, 2006 for HCP MOP (in thousands):

Assets acquired
Buildings and improvements	$342,073
Land	61,397
Restricted cash	2,056
Intangible assets	42,853
Other assets	10,204
Total assets acquired	$458,583
Liabilities assumed
Mortgages payable	$250,741
Intangible liabilities	10,841
Other liabilities	16,411
Total liabilities assumed	277,993
Net assets acquired	$180,590

Prior to November 30, 2006, the Company accounted for its investment in HCP MOP using the equity method of accounting because it exercised significant influence through voting rights and its position as managing member. However, the Company did not consolidate HCP MOP until November 30, 2006, since it did not control, through voting rights or other means, the joint venture as GE had substantive participating decision making rights and had the majority of the economic interest. The accounting policies of HCP MOP prior to November 30, 2006, are the same as those described in the summary of significant accounting policies (see Note 2).

(9)           Intangibles

At December 31, 2007 and 2006, intangible lease assets, comprised of lease-up, favorable market lease intangibles, and intangible assets related to non-compete agreements, were $724.8 million and $405.9 million, respectively. At December 31, 2007 and 2006, the accumulated amortization of intangible assets was $101.5 million and $25.7 million, respectively. The increase in intangible assets in 2007 from 2006 was primarily attributable to the acquisition of SEUSA. The weighted average amortization period of intangible assets at December 31, 2007 and 2006 was approximately 10 and 21 years, respectively.

At December 31, 2007 and 2006, unfavorable market lease intangibles were $311.5 million and $140.8 million, respectively. At December 31, 2007 and 2006, the accumulated amortization of intangible liabilities was $32.9 million and $6.7 million, respectively. The increase in intangible liabilities in 2007 from 2006 was primarily attributable to the acquisition of SEUSA. The weighted average amortization period of unfavorable market lease intangibles is approximately 10 and 12 years, respectively.

For the years ended December 31, 2007, 2006 and 2005, rental income includes additional revenues of $6.3 million, $1.5 million and $2.0 million respectively, from the amortization of net unfavorable market lease intangibles. For the years ended December 31, 2007, 2006 and 2005, the Company recognized amortization expenses of $58.8 million, $18.2 million and $6.9 million, respectively, from the amortization of other intangible assets. For the years ended December 31, 2007, 2006 and 2005, operating expense includes additional expense of $0.2 million, $0.7 million and $0.1 million, respectively, primarily from the amortization of net favorable market ground lease intangibles.

Estimated aggregate amortization of intangible assets and liabilities for each of the five succeeding fiscal years and thereafter follows (in thousands):

	Intangible Assets	Intangible Liabilities	Net Intangible Amortization
2008	$97,317	$35,830	$61,487
2009	83,903	33,648	50,255
2010	69,979	28,960	41,019
2011	53,576	24,853	28,723
2012	49,117	23,823	25,294
Thereafter	269,379	131,439	138,940
	$623,271	$278,553	$345,718

(10)         Other Assets

The Company’s other assets consisted of the following (in thousands):

	December 31,
	2007	2006
Marketable debt securities	$289,163	$322,500
Marketable equity securities	13,933	15,159
Goodwill	51,746	51,746
Straight-line rent assets, net	76,188	35,582
Deferred debt issuance costs, net	16,787	27,499
Other	68,316	23,849
Total other assets	$516,133	$476,335

At December 31, 2007, the Company had debt securities with a carrying value of $269.7 million, which includes $14.7 million in unrealized gains. At December 31, 2006, the Company had debt securities with a carrying value of $323 million, which includes $23 million in unrealized gains. At December 31, 2007, the Company had an unrealized loss of $0.5 million on one of its debt securities with a carrying value of $19.5 million, whereas, at December 31, 2006, there were no debt securities with unrealized losses. Unrealized losses are primarily due to interest rate fluctuations during the year. The securities are not considered to be other-than-temporarily impaired as the Company has the intent and ability to hold these debt investments until they recover in value or mature. Debt securities accrue interest at interest rates ranging from 9.25% to 9.625%, and mature in November 2016 and April 2017. During the year ended December 31, 2007, the Company realized gains totaling $3.9 million, which are included in interest and other income, related to the sale of $45 million of the debt securities.

At December 31, 2007, the Company had equity securities with a carrying value of $1.2 million, which includes $0.2 million in gross unrealized losses. Unrealized losses are primarily due to interest rate fluctuations and market conditions during the year. The securities are not considered to be other-than-temporarily impaired as the Company has the intent and ability to hold these equity investments until they recover in value. At December 31, 2007, the Company had equity securities with a carrying value of $1.0 million, which includes $0.3 million in gross unrealized gains. At December 31, 2006, the Company had equity securities with a carrying value of $15.2 million, which includes $2 million in unrealized gains. During the years ended December 31, 2007 and 2006, the Company realized gains totaling $0.5 million and $2.0 million, respectively, related to the sale of various equity securities.

In addition to the $1.2 million of equity securities at December 31, 2007, the Company had $11.7 million of marketable equity securities where a loss of $4.1 million was recognized. The Company evaluated the near-term prospects for the securities in relation to the severity and duration of the impairment and concluded that despite the Company’s ability and intent to hold this investment for a reasonable period of time sufficient for a forecasted recovery, the Company has considered the investment to be other-than-temporarily impaired at December 31, 2007.

(11)                          Debt

Bank Lines of Credit and Bridge and Term Loans

In connection with the completion of the SEUSA acquisition, on August 1, 2007, the Company terminated its former $1.0 billion line of credit facility and closed on a $2.75 billion bridge loan and a $1.5 billion revolving line of credit facility with a syndicate of banks. The Company incurred a charge of $6.2 million related to the write-off of unamortized loan fees associated with its previous line of credit facility.

The Company’s $1.5 billion revolving line of credit facility matures on August 1, 2011 and can be increased up to $2.0 billion subject to certain conditions. This revolving line of credit accrues interest at a rate per annum equal to LIBOR plus a margin ranging from 0.325% to 1.00%, depending upon the Company’s debt ratings. The Company pays a facility fee on the entire revolving commitment ranging from 0.10% to 0.25%, depending upon the Company’s debt ratings. The revolving line of credit facility contains a negotiated rate option, whereby the lenders participating in the line of credit facility bid on the interest to be charged which may result in a reduced interest rate, and is available for up to 50% of borrowings. Based on the Company’s debt ratings on January 1, 2008, the margin on the revolving line of credit facility is 0.55% and the facility fee is 0.15%. As of December 31, 2007, the Company had $951.7 million outstanding under this credit facility with a weighted average effective interest rate of 5.66% and $548.3 million of available, unused borrowing capacity.

The revolving line of credit facility and bridge loan contain certain financial restrictions and other customary requirements. Among other things, these covenants, using terms defined in the agreement, initially limit the ratio of (i) Consolidated Total Indebtedness to Consolidated Total Asset Value to 75%, (ii) Secured Debt to Consolidated Total Asset Value to 30% and (iii) Unsecured Debt to Consolidated Unencumbered Asset Value to 90%. The agreement also requires that the Company maintains (i) a Fixed Charge Coverage ratio, as defined in the agreement, of 1.50 times and (ii) a formula-determined Minimum Consolidated Tangible Net Worth. A portion of these financial covenants become more restrictive over a period of approximately two years and ultimately (i) limit the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value to 60%, (ii) limit the ratio of Unsecured Debt to Consolidated Unencumbered Asset Value to 65% and (iii) require a Fixed Charge Coverage ratio, as defined in the agreement, of 1.75 times. As of December 31, 2007, the Company was in compliance with each of the restrictions and requirements of its revolving line of credit facility.

The Company’s bridge loan with an initial balance of $2.75 billion, has an initial maturity date of July 31, 2008, and an extended maturity date of July 31, 2009 with the exercise of two optional 6-month extension options, subject to debt covenant compliance and extension fees. The bridge loan accrues interest at a rate per annum equal to LIBOR plus a margin ranging from 0.425% to 1.25%, depending upon the Company’s debt ratings. Based on the Company’s debt ratings on January 1, 2008, the margin on the bridge loan facility is 0.70%. Using proceeds from sales of real estate in August 2007 and capital market transactions in October 2007, the Company made aggregate payments of approximately $1.4 billion, reducing the outstanding principal balance of the bridge loan to $1.35 billion.

On October 5, 2006, in connection with the CRP merger, the Company entered into credit agreements with a syndicate of banks providing for aggregate borrowings of $3.4 billion. The facilities included a $0.7 billion bridge loan, a $1.7 billion two-year term loan and a $1.0 billion bank line of credit. Concurrent with the acquisition of SEUSA, the Company terminated the $1.0 billion bank line of credit. The Company repaid the bridge loan facility on November 10, 2006. On January 22, 2007, the Company repaid all amounts outstanding under a former $1.7 billion term loan with proceeds from capital market, sales of assets and joint venture transactions.

Senior Unsecured Notes

At December 31, 2007, the Company had $3.8 billion in aggregate principal amount of senior unsecured notes outstanding. Interest rates on the notes ranged from 4.88% to 7.07% at December 31, 2007. The weighted average effective interest rate on the senior unsecured notes at December 31, 2007 and 2006, was 6.18% and 5.88%, respectively. Discounts and premiums are amortized to interest expense over the term of the related debt.

The following is a summary of senior unsecured notes outstanding at December 31, 2007 (dollars in thousands):

Year Issued	Maturity	Principal Amount	Contractual Interest Rate
2006	2008	$300,000	5.44%
1995	2010	6,421	6.62
2005	2010	200,000	4.88
2006	2011	300,000	5.95
2002	2012	250,000	6.45
2006	2013	550,000	5.63-5.65
2004	2014	87,000	5.89-6.29
2003	2015	200,000	6.00
1998	2015	200,000	7.07
2006	2016	400,000	6.30
2005	2017	250,000	5.63
2007	2017	500,000	6.00
2007	2018	600,000	6.70
		3,843,421
Net discounts		(23,471)
		$3,819,950

On February 27, 2006, the Company issued $150 million of 5.625% senior unsecured notes due in 2013. The notes were priced at 99.071% of the principal amount for an effective yield of 5.788%. The Company received net proceeds of $149 million, which were used to repay outstanding indebtedness and for other general corporate purposes.

On September 19, 2006, the Company issued $1 billion of senior unsecured notes, which consisted of $300 million of floating rate notes due in 2008, $300 million of 5.95% notes due in 2011 and $400 million of 6.30% notes due in 2016. The notes were priced at 100% of the principal amount for the floating rate notes due in 2008, 99.971% of the principal amount for an effective yield of 5.957% for the 5.95% notes due in 2011, and 99.877% of the principal amount for an effective yield of 6.317% for the 6.30% notes due in 2016. The Company received net proceeds of $994 million, which together with cash on hand and borrowings under the new credit facilities were used to repay its then existing credit facility and to finance the CRP merger.

On December 4, 2006, the Company issued $400 million of 5.65% senior unsecured notes due in 2013. The notes were priced at 99.768% of the principal amount for an effective yield of 5.69%. The Company received net proceeds of $396 million, which were used to repay indebtedness under the term loan facility.

On January 22, 2007, the Company issued $500 million in aggregate principal amount of 6.00% senior unsecured notes due in 2017. The notes were priced at 99.323% of the principal amount for an effective yield of 6.09%. The Company received net proceeds of approximately $493 million, which were used to repay its former term loan facility and reduce outstanding borrowings under its revolving credit facility.

On October 15, 2007, the Company issued $600 million in aggregate principal amount of 6.70% senior unsecured notes due in 2018. The notes were priced at 99.793% of the principal amount for an effective yield of 6.73%. The Company received net proceeds of approximately $595 million, which were used to repay outstanding borrowings under the Company’s bridge loan.

In February and October 2006, the Company repaid an aggregate of $255 million of maturing senior unsecured notes which accrued interest at a weighted average rate of 7.1%.

In March and April 2007, the Company repaid an aggregate of $20 million of maturing senior unsecured notes which accrued interest at a weighted average rate of 7.46%.

The senior unsecured notes contain certain covenants including limitations on debt and other customary terms. As of December 31, 2007, the Company was in compliance with these covenants.

Mortgage Debt

At December 31, 2007, the Company had $1.3 billion in mortgage debt secured by 199 healthcare facilities with a carrying amount of $2.7 billion. Interest rates on the mortgage notes ranged from 3.33% to 8.63% with a weighted average effective rate of 6.02% at December 31, 2007.

Following is a summary of mortgage debt outstanding by maturity date at December 31, 2007 (dollars in thousands):

Maturity	Amount	Weighted Average Interest Rate
2008	$67,233	6.16%
2009	217,707	6.00
2010	284,534	6.20
2011	125,292	6.50
2012	98,209	6.05
2013	77,674	6.41
2014	215,146	5.75
2015	40,590	5.45
2016	73,029	6.25
2019	5,186	5.20
Thereafter	69,087	6.04
	1,273,687
Net premiums	7,074
	$1,280,761

Secured debt generally requires monthly principal and interest payments. Some of the loans are also cross-collateralized by multiple properties. The secured debt is collateralized by deeds of trust or mortgages on certain properties and is generally non-recourse. Mortgage debt encumbering properties typically restricts title transfer of the respective properties subject to the terms of the mortgage, prohibits additional liens, restricts prepayment, requires payment of real estate taxes, requires maintenance of the properties in good condition, requires maintenance of insurance on the properties and includes a requirement to obtain lender consent to enter into and terminate material tenant leases.

On December 21, 2006, in anticipation of the Company’s senior housing joint venture that closed on January 5, 2007, the Company expanded an existing secured debt facility to $686 million, receiving $446 million in proceeds. The facility, which encumbers the venture’s 25 assets, bears interest at a weighted average rate of 5.66% and is classified as mortgage debt on assets held for contribution at December 31, 2006. The funds from the expanded debt facility were used to repay borrowings under the Company’s term loan facility. See Note 8 for further discussion on the HCP Ventures II transaction.

In addition to the mortgage debt issued discussed above, during 2006, the Company obtained $165 million of ten-year mortgage financing with a weighted average effective rate of 6.36% in five separate transactions. The Company received net proceeds of $161.9 million, which were used to repay outstanding indebtedness and for other general corporate purposes.

On April 27, 2007, in anticipation of the formation of HCP Ventures IV, $122 million of 10-year term mortgage notes were placed with an interest rate of 5.53%. The proceeds from the placement of these notes were used to repay borrowings under the Company’s previous $1.0 billion revolving credit facility and for other general corporate purposes.

Other Debt

In connection with the CRP merger on October 5, 2006, the Company assumed non-interest bearing Life Care Bonds at its two CCRCs and non-interest bearing occupancy fee deposits at another of its senior housing facilities, all of which were payable to certain residents of the facilities (collectively “Life Care Bonds”). At December 31, 2007, $39.4 million of the Life Care Bonds were refundable to the residents upon the resident moving out or to their estate upon death, and $69.1 million of the Life Care Bonds were refundable after the unit is successfully remarketed to a new resident.

Debt Maturities

Debt maturities and scheduled principal payments at December 31, 2007 are as follows (in thousands):

Year	Bank Line of Credit	Bridge Loan	Senior Notes	Mortgage Debt	Other Debt	Total
2008	$—	$—	$300,000	$91,896	$108,496	$500,392
2009	—	1,350,000	—	271,844	—	1,621,844
2010	—	—	206,421	292,562	—	498,983
2011	951,700	—	300,000	130,069	—	1,381,769
2012	—	—	250,000	102,054	—	352,054
Thereafter	—	—	2,787,000	385,262	—	3,172,262
	$951,700	$1,350,000	$3,843,421	$1,273,687	$108,496	$7,527,304

(12)         Disclosures About Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, restricted cash, receivables, bank lines of credit, bridge and term loans, payables, and accrued liabilities are reasonable estimates of fair value because of the short maturities of these instruments. Fair values for loans receivable, senior unsecured notes and mortgage debt are estimates based on rates currently prevailing for similar instruments of similar maturities. The fair values of the interest rate swaps and warrants were determined based on observable market assumptions and standardized derivative pricing models. The fair values of the marketable equity and debt securities were determined based on market quotes.

	December 31,
	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Loans receivable	$1,065,485	$1,068,897	$196,480	$221,154
Marketable debt securities	289,163	289,163	322,500	322,500
Marketable equity securities	13,933	13,933	15,159	15,159
Warrants	2,560	2,560	—	—
Senior unsecured notes and mortgage debt	5,100,711	4,982,421	4,965,176	5,057,471
Interest rate swaps-assets	2,022	2,022	—	—
Interest rate swaps-liabilities	12,519	12,519	328	328

(13)         Commitments and Contingencies

Legal Proceedings.  From time to time, the Company is a party to legal proceedings, lawsuits and other claims that arise in the ordinary course of the Company’s business. Regardless of their merits, these matters may force the Company to expend significant financial resources. Except as described below, the Company is not aware of any legal proceedings or claims that it believes may have, individually or taken together, a material adverse effect on the Company’s business, prospects, financial condition or results of operations. The Company’s policy is to accrue legal expenses as they are incurred.

On May 3, 2007, Ventas, Inc. filed a complaint against the Company in the United States District Court for the Western District of Kentucky, asserting claims of tortious interference with contract and tortious interference with prospective business advantage. The complaint alleges, among other things, that the Company interfered with Ventas’ purchase agreement with Sunrise Senior Living Real Estate Investment Trust (“Sunrise REIT”); that the Company interfered with Ventas’ prospective business advantage in connection with the Sunrise REIT transaction; and that the Company’s actions caused Ventas to suffer damages, including the payment of over $100 million in additional consideration to acquire the Sunrise REIT assets. Ventas is seeking monetary relief, including compensatory and punitive damages, against the Company. On July 2, 2007, the Company filed its answer to Ventas’ complaint and a motion to dismiss the complaint in its entirety. On December 19, 2007, the court denied the motion to dismiss. The Company believes that Ventas’ claims are without merit and intends to vigorously defend against Ventas’ lawsuit. The Company expects that defending its interests in this matter will require it to expend significant funds. The Company is unable to estimate the ultimate aggregate amount of monetary liability or financial impact with respect to this matter as of December 31, 2007.

In April 2007, the Company and Health Care Property Partners (“HCPP”), a joint venture between the Company and an affiliate of Tenet Healthcare Corporation (“Tenet”), served Tenet and certain Tenet subsidiaries with notices of default with respect to a hospital in Tarzana, California, and two other hospitals that are leased by such affiliates from the Company and HCPP. The notices of default generally relate to deferred maintenance and compliance with legal requirements, including compliance with the requirements of State of California Senate Bill 1953 (“SB 1953”) (further described below). On May 8, 2007, certain subsidiaries of Tenet filed a complaint against the Company in the Superior Court of the State of California for the County of Los Angeles with respect to the hospital owned by the Company and initiated arbitration actions with respect to the two hospitals owned by HCPP, in each case asserting various causes of action generally relating to such notices of default. Upon Tenet’s failure to fully remedy all of the items set forth in the notices of default to the Company’s satisfaction, the Company, on July 27, 2007, exercised its right to terminate the leases to Tenet of four other hospitals owned by the Company, effective December 31, 2007, invoking cross-default provisions under such leases. On September 24, 2007, Tenet amended its original complaint and added claims by the lessees under the four terminated leases substantially similar to the previously-filed claims. Tenet’s subsidiaries are seeking declaratory, injunctive and monetary relief, including compensatory and punitive damages, against the Company and HCPP. On October 8, 2007, HCPP responded to the claims by Tenet’s subsidiaries in the arbitration action, raising its own claims against Tenet and the lessees of the two hospitals relating to the matters described in the notices of default, and on October 17, 2007, the Company similarly filed a counterclaim against Tenet and the plaintiffs in the California state court action. On October 16, 2007, Lake Health Care Facilities, Inc., another subsidiary of Tenet and the non-managing general partner of HCPP, filed a complaint against the Company in the Superior Court of the State of California for the County of Los Angeles in which it alleges that the service of the notices of default upon HCPP’s tenants was a breach of the Company’s fiduciary duties as managing partner of HCPP and that the Company has breached the HCPP partnership agreement. The Company believes that the claims by Tenet’s subsidiaries are without merit and intends to vigorously defend against their lawsuit.

State of California Senate Bill 1953.  The hospital owned by the Company in Tarzana, California, which hospital is a subject of the litigation with Tenet described above, is affected by SB 1953, which requires certain seismic safety building standards for acute care hospital facilities. This hospital is operated by Tenet under a lease expiring in February 2009. The Company is currently reviewing the SB 1953 compliance of this hospital, multiple plans of action to cause such compliance, the estimated time for completing the same, and the cost of performing necessary retrofitting of the property. As indicated above, the Company is currently disputing with Tenet responsibility for performance of compliance activities. Rental income from the hospital for the years ended December 31, 2007 and 2006 were $10.9 million and $10.8 million, respectively. At December 31, 2007, the carrying amount of the property was $71.7 million.

Development Commitments.  As of December 31, 2007, the Company was committed under the terms of contracts to complete the construction of properties undergoing development at a remaining aggregate cost of approximately $95.7 million.

Concentration of Credit Risk.  Concentrations of credit risks arise when a number of operators, tenants or obligors related to the Company’s investments are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions. The Company regularly monitors various segments of its portfolio to assess potential concentrations of risks. Management believes the current portfolio is reasonably well diversified across healthcare related real estate and does not contain any unusual concentration of credit risks, except as disclosed herein. The Company does not have significant foreign operations.

On December 21, 2007, the Company made an investment in mezzanine loans to HCR ManorCare with an aggregate face value of $1.0 billion, for approximately $900 million. At December 31, 2007, these loans represented approximately 77% of our skilled nursing segment assets and 7% of our total segment assets.

At December 31, 2007, the Company leased 81 of its senior housing facilities to nine VIE Tenants which contributed 16% and 6% of the Company’s revenues for the year ended December 31, 2007 and 2006, respectively. At December 31, 2007, these properties had a combined gross real estate and net investment in direct financing lease value of $1.3 billion, which represented approximately 30% of our senior housing segment assets and 11% of our total segment assets.

These VIE Tenants, are thinly capitalized corporations that rely on the cash flow generated from the senior housing facilities to pay operating expenses, including rent obligations under their leases. The 81 senior housing facilities leased to the VIE Tenants are operated by Sunrise Senior Living Services, Inc. (“Sunrise”), a wholly owned subsidiary of Sunrise Senior Living, Inc. The Company acquired these leases in its merger with CRP on October 5, 2006. No other tenant or operator contributed more than 10% of total revenues.

Sunrise is publicly traded and is subject to the informational filing requirements of the Securities and Exchange Act of 1934, as amended and is required to file periodic reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission (“SEC”). However, Sunrise is the subject of a formal SEC investigation and is currently restating its financial statements for the years ended December 31, 2003, 2004 and 2005. In addition, Sunrise has not filed its periodic reports on Form 10-Q and Form 10-K subsequent to 2005.

To mitigate credit risk of certain senior housing leases, including leases to the VIE Tenants, leases are combined into portfolios that contain cross-default terms, so that if a tenant of any of the properties in a portfolio defaults on its obligations under its lease, the Company may pursue its remedies under the lease with respect to any of the properties in the portfolio. Certain portfolios also contain terms whereby the net operating profits of the properties are combined for the purpose of funding rental payments due under each lease.

At December 31, 2007 and 2006, the Company’s gross real estate assets in the state of California, excluding assets held for sale, represented approximately 32% and 15% of our total segment assets, respectively.

DownREIT Partnerships.  In connection with the formation of certain DownREIT partnerships, many partners contribute appreciated real estate to the DownREIT in exchange for their DownREIT units. These contributions are generally tax-free, so that the pre-contribution gain related to the property is not taxed to the partner. However, if the contributed property is later sold by the partnership, the unamortized pre-contribution gain that exists at the date of sale is specially allocated and taxed to the contributing partners. In many of the DownREITs, the Company has entered into indemnification agreements with those partners who contributed appreciated property into the partnership. Under these indemnification agreements, if any of the appreciated real estate contributed by the partners is sold by the partnership in a taxable transaction within a specified number of years after the property was contributed, HCP will reimburse the affected partners for the federal and state income taxes associated with the pre-contribution gain that is specially allocated to the affected partner under the Code (“make-whole payments”). These make-whole payments include a tax gross-up provision.

Master Trust Liabilities.  Certain residents of two of the Company’s senior housing facilities have entered into a master trust agreement with the operator of the facilities whereby amounts paid upfront by such residents were deposited into a trust account. These funds were then made available to the senior housing operator in the form of a non-interest bearing loan to provide permanent financing for the related communities. The operator of the senior housing facility is the borrower under these arrangements; however, two of the Company’s properties are collateral under the master trust agreements. As of December 31, 2007, the remaining obligation under the master trust agreements for these two properties is $14 million. The Company’s property is released as collateral as the master trust liabilities are extinguished.

Earn-out Obligations.  Pursuant to the terms of certain acquisition-related agreements, the Company may be obligated to make additional payments (“Earn-outs”) upon the achievement of certain criteria. If it is probable at the time of acquisition of the related properties that the Earn-out criteria will be achieved, the Earn-out payments are accrued. Otherwise, the additional purchase consideration is recognized when the performance criteria are achieved. At December 31, 2007 and 2006, the Company had Earn-out obligations in the aggregate of $6.5 million and $7.1 million, respectively.

Credit Enhancement Guarantee.  Certain of the Company’s senior housing facilities are collateral for $140 million of debt (maturing May 1, 2025) that is owed by a previous owner of the facilities. The Company’s obligation under such indebtedness is guaranteed by the debtor who has an investment grade credit rating. These senior housing facilities, which are classified as DFLs, were acquired in the Company’s merger with CRP. As of December 31, 2007, the facilities have a carrying value of $347.1 million.

Environmental costs.  The Company monitors its properties for the presence of hazardous or toxic substances. The Company is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Company’s business, financial condition or results of operations. The existence of any such material environmental liability would have an adverse effect on the Company’s results of operations and cash flow. The Company carries environmental insurance and believes that the policy terms, conditions, limitations and deductibles are adequate and appropriate under the circumstances, given the relative risk of loss, the cost of such coverage and current industry practice.

General Uninsured Losses.  The Company obtains various types of insurance to mitigate the impact of property, business interruption, liability, flood, windstorm, earthquake, environmental and terrorism related losses. The Company attempts to obtain appropriate policy terms, conditions, limits and deductibles considering the relative risk of loss, the cost of such coverage and current industry practice. There are, however, certain types of extraordinary losses, such as those due to acts of war or other events that may be either uninsurable or not economically insurable. In addition, the Company has a large number of properties that are exposed to earthquake, flood and windstorm and the insurance for such losses carries high deductibles. Should an uninsured loss occur at a property, the Company’s assets may become impaired and the Company may not be able to operate its business at the property for an extended period of time.

Leases with certain tenants contain purchase options whereby the tenant may elect to acquire the underlying real estate. Annualized lease payments to be received from leases subject to purchase options, in the year that these purchase options are exercisable, are summarized as follows (dollars in thousands):

Year	Annualized Base Rent	Number of Properties
2008	$19,781	8
2009	35,815	20
2010	3,356	2
2011	7,828	11
2012	60,200	50
Thereafter	126,980	91
	$253,960	182

The Company’s rental expense attributable to continuing operations for the years ended December 31, 2007, 2006 and 2005 was approximately $5.2 million, $4.2 million and $2.6 million, respectively. These rental expense amounts include ground rent and other leases. Ground leases generally require fixed annual rent payments and may also include escalation clauses and renewal options. These leases have terms that expire during the next 96 years, excluding extension options. Future minimum lease obligations under non-cancelable ground leases as of December 31, 2007 were as follows (in thousands):

Year	Amount
2008	$4,744
2009	4,809
2010	4,591
2011	4,643
2012	4,630
Thereafter	166,900
Total	$190,317

(14)         Stockholders’ Equity

Preferred Stock

The following summarizes cumulative redeemable preferred stock outstanding at December 31, 2007:

Series	Shares Outstanding	Issue Price	Dividend Rate	Callable at Par on or After
Series E	4,000,000	$25/share	7.25%	September 15, 2008
Series F	7,820,000	$25/share	7.10%	December 3, 2008

The Series E and Series F preferred stock have no stated maturity, are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities of the Company. Dividends are payable quarterly in arrears.

Dividends on preferred stock are characterized as ordinary income, capital gains, or a combination thereof for federal income tax purposes and are summarized in the following annual distribution table:

		Annual Dividends Per Share
	Dividend	Capital Gain Distribution			Ordinary Income
Series	Rate	2007	2006	2005	2007	2006	2005
Series E	7.250%	$1.1444	$0.5838	$0.0504	$0.6681	$1.2287	$1.7621
Series F	7.100	1.1208	0.5717	0.0493	0.6542	1.2033	1.7257

On January 28, 2008, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.45313 per share on its Series E cumulative redeemable preferred stock and $0.44375 per share on its Series F cumulative redeemable preferred stock. These dividends will be paid on March 31, 2008 to stockholders of record as of the close of business on March 14, 2008.

Common Stock

Dividends on the Company’s common stock are characterized for federal income tax purposes as taxable ordinary income, capital gain distributions, nontaxable distributions or a combination thereof. Following is the characterization of the Company’s annual common stock dividends per share:

	Year Ended December 31,
	2007	2006	2005
Taxable ordinary income	$0.6561	$1.1124	$1.0492
Capital gain distribution	1.1239	0.5285	0.0300
Nontaxable distribution	—	0.0591	0.6008
	$1.7800	$1.7000	$1.6800

Following is the characterization of distributions received by CRP stockholders prior to the merger on October 5, 2006:

	January 1, 2006 to October 5, 2006	Year Ended December 31, 2005
Taxable ordinary income	—%	67%
Capital gain distribution (unrecaptured IRC Section 1250 gain income)	100	—
Return of capital	—	33
Nontaxable distribution	100%	100%

During 2007 and 2006, the Company issued 1.6 million and 0.8 million shares of common stock, respectively, under its Dividend Reinvestment and Stock Purchase Plan (DRIP). The Company issued 410,000 and 430,000 shares upon exercise of stock options during December 31, 2007 and 2006, respectively.

During 2007 and 2006, the Company issued 282,000 and 112,000 shares of restricted stock, respectively, under the Company’s 2000 Stock Incentive Plan, as amended, and the Company’s 2006 Performance Incentive Plan. The Company also issued 121,000 and 129,000 shares upon the vesting of performance restricted stock units during December 31, 2007 and 2006, respectively.

On October 5, 2006, the Company issued an aggregate of 27.2 million shares of common stock in connection with the CRP and CRC mergers.

On November 10, 2006, the Company issued 33.5 million shares of common stock and received net proceeds of approximately $960 million, which were used to repay the bridge loan facility and borrowings under the Company’s previous term loan and revolving line of credit facility.

On January 19, 2007, the Company issued 6.8 million shares of its common stock and received net proceeds of approximately $261.1 million, which were used to repay outstanding borrowings under the Company’s former term loan facility and previous $1.0 billion revolving credit facility.

On October 5, 2007, the Company issued 9 million shares of common stock and received net proceeds of approximately $302.6 million, which were used to repay borrowings under the Company’s bridge loan facility.

On January 28, 2008, the Company announced that its Board declared a quarterly cash dividend of $0.455 per share. The common stock cash dividend will be paid on February 21, 2008 to stockholders of record as of the close of business on February 7, 2008. The annualized rate of distribution for 2008 is $1.82, compared with $1.78 for 2007.

Accumulated Other Comprehensive Income (Loss) (“AOCI”)

	December 31,
	2007	2006
	(in thousands)
AOCI—unrealized gains on available-for-sale securities, net	$14,222	$24,536
AOCI—unrealized losses on cash flow hedges, net	(14,243)	(4,596)
Supplemental Executive Retirement Plan minimum liability	(2,113)	(2,215)
Foreign currency translation adjustment	32	—
Total Accumulated Other Comprehensive Income (Loss)	$(2,102)	$17,725

(15)         Segment Disclosures

The Company, together with its consolidated entities, invests primarily in real estate serving the healthcare industry in the United States. The Company evaluates its business and makes resource allocations on its five business segments—(i) senior housing, (ii) life science, (iii) medical office, (iv) hospital and (v) skilled nursing. Under the senior housing, life science, hospital and skilled nursing segments, the Company invests primarily in single operator or tenant properties through acquisition and development of real estate, secured financing and investment in marketable debt securities of operators in these sectors. Under the medical office segment, the Company invests through acquisition and secured financing in MOBs that are primarily leased under gross or modified gross leases, generally to multiple tenants, and which generally require a greater level of property management. The acquisition of SEUSA on August 1, 2007 resulted in a change to the Company’s reportable segments. Prior to the SEUSA acquisition, the Company operated through two reportable segments—triple-net leased and medical office buildings. The senior housing, life science, hospital and skilled nursing segments were previously aggregated under the Company’s triple-net leased segment. SEUSA’s results are included in the Company’s consolidated financial statements from the date of the Company’s acquisition on August 1, 2007. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2). There are no intersegment sales or transfers. The Company evaluates performance based upon property net operating income from continuing operations (“NOI”) of the combined properties in each segment.

Non-segment assets consist primarily of real estate held for sale, real estate held for contribution and corporate assets including cash, restricted cash, accounts receivable, net and deferred financing costs. Interest expense, depreciation and amortization and non-property specific revenues and expenses are not allocated to individual segments in determining the Company’s performance measure. See Note 12 for other information regarding concentrations of credit risk.

Summary information for the reportable segments follows (in thousands):

For the year ended December 31, 2007:

Segments	Rental and Related Revenues	Tenant Recoveries	Income From DFLs	Investment Management Fees	Total Revenues	NOI(1)	Interest and Other
Senior housing	$295,668	$—	$63,852	$8,579	$368,099	$345,395	$2,338
Life science	79,664	19,326	—	—	98,990	73,293	—
Medical office	276,730	44,439	—	5,002	326,171	184,419	—
Hospital	85,138	1,092	—	—	86,230	84,367	46,924
Skilled nursing	35,188	—	—	—	35,188	35,181	5,719
Total segments	772,388	64,857	63,852	13,581	914,678	722,655	54,981
Non-segment	—	—	—	—	—	—	20,620
Total	$772,388	$64,857	$63,852	$13,581	$914,678	$722,655	$75,601

For the year ended December 31, 2006:

Segments	Rental and Related Revenues	Tenant Recoveries	Income From DFLs	Investment Management Fees	Total Revenues	NOI(1)	Interest and Other
Senior housing	$165,348	$—	$15,008	$—	$180,356	$167,507	$2,748
Life science	14,919	3,935	—	—	18,854	14,097	—
Medical office	156,325	25,172	—	3,895	185,392	118,827	—
Hospital	53,560	34	—	—	53,594	52,263	13,849
Skilled nursing	32,955	—	—	—	32,955	32,345	2,926
Total segments	423,107	29,141	15,008	3,895	471,151	385,039	19,523
Non-segment	—	—	—	—	—	—	15,201
Total	$423,107	$29,141	$15,008	$3,895	$471,151	$385,039	$34,724

For the year ended December 31, 2005:

Segments	Rental and Related Revenues	Tenant Recoveries	Investment Management Fees	Total Revenues	NOI(1)	Interest and Other
Senior housing	$81,973	$—	$—	$81,973	$75,901	$2,440
Life science	12,124	3,462	—	15,586	11,327	—
Medical office	103,835	14,540	3,184	121,559	77,734	—
Hospital	51,276	—	—	51,276	50,299	2,220
Skilled nursing	31,902	—	—	31,902	31,536	4,042
Total segments	281,110	18,002	3,184	302,296	246,797	8,702
Non-segment	—	—	—	—	—	14,057
Total	$281,110	$18,002	$3,184	$302,296	$246,797	$22,759

(1)                                  Net Operating Income from Continuing Operations (“NOI”) is a non-GAAP supplemental financial measure used to evaluate the operating performance of real estate properties. The Company defines NOI as rental revenues, including tenant recoveries and income from direct financing leases, less property-level operating expenses. NOI excludes investment management fee income, interest expense, depreciation and amortization, general and administrative expenses, impairments, equity income (loss) from unconsolidated joint ventures, gain on sale of real estate interest, interest and other income, net, minority interests’ share of earnings and discontinued operations. The Company believes NOI provides investors relevant and useful information because it measures the operating performance of the Company’s real estate at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and assess property-level performance. The Company believes that net income is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net income as defined by GAAP since it does not reflect the aforementioned excluded items. Further, the Company’s definition of NOI may not be comparable to that of other real estate investment trusts, as those companies may use different methodologies for calculating NOI.

The following is a reconciliation from NOI to reported net income, the most direct comparable financial measure calculated and presented in accordance with GAAP (in thousands):

	Years Ended December 31,
	2007	2006	2005
Net operating income from continuing operations	$722,655	$385,039	$246,797
Investment management fee income	13,581	3,895	3,184
Depreciation and amortization	(259,937)	(119,285)	(72,169)
General and administrative	(70,809)	(47,025)	(31,267)
Impairments	—	(3,577)	—
Gain on sale of real estate interest	10,141	—	—
Interest and other income, net	75,601	34,724	22,759
Interest expense	(355,538)	(211,499)	(106,219)
Equity income (loss) from unconsolidated joint ventures	5,645	8,331	(1,123)
Minority interests’ share of earnings	(24,356)	(14,805)	(12,950)
Total discontinued operations	472,032	381,749	124,045
Net income	$589,015	$417,547	$173,057

The Company’s total assets by segment were:

	As of December 31,
Segments	2007	2006
Senior housing	$4,440,832	$4,227,322
Life science	3,461,101	160,152
Medical office	2,258,785	1,897,094
Hospital	1,126,152	923,077
Skilled nursing	1,163,157	257,693
Gross segment assets	12,450,027	7,465,338
Accumulated depreciation and amortization	(691,838)	(469,535)
Net segment assets	11,758,189	6,995,803
Real estate held for sale, net	403,614	927,355
Real estate held for contribution	—	1,684,341
Non-segment assets	359,969	405,250
Total assets	$12,521,772	$10,012,749

Segment assets include an allocation of the carrying value of goodwill. At December 31, 2007, goodwill is allocated as follows: (i) senior housing—$30.5 million, (ii) life science—$1.4 million, (iii) medical office—$11.4 million, (iv) hospital—$5.1 million and (v) skilled nursing—$3.3 million. In accordance with SFAS no. 142, the Company completed the required annual impairment test during the three months ended December 31, 2007. No impairment was recognized based on the results of the annual goodwill impairment test.

(16)                          Derivative Financial Instruments

The Company uses derivative financial instruments as hedges to manage risk associated with interest rate fluctuations on anticipated obligations and transactions. The Company does not use derivative financial instruments for trading purposes.

The primary risks associated with derivative financial instruments are market risk and credit risk. Market risk is defined as the potential for loss in the value of the derivative due to adverse changes in market prices (interest rates). The use of derivative financial instruments allows the Company to manage the risk of increases in interest rates with respect to the effects these fluctuations would have on earnings and cash flows.

Credit risk is the risk that one of the parties to a derivative contract fails to perform or meet their financial obligation under the contract. The Company does not obtain collateral to support financial instruments subject to credit risk but monitors the credit standing of the counterparties, primarily global institutional banks. The Company does not anticipate non-performance by any of the counterparties to its derivative contracts. However, should a counterparty fail to perform, the Company would incur a financial loss to the extent of the positive fair market value of the derivative contracts, if any.

In July 2005, the Company entered into three interest-rate swap contracts that are designated as hedging the variability in expected cash flows related to variable rate debt assumed in connection with the acquisition of a portfolio of real estate assets. The cash flow hedges have a notional amount of $45.6 million and expire in July 2020. The aggregate fair value of these contracts at December 31, 2007, was $1.3 million and is included in other liabilities. For the year ended December 31, 2007, the Company recognized increased interest expense of $0.1 million and expects to recognize an additional $0.1 million attributable to these contracts during 2008. During the years ended December 31, 2007 and 2006, there was no ineffective portion related to these hedges.

In August 2006, the Company entered into two treasury lock contracts that were designated as hedging the variability in forecasted interest payments, attributable to changes in the U.S. Treasury rate, on the forecasted issuance of long-term, fixed rate debt between September 1 and October 31, 2006. The cash flow hedges had a notional amount of $560.5 million and were settled with the counterparty on September 16, 2006, which was the date that the forecasted debt was issued. The cash settlement value of these contracts at September 16, 2006, was $4.4 million. The unamortized amount of these contracts at December 31, 2007, is $3.7 million and is included in accumulated other comprehensive income (loss). The Company determined that these treasury lock agreements were highly effective in offsetting the variability in the forecasted interest payments. Amounts reported in accumulated other comprehensive income (loss) related to these hedges will be recognized as additional interest expense on the Company’s hedged fixed-rate debt, maturing 2011 and 2016. For the year ended December 31, 2007, the Company recognized increased interest expense of $0.5 million and expects to recognize an additional $0.5 million attributable to these contracts during 2008.

During October and November 2007, the Company entered into two forward-starting interest rate swap contracts with notional amounts aggregating $900 million. Both contracts are required to be cash settled by June 30, 2008. The interest rate swap contracts are designated in qualifying, cash flow hedging relationships, to hedge its exposure to fluctuations in the benchmark interest rate component of interest payments on forecasted unsecured, fixed-rate debt expected to be issued in 2008. At December 31, 2007, the fair value of the two contracts were $2 million and $11 million, and are included in other assets and accounts payable and accrued liabilities, respectively. All components of the forward-starting interest rate swap contracts were included in the assessment and measurement of hedge effectiveness. No amounts were reclassified from accumulated other comprehensive income during the current fiscal year.

The following table summarizes the Company’s outstanding interest rate swap contracts as of December 31, 2007 (dollars in thousands):

Date Entered	Effective Date	Swap End Date(2)	Pay Fixed Rate	Receive Floating Rate Index	Notional Amount	Fair Value
July 13, 2005	July 19, 2005	July 15, 2020	3.820%	BMA Swap Index	$45,600	$(1,311)
October 24, 2007	June 30, 2008(1)	June 30, 2018	4.999	3 Month LIBOR	500,000	(11,208)
November 29, 2007	June 30, 2008(1)	June 30, 2018	4.648	3 Month LIBOR	400,000	2,022
Total					$945,600	$(10,497)

(1)                                  At the effective date the Company is mandatorily required to cash settle the forward-starting interest rate swap at fair value.

(2)                                  Swap end date represents the outside date of the interest rate swap for the purpose of establishing its fair value.

Other Financial Derivative Instruments

As part of the Company’s acquisition of SEUSA in August 2007, the Company received two warrants to purchase common stock in publicly traded corporations that expire in 2013 and 2015. For the year ended December 31, 2007, these derivative instruments had an aggregate fair value of $2.6 million and are included in other assets. During the year ended December 31, 2007, the Company recognized $1.8 million in other income due to an increase in fair value of the instruments since their acquisition.

(17)                          Income Taxes

The Company recorded income tax expense of $3.5 million in 2007 and a benefit of $0.7 million in 2005. The Company’s federal and state income tax expense in 2006 was insignificant. Income taxes related to continuing operations were $1.5 million in 2007 and a benefit of $0.7 million in 2005. State taxes compromised $1.7 million, or 49%, of total income tax expense in 2007 and were insignificant for 2005. The Company’s deferred income tax expense and its ending balance in deferred tax assets and liabilities were insignificant in the years ended December 31, 2007, 2006 and 2005. Income taxes related to continuing operations are included in general and administrative expense.

At December 31, 2007 and 2006, the tax basis of the Company’s net assets is less than the reported amounts by $2.4 billion and $481 million, respectively. The increase in the difference between the reported amounts and the tax basis is primarily related to the Company’s acquisitions of SEUSA.

The Company files numerous U.S. federal, state and local income and franchise tax returns. With few exceptions, the Company is no longer subject to U.S. federal, state or local tax examinations by taxing authorities for years prior to 2004.

CRC Merger

On October 5, 2006, the Company merged with CRC, a corporation subject to federal and state income taxes. For federal income tax purposes, the CRC merger was treated as a tax-free transaction resulting in a carry-over tax basis in its assets. At December 31, 2007 and 2006, the Company’s net tax basis in the CRC assets is less than reported amounts by $68.4 million and $74.4 million, respectively.

SEUSA Acquisition

On August 1, 2007, HCP Life Science REIT, a wholly-owned subsidiary, acquired the stock of SEUSA, causing SEUSA to become a qualified REIT subsidiary. As a result of the acquisition, HCP Life Science REIT succeeded to SEUSA’s tax attributes, including SEUSA’s tax basis in its net assets. Prior to the acquisition, SEUSA was a corporation subject to federal and state income taxes. HCP Life Science REIT will be subject to a corporate-level tax on any taxable disposition of SEUSA’s pre-acquisition assets that occurred within ten years after the August 1, 2007 acquisition. The corporate-level tax would be assessed only to the extent of the built-in gain that existed on the date of acquisition, based on the fair market value of the asset on August 1, 2007. The Company does not expect to dispose of any asset included in the SEUSA acquisition, if such a disposition would result in the imposition of a material tax liability. As a result, the Company has not recorded a deferred tax liability associated with this corporate-level tax. Gains from asset dispositions occurring more than 10 years after the acquisition will not be subject to this corporate-level tax. However, the Company may dispose of SEUSA assets before the 10-year period if it is able to affect a tax deferred exchange. At December 31, 2007, the tax basis of the Company’s net assets included in the SEUSA acquisition is less than the reported amounts by $1.8 billion.

In connection with the SEUSA acquisition, the Company assumed SEUSA’s unrecognized tax benefits of $8.0 million. A reconciliation of the Company’s beginning and ending unrecognized tax benefits follows (in thousands):

Amount
Balance at January 1, 2007	$—
Additions for tax positions of prior years—SEUSA acquisition	7,975
Balance at December 31, 2007	$7,975

The Company has an agreement with the seller of SEUSA where any increases in the liability will be the responsibility of the seller or any decreases will be refunded to the seller.

Taxable Income Reconciliation

The following is a reconciliation of net income available to common stockholders to taxable income available to common stockholders (in thousands):

	Year Ended December 31,
	2007	2006	2005
	(unaudited)
Net income available to common stockholders	$567,885	$396,417	$151,927
Book to tax differences:
Net gains on dispositions of real estate	(71,626)	(173,920)	(1,139)
Straight-line rent	(38,050)	(10,939)	(6,770)
Depreciation and amortization	(19,137)	(12,179)	(5,438)
Capitalized interest	(5,443)	(302)	(147)
Prepaid rent and other deferred income	11,185	1,659	(100)
Income from joint ventures	14,283	85	1,975
Income (loss) from taxable REIT subsidiaries	(6,085)	588	(38)
Other differences, net	12,497	6,803	(11,939)
Taxable income available to common stockholders	$465,509	$208,212	$128,331

(18)                          Future Minimum Rents

Future minimum lease payments to be received, excluding operating expense reimbursements, from tenants under non-cancelable operating leases as of December 31, 2007, are as follows (in thousands):

Year	Amount
2008	$1,064,149
2009	1,010,779
2010	959,619
2011	908,244
2012	863,928
Thereafter	5,782,999
$10,589,718

(19)                          Impairments

During 2006, 30 properties were determined to be impaired, resulting in impairment charges of $9.6 million. A decrease in expected cash flows from one property in the senior housing segment resulted in an impairment charge of $1 million. As a result of the contribution of 25 properties into a senior housing joint venture in January 2007, the Company recognized an impairment charge of $2.6 million. Impairment charges of $6.0 million were recognized in discontinued operations as a result of the disposition of four skilled nursing properties. During 2007 and 2005, no properties were determined to be impaired.

(20)                          Compensation Plans

Stock Based Compensation

On May 11, 2006, the Company’s stockholders approved the 2006 Performance Incentive Plan (the “2006 Incentive Plan”). The 2006 Incentive Plan replaces the Company’s 2000 Stock Incentive Plan (collectively, the “Stock Incentive Plans”) and provides for the granting of stock-based compensation, including stock options, restricted stock and performance restricted stock units to officers, employees and directors in connection with their employment with or services provided to the Company. The maximum number of shares originally reserved for awards under the 2006 Incentive Plan is 8.2 million shares. The maximum number of shares available for future awards under the 2006 Incentive Plan is 6.9 million shares at December 31, 2007, of which 3.5 million shares may be issued as restricted stock and performance restricted stock units.

Stock Options

Stock options are generally granted with an exercise price equal to the fair market value of the underlying stock on the date of grant. Stock options generally vest ratably over a five-year period and have a 10-year contractual term. Vesting of certain options may accelerate upon retirement, a change in control of the Company, as defined, and other events.

A summary of the option activity is presented in the following table (in thousands, except per share amounts):

	Shares Under Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2006	4,337	$23.93
Granted	616
Exercised	(410)
Forfeited	(307)
Outstanding as of December 31, 2007	4,236	$26.25	6.7	$39,083
Exercisable as of December 31, 2007	1,959	$22.47	5.4	$24,362

The following table summarizes additional information concerning outstanding and exercisable stock options at December 31, 2007 (shares in thousands):

			Weighted Average	Currently Exercisable
Range of Exercise Price	Shares Under Options	Weighted Average Exercise Price	Remaining Contractual Life in Years	Shares Under Options	Weighted Average Exercise Price
$11.94 - $16.88	260	$14.12	2.3	260	$14.12
17.43 - 18.73	284	18.11	4.3	270	18.09
19.14 - 21.40	362	19.18	4.5	302	19.19
23.50 - 27.52	2,778	26.47	7.1	1,127	26.32
39.72	552	39.72	9.1	—	—
	4,236	26.25	6.7	1,959	22.47

The following table summarizes additional information concerning unvested stock options at December 31, 2007 (shares in thousands):

	Shares Under Options	Weighted Average Grant Date Fair Value
Unvested at December 31, 2006	2,754	$1.90
Granted	616	5.20
Vested	(786)	1.60
Forfeited	(307)	2.70
Unvested at December 31, 2007	2,277	2.70

The weighted average fair value per share at the date of grant for options awarded during the years ended December 31, 2007, 2006 and 2005 was $5.20, $2.20 and $1.90, respectively. The total vesting date intrinsic values of shares under options vested during the years ended December 31, 2007, 2006 and 2005 was $1.3 million, $1.0 million and $0.6 million, respectively. The total intrinsic value of vested shares under options at December 31, 2007 was $24.4 million.

Proceeds received from options exercised under the Stock Incentive Plans for the years ended December 31, 2007, 2006 and 2005 were $8.1 million, $7.9 million and $22.9 million, respectively. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 was $5.3 million, $4.6 million and $14.8 million, respectively.

The fair value of the stock options granted during the years ended December 31, 2007, 2006 and 2005 was estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the table below. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life (estimated period of time outstanding) of the stock options granted was estimated using the historical exercise behavior of employees and turnover rates. Expected volatility was based on historical volatility for a period equal to the stock option’s expected life, ending on the day of grant, and calculated on a weekly basis.

	2007	2006	2005
Risk-free rate	4.87%	4.50%	3.71%
Expected life (in years)	6.5	6.5	6.5
Expected volatility	20.0%	20.0%	20.0%
Expected dividend yield	5.5%	7.5%	7.5%

Restricted Stock and Performance Restricted Stock Units

Under the 2006 Incentive Plan, restricted stock and performance restricted stock units generally vest over a three- to five-year period and have a 10-year contractual term. The vesting of certain restricted shares and units may accelerate upon retirement, a change in control of the Company, as defined, and other events. When vested, each performance restricted stock unit is convertible into one share of common stock. The restricted stock and performance restricted stock units are valued on the grant date based on the market price of a common share on that date. Generally, the Company recognizes the fair value of the awards over the applicable vesting period as compensation expense. Upon any exercise or payment of restricted shares or units, the participant is required to pay the related tax withholding obligation. The 2006 Incentive Plan enables the participant to elect to have the Company reduce the number of shares to be delivered. The value of the shares withheld is the closing price of the Company’s common stock on the date the relevant transaction occurs. During 2007, 2006 and 2005, the Company withheld 84,000, 50,000 and 15,000 shares, respectively, to offset tax withholding obligations.

The following table summarizes additional information concerning restricted stock and restricted stock units at December 31, 2007 (units and shares in thousands):

Unvested Shares	Restricted Stock Units	Weighted Average Grant Date Fair Value	Restricted Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2006	713	$27.13	373	$24.69
Granted	248	39.72	282	32.75
Vested	(128)	26.74	(125)	23.17
Forfeited	(45)	30.94	(41)	29.40
Unvested at December 31, 2007	788	30.84	489	29.21

At December 31, 2007, the weighted average remaining contractual term of restricted stock units and restricted stock was 8.2 years. The total fair values of restricted stock and restricted stock units when vested for the years ended December 31, 2007, 2006 and 2005 were $9.3 million, $6.6 million and $3.0 million, respectively.

On August 14, 2006, the Company granted 219,000 restricted stock units to the Company’s Chairman and Chief Executive Officer. The restricted stock units vest over a period of ten years beginning in 2012. Additionally, as the Company pays dividends on its outstanding common stock, the original award will be credited with additional restricted stock units as dividend equivalents (as opposed to receiving a cash payment). The dividend equivalent restricted stock units will be subject to the same vesting and other conditions as applied to the grant generally.

Total share-based compensation expense recognized during the years ended December 31, 2007, 2006 and 2005 was $11.4 million, $8.2 million and $6.5 million, respectively. As of December 31, 2007, there was $33 million of total unrecognized compensation cost, related to unvested share-based compensation arrangements granted under the Company’s incentive plans, which is expected to be recognized over a weighted average period of 2.9 years.

Employee Benefit Plan

The Company maintains a 401(k) and profit sharing plan that allows for eligible participants to defer compensation, subject to certain limitations imposed by the Code. The Company provides a matching contribution of up to 4% of each participant’s eligible compensation. During 2007, 2006 and 2005, the Company’s matching contributions were approximately $0.8 million, $0.5 million and $0.2 million, respectively.

(21)                          Supplemental Cash Flow Information

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Supplemental cash flow information:
Interest paid, net of capitalized interest and other	$327,047	$165,508	$99,862
Taxes paid	1,785	13	106
Supplemental schedule of non-cash investing activities:
Capitalized interest	12,346	895	637
Accrued construction costs	13,177	—	—
Real estate exchanged in real estate acquisitions	35,205	—	—
Supplemental schedule of non-cash financing activities:
Mortgages assumed with real estate acquisitions	17,362	80,747	113,484
Mortgages included with real estate dispositions	3,792	91,730	—
Loans received upon sale of unconsolidated joint venture investments	—	—	6,228
Restricted stock issued	282	111	121
Vesting of restricted stock units	121	129	3
Cancellation of restricted stock	41	61	22
Conversion of non-managing member units into common stock	3,704	5,523	2,601
Non-managing member units issued in connection with acquisitions	180,698	2,752	30,398
Unrealized gains (losses) on available for sale securities and derivatives designated as cash flow hedges	(20,673)	22,826	1,468

See also discussions of the SEUSA acquisition, CRP and CRC mergers, and HCP MOP, HCP Ventures II, HCP Ventures III and HCP Ventures IV transactions in Notes 3 and 8.

(22)                          Earnings Per Common Share

The Company computes earnings per share in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per common share is computed by dividing net income applicable to common shares by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share is calculated including the effect of dilutive securities. Approximately 0.6 million and 0.9 million options to purchase shares of common stock that had an exercise price in excess of the average market price of the common stock during 2007 and 2005, respectively, were not included because they are not dilutive. For 2006, there were no anti-dilutive options to purchase shares of common stock. Additionally, 10.1 million shares issuable upon conversion of 7.6 million DownREIT units during 2007, and 6.0 million shares issuable upon conversion of 3.4 million non-managing member units in 2006 and 2005 were not included since they are anti-dilutive.

The following table illustrates the computation of basic and diluted earnings per share for the years ended December 31 (dollars in thousands, except per share and share amounts):

	2007	2006	2005
Numerator
Income from continuing operations	$116,983	$35,798	$49,012
Preferred stock dividends	(21,130)	(21,130)	(21,130)
Income from continuing operations applicable to common shares	95,853	14,668	27,882
Discontinued operations	472,032	381,749	124,045
Net income applicable to common shares	$567,885	$396,417	$151,927
Denominator
Basic weighted average common shares	207,924	148,236	134,673
Dilutive stock options and restricted stock	1,330	605	887
Diluted weighted average common shares	209,254	148,841	135,560
Basic earnings per common share
Income from continuing operations	$0.46	$0.10	$0.21
Discontinued operations	2.27	2.57	0.92
Net income applicable to common stockholders	$2.73	$2.67	$1.13
Diluted earnings per common share
Income from continuing operations	$0.46	$0.10	$0.21
Discontinued operations	2.25	2.56	0.91
Net income applicable to common shares	$2.71	$2.66	$1.12

(23)                          Transactions with Related Parties

Mr. McKee, a director of the Company, is Chief Executive Officer and Vice Chairman of The Irvine Company. During each of 2007, 2006 and 2005, the Company made payments of approximately $0.4 million, $0.6 million and $0.6 million, respectively, to The Irvine Company for the lease of office space.

Mr. Messmer, a director of the Company, is Chairman and Chief Executive Officer of Robert Half International Inc. During 2007, 2006 and 2005, the Company made payments of approximately $0.5 million, $0.2 million and $0.1 million, respectively, to Robert Half International Inc. and certain of its subsidiaries for services including placement of temporary and permanent employees, Sarbanes-Oxley compliance consultation and due diligence on acquisitions.

Mr. Rhein, a director of the Company, is a director of Cohen & Steers, Inc. Cohen & Steers Capital Management, Inc., a wholly owned subsidiary of Cohen & Steers, Inc., is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. As of December 31, 2007, mutual funds managed by Cohen & Steers Capital Management, Inc., (“Cohen & Steers”) in the aggregate, owned approximately 3% of the Company’s common stock. In addition, an affiliate of Cohen & Steers provided financial advisory services to the Company in 2007 and 2006. In respect of these services, the Company made payments to the Cohen & Steers affiliate of $5.5 million and $1.5 million during 2007 and 2006, respectively.

Mr. Sullivan, a director of the Company, was a director of Covenant Care, Inc through March 2006. During 2006 and 2005, Covenant Care made payments of approximately $8.2 million and $8.0 million, respectively, to the Company for the lease of certain of its nursing home properties.

Mr. Roath, a director of the Company, is the former Chairman, President and Chief Executive Officer of the Company. Mr. Roath is a participant under the Company’s Supplemental Executive Retirement Plan (“SERP”). During 2007, 2006 and 2005, the Company made payments under the SERP to Mr. Roath of approximately $625,000 per year.

Mr. Elcan, an Executive Vice President of HCP, and certain members of Mr. Elcan’s immediate family, including without limitation his wife and father-in-law, beneficially own, in the aggregate, greater than 2% of the outstanding common stock of HCA Inc. (“HCA”). During 2007, 2006 and 2005, HCA contributed $83 million, $37 million and $33 million in aggregate revenues and interest income, respectively, for the lease of certain assets and obligations under marketable debt securities.

Mr. Elcan was formerly a senior executive and limited liability company member of MedCap Properties, LLC, which was acquired in October 2003 by HCP and a joint venture of which HCP was the managing member. As part of that transaction, MedCap Properties, LLC contributed certain property interests to a newly-formed entity, HCPI/Tennessee LLC, in exchange for DownREIT units. In connection with the transactions, Mr. Elcan received 610,397 non-managing member units in HCPI/Tennessee, LLC in a distribution of his interests in MedCap Properties, LLC. Each DownREIT unit is currently redeemable for an amount of cash approximating the then-current market value of two shares of HCP’s common stock or, at HCP’s option, two shares of HCP’s common stock (subject to certain adjustments, such as stock splits, stock dividends and reclassifications). In addition, the HCPI/Tennessee, LLC agreement provides for a “make-whole” payment, intended to cover grossed-up tax liabilities, to the non-managing members upon the sale of certain properties acquired by HCPI/Tennessee, LLC in the MedCap transactions and other events. Mr. Elcan did not receive any such payments in 2007 but remains eligible for such payments should any such properties be sold in the future.

The HCPI/Tennessee, LLC agreement was amended, with an effective date of January 1, 2007, to change the allocation of the taxable income among the members, to more closely correspond with the relative cash distributions each member receives. Previously, taxable income was allocated disproportionately to the non-managing members to reflect the priority rights of the non-managing member unit holders in distributions of cash. The amendment will have no effect on the amounts of cash distributions or the accounting for the minority interests held by the non-managing members.

Pursuant to the original purchase agreement dated October 2, 2003, the Company paid $9.8 million during the year ended December 31, 2005, in additional purchase consideration in the form of an earn-out to the former members of MedCap Properties, LLC (“MedCap”) related to the Company’s 2003 acquisition of four MOBs that were under development at the time of acquisition. The amounts paid included $3.7 million paid to Mr. Elcan and Mr. Klaritch who are former members of MedCap and officers of the Company. At the time that the original purchase agreement was executed, Mr. Elcan and Mr. Klaritch were not officers of the Company.

Notwithstanding these matters, the Board of Directors of the Company has determined, in accordance with the categorical standards adopted by the Board, that each of Messrs. Elcan, Klaritch, McKee, Messmer, Rhein and Sullivan is independent within the meaning of the rules of the New York Stock Exchange.

The Company own interests in certain unconsolidated joint ventures, including HCP Ventures II, HCP Ventures III and HCP Ventures IV, as described under Note 8.

(24)                          Selected Quarterly Financial Data (Unaudited)

	Three Months Ended During 2007
	March 31	June 30	September 30	December 31
	(in thousands, except share data)
Total revenues	$208,066	$206,847	$243,813	$255,952
Income before equity income from unconsolidated joint ventures and minority interests’ share in earnings	26,799	51,963	25,047	31,885
Total discontinued operations	122,510	24,758	301,877	22,887
Net income applicable to common shares	140,005	66,001	316,866	45,013
Dividends paid per common share	0.445	0.445	0.445	0.445
Basic earnings per common share	0.69	0.32	1.54	0.21
Diluted earnings per common share	0.68	0.32	1.53	0.21

	Three Months Ended During 2006
	March 31	June 30	September 30	December 31
	(in thousands, except share data)
Total revenues	$84,850	$94,835	$95,830	$195,636
Income (loss) before equity income from unconsolidated joint ventures and minority interests’ share in earnings	20,885	17,468	15,232	(11,313)
Total discontinued operations	36,958	25,555	64,053	255,183
Net income applicable to common shares	52,605	36,284	71,536	235,992
Dividends paid per common share	0.425	0.425	0.425	0.425
Basic earnings per common share	0.39	0.27	0.52	1.28
Diluted earnings per common share	0.38	0.26	0.52	1.28

Results of operations for properties sold or to be sold have been classified as discontinued operations for all periods presented.

The above selected quarterly financial data includes the following significant transactions:

•                  On October 5, 2006, the Company completed its merger with CRP. The impact of the Company’s merger with CRP is included in the results beginning in the quarter ended December 31, 2006.

•                  On October 27, 2006, the Company formed HCP Ventures III with an institutional capital partner. Upon sale of a 70% interest in the venture, the Company received approximately $36 million in proceeds, including a one-time acquisition fee of $0.7 million. Effective on the date of formation, the Company began accounting for the interest in the joint venture as an equity method investment.

•                  On November 30, 2006, the Company acquired the interest held by an affiliate of GE in HCP MOP, which resulted in the consolidation of HCP MOP beginning on that date. The impact of the Company’s consolidation of HCP MOP is included in the results beginning in the quarter ended December 31, 2006.

•                  On December 1, 2006, the Company sold 69 skilled nursing facilities for $392 million, recognizing gains on sale of approximately $226 million.

•                  On January 5, 2007, the Company formed Ventures II with an institutional capital partner. Upon the sale of a 65% interest, the Company received approximately $280 million in proceeds, including a one-time acquisition fee of $5.4 million. Effective on the date of formation, the Company began accounting for the interest in the joint venture as an equity method investment.

•                  On April 30, 2007, the Company formed HCP Ventures IV with an institutional capital partner. Upon the sale of an 80% interest in the venture, the Company received proceeds of $196 million and recognized a gain on the sale of real estate interest of $10 million. These proceeds include a one-time acquisition fee of $3 million. Effective on the date of formation, the Company began accounting for the interest in the joint venture as an equity method investment.

•                  On August 1, 2007, the Company acquired SEUSA. The impact of the Company’s acquisition of SEUSA is included in the results beginning in the quarter ended September 30, 2007.

•                  On August 15, 2007, the Company sold 41 senior housing facilities to Emeritus Corporation for an aggregate price of $501.5 million, resulting in gains of $284 million.

HCP, Inc.

Schedule II: Valuation and Qualifying Accounts

December 31, 2007

(In thousands)

Allowance Accounts(1)		Additions			Deductions
Year Ended December 31,	Balance at Beginning of Year	Amounts Charged Against Operations, net	Acquired Properties		Uncollectible Accounts Written-off	Disposed/ Contributed Properties	Balance at End of Year
2007	$55,106	$23,383	$890		$(1,964)	$(18,284)	$59,131
2006	$25,050	$10,387	$21,592	(2)	$(1,923)	$—	$55,106
2005	$20,092	$6,588	$—		$(1,346)	$(284)	$25,050

(1)                                  Includes allowance for doubtful accounts, straight-line rent reserves and allowance for loan losses.

(2)                                  Additions primarily related to the CNL Retirement Properties, Inc. and CNL Retirement Corp. mergers completed on November 30, 2006.

HCP, Inc.

Schedule III: Real Estate and Accumulated Depreciation

December 31, 2007

(Dollars in thousands)

						Gross Amount at Which Carried As of December 31, 2007					Life on Which Depreciation in
			Initial Cost to Company		Costs Capitalized		Buildings			Year	Latest Income
City	State	Encumbrances at 12/31/07(1)	Land	Buildings and Improvements	Subsequent to Acquisition	Land	and Improvements	Total	Accumulated Depreciation	Acquired/ Constructed	Statement is Computed
Senior housing
Birmingham	AL	$—	$1,200	$8,023	$—	$1,200	$8,023	$9,223	$(1,956)	1997	45
Birmingham	AL	35,724	4,682	86,200	—	4,682	86,200	90,882	(3,011)	2006	40
Huntsville	AL	19,510	1,394	44,347	—	1,394	44,347	45,741	(1,546)	2006	40
Huntsville	AL	—	307	5,813	—	307	5,813	6,120	(260)	2006	40
Little Rock	AR	7,697	1,922	14,140	—	1,922	14,140	16,062	(561)	2006	39
Douglas	AZ	—	110	703	—	110	703	813	(164)	2005	35
Tucson	AZ	—	2,350	24,037	—	2,350	24,037	26,387	(3,405)	2002	30
Beverly Hills	CA	—	9,872	33,590	—	9,872	33,590	43,462	(1,208)	2006	40
Camarillo	CA	—	5,798	19,427	—	5,798	19,427	25,225	(777)	2006	40
Carlsbad	CA	13,962	7,897	14,255	—	7,897	14,255	22,152	(618)	2006	40
Carmichael	CA	7,106	4,270	13,846	—	4,270	13,846	18,116	(491)	2006	40
Citrus Heights	CA	3,680	1,180	8,366	—	1,180	8,366	9,546	(527)	2006	29
Concord	CA	25,000	6,010	39,601	—	6,010	39,601	45,611	(2,922)	2005	40
Dana Point	CA	—	1,960	15,946	—	1,960	15,946	17,906	(1,166)	2005	39
Elk Grove	CA	—	2,235	6,339	—	2,235	6,339	8,574	(257)	2006	40
Escondido	CA	14,340	5,090	24,254	—	5,090	24,254	29,344	(1,846)	2005	40
Fairfield	CA	—	149	2,835	—	149	2,835	2,984	(820)	1997	35
Fremont	CA	9,804	2,360	11,673	—	2,360	11,673	14,033	(908)	2005	40
Granada Hills	CA	—	2,200	18,257	—	2,200	18,257	20,457	(1,365)	2005	39
Hemet	CA	2,973	1,270	5,966	—	1,270	5,966	7,236	(240)	2006	40
Irvine	CA	—	8,220	14,104	—	8,220	14,104	22,324	(580)	2006	45
Lodi	CA	—	732	5,907	—	732	5,907	6,639	(1,902)	1997	35
Murietta	CA	—	435	5,934	—	435	5,934	6,369	(1,659)	1997	35
Northridge	CA	7,145	6,718	26,309	—	6,718	26,309	33,027	(999)	2006	40
Palm Springs	CA	1,287	1,005	5,183	—	1,005	5,183	6,188	(241)	2006	40
Pleasant Hill	CA	6,270	2,480	21,333	—	2,480	21,333	23,813	(1,585)	2005	40
Rancho Mirage	CA	6,709	1,798	24,053	—	1,798	24,053	25,851	(952)	2006	40
San Diego	CA	7,849	6,384	32,072	—	6,384	32,072	38,456	(1,243)	2006	40
San Dimas	CA	12,536	5,628	31,374	—	5,628	31,374	37,002	(1,154)	2006	40
San Juan Capistrano	CA	4,380	5,983	9,614	—	5,983	9,614	15,597	(411)	2006	40
Santa Rosa	CA	8,123	3,582	21,113	—	3,582	21,113	24,695	(828)	2006	40
South San Francisco	CA	11,308	3,000	16,585	—	3,000	16,585	19,585	(1,218)	2005	40
Ventura	CA	10,684	2,030	17,380	—	2,030	17,380	19,410	(1,316)	2005	40
Yorba Linda	CA	9,755	4,968	19,290	—	4,968	19,290	24,258	(777)	2006	40
Colorado Springs	CO	9,642	1,910	24,479	—	1,910	24,479	26,389	(976)	2006	40
Denver	CO	—	2,810	36,021	—	2,810	36,021	38,831	(5,103)	2002	30
Denver	CO	10,457	2,511	30,641	—	2,511	30,641	33,152	(1,133)	2006	40
Greenwood Village	CO	—	3,367	38,396	—	3,367	38,396	41,763	(1,374)	2006	40
Lakewood	CO	11,005	3,012	31,913	—	3,012	31,913	34,925	(1,172)	2006	40
Torrington	CT	—	166	11,001	—	166	11,001	11,167	(925)	2005	40
Woodbridge	CT	3,777	2,352	9,929	—	2,352	9,929	12,281	(411)	2006	40
Altamonte Springs	FL	—	1,530	7,956	—	1,530	7,956	9,486	(1,476)	2002	40
Apopka	FL	—	920	4,816	—	920	4,816	5,736	(193)	2006	35
Boca Raton	FL	12,128	4,730	17,531	—	4,730	17,531	22,261	(1,031)	2006	30
Boca Raton	FL	—	2,415	15,784	—	2,415	15,784	18,199	(572)	2006	40
Boynton Beach	FL	—	1,270	5,232	—	1,270	5,232	6,502	(1,021)	2003	40
Clearwater	FL	—	2,250	3,207	—	2,250	3,207	5,457	(907)	2002	40
Clearwater	FL	—	3,856	12,176	182	3,856	12,358	16,214	(1,454)	2005	40
Clermont	FL	—	440	6,518	—	440	6,518	6,958	(254)	2006	35
Coconut Creek	FL	—	2,461	14,104	—	2,461	14,104	16,565	(549)	2006	40
Delray Beach	FL	—	850	6,957	—	850	6,957	7,807	(1,023)	2002	43
Gainesville	FL	—	1,020	13,490	—	1,020	13,490	14,510	(645)	2006	40
Gainesville	FL	—	1,221	12,226	—	1,221	12,226	13,447	(445)	2006	40
Jacksonville	FL	—	3,250	26,786	—	3,250	26,786	30,036	(5,110)	2002	35
Jacksonville	FL	—	1,587	15,616	—	1,587	15,616	17,203	(558)	2006	40
Lantana	FL	—	3,520	26,453	—	3,520	26,453	29,973	(1,438)	2006	30
Ocoee	FL	—	2,096	9,322	—	2,096	9,322	11,418	(865)	2005	40
Oviedo	FL	—	670	8,072	—	670	8,072	8,742	(310)	2006	35
Palm Harbor	FL	—	1,462	16,774	—	1,462	16,774	18,236	(609)	2006	40
Pinellas Park	FL	—	480	4,251	—	480	4,251	4,731	(1,653)	1996	35
Port Orange	FL	—	2,340	9,899	—	2,340	9,899	12,239	(903)	2005	40
St. Augustine	FL	—	830	11,627	—	830	11,627	12,457	(935)	2005	35
Sun City Center	FL	—	510	6,120	—	510	6,120	6,630	(765)	2004	35
Sun City Center	FL	—	3,466	70,810	—	3,466	70,810	74,276	(7,660)	2004	34
Tallahassee	FL	—	1,331	19,039	—	1,331	19,039	20,370	(670)	2006	40
Tampa	FL	—	600	6,225	—	600	6,225	6,825	(1,734)	1997	45
Tampa	FL	—	800	11,340	—	800	11,340	12,140	(560)	2006	40
Vero Beach	FL	33,295	2,035	34,993	201	2,035	35,194	37,229	(1,437)	2006	40
Alpharetta	GA	—	793	8,038	—	793	8,038	8,831	(314)	2006	40
Atlanta	GA	—	1,211	5,363	—	1,211	5,363	6,574	(226)	2006	40

						Gross Amount at Which Carried As of December 31, 2007					Life on Which Depreciation in
			Initial Cost to Company		Costs Capitalized		Buildings			Year	Latest Income
City	State	Encumbrances at 12/31/07(1)	Land	Buildings and Improvements	Subsequent to Acquisition	Land	and Improvements	Total	Accumulated Depreciation	Acquired/ Constructed	Statement is Computed
Atlanta	GA	—	687	5,633	—	687	5,633	6,320	(264)	2006	40
Atlanta	GA	4,567	702	3,567	—	702	3,567	4,269	(151)	2006	40
Atlanta	GA	3,575	2,665	5,911	—	2,665	5,911	8,576	(289)	2006	40
Lilburn	GA	—	907	17,340	—	907	17,340	18,247	(664)	2006	40
Marietta	GA	—	894	6,436	—	894	6,436	7,330	(260)	2006	40
Milledgeville	GA	—	150	1,687	—	150	1,687	1,837	(573)	1997	45
Davenport	IA	3,429	511	8,039	—	511	8,039	8,550	(289)	2006	40
Marion	IA	2,780	502	6,865	—	502	6,865	7,367	(248)	2006	40
Bloomington	IL	—	798	13,091	—	798	13,091	13,889	(466)	2006	40
Champaign	IL	—	101	4,207	—	101	4,207	4,308	(166)	2006	40
Hoffman Estates	IL	5,457	1,701	12,037	118	1,701	12,155	13,856	(504)	2006	40
Macomb	IL	—	81	6,062	—	81	6,062	6,143	(224)	2006	40
Mt. Vernon	IL	—	296	15,935	—	296	15,935	16,231	(571)	2006	40
Oak Park	IL	—	3,476	31,032	—	3,476	31,032	34,508	(1,089)	2006	40
Orland Park	IL	—	2,623	23,154	—	2,623	23,154	25,777	(861)	2006	40
Peoria	IL	—	404	10,050	—	404	10,050	10,454	(373)	2006	40
Wilmette	IL	—	1,100	9,373	—	1,100	9,373	10,473	(342)	2006	40
Anderson	IN	—	500	4,642	1,733	500	6,375	6,875	(1,429)	1999	35
Evansville	IN	—	500	8,171	—	500	8,171	8,671	(1,724)	1999	45
Indianapolis	IN	—	1,197	7,718	—	1,197	7,718	8,915	(292)	2006	40
Indianapolis	IN	—	1,144	8,261	593	1,144	8,854	9,998	(309)	2006	40
West Lafayette	IN	—	813	10,876	—	813	10,876	11,689	(395)	2006	40
Mission	KS	—	340	9,517	—	340	9,517	9,857	(1,660)	2002	35
Overland Park	KS	—	750	8,241	—	750	8,241	8,991	(1,924)	1998	45
Wichita	KS	—	220	3,374	—	220	3,374	3,594	(2,258)	1986	40
Edgewood	KY	1,287	1,868	4,934	—	1,868	4,934	6,802	(248)	2006	40
Lexington	KY	8,010	2,093	16,917	—	2,093	16,917	19,010	(2,331)	2004	30
Middletown	KY	—	1,499	24,607	—	1,499	24,607	26,106	(903)	2006	40
Danvers	MA	4,958	4,616	30,692	—	4,616	30,692	35,308	(1,087)	2006	40
Dartmouth	MA	—	3,145	6,880	—	3,145	6,880	10,025	(269)	2006	40
Dedham	MA	11,055	3,930	21,340	—	3,930	21,340	25,270	(793)	2006	40
Plymouth	MA	3,314	2,434	9,027	—	2,434	9,027	11,461	(386)	2006	40
Baltimore	MD	14,646	1,416	8,854	—	1,416	8,854	10,270	(377)	2006	40
Baltimore	MD	—	1,684	18,889	—	1,684	18,889	20,573	(683)	2006	40
Frederick	MD	3,311	609	9,158	—	609	9,158	9,767	(340)	2006	40
Westminster	MD	—	768	5,619	—	768	5,619	6,387	(1,704)	1998	45
Cape Elizabeth	ME	—	630	3,864	93	630	3,957	4,587	(760)	2003	40
Saco	ME	—	80	2,533	155	80	2,688	2,768	(460)	2003	40
Auburn Hills	MI	—	2,281	10,812	—	2,281	10,812	13,093	(409)	2006	40
Farmington Hills	MI	4,510	1,013	12,119	—	1,013	12,119	13,132	(454)	2006	40
Holland	MI	—	787	51,410	—	787	51,410	52,197	(6,754)	2004	29
Portage	MI	—	100	5,700	2,117	100	7,817	7,917	(295)	2006	40
Sterling Heights	MI	—	920	7,326	—	920	7,326	8,246	(1,326)	2001	35
Sterling Heights	MI	—	1,593	11,500	—	1,593	11,500	13,093	(429)	2006	40
Des Peres	MO	—	4,361	20,664	—	4,361	20,664	25,025	(781)	2006	40
Richmond Heights	MO	—	1,744	24,232	—	1,744	24,232	25,976	(907)	2006	40
St. Louis	MO	13,450	2,500	20,343	—	2,500	20,343	22,843	(1,203)	2006	30
Great Falls	MT	—	500	5,682	—	500	5,682	6,182	(344)	2006	40
Charlotte	NC	—	710	9,559	—	710	9,559	10,269	(335)	2006	40
Concord	NC	2,422	601	7,008	—	601	7,008	7,609	(268)	2006	40
Raleigh	NC	3,022	1,191	11,532	—	1,191	11,532	12,723	(423)	2006	40
Cresskill	NJ	—	4,684	35,408	—	4,684	35,408	40,092	(1,322)	2006	40
Glassboro	NJ	—	162	2,875	—	162	2,875	3,037	(902)	1997	35
Hillsborough	NJ	—	1,042	10,042	—	1,042	10,042	11,084	(887)	2005	40
Madison	NJ	—	3,157	19,909	—	3,157	19,909	23,066	(750)	2006	40
Manahawkin	NJ	—	921	9,927	—	921	9,927	10,848	(879)	2005	40
Paramus	NJ	12,226	4,280	31,684	—	4,280	31,684	35,964	(1,143)	2006	40
Saddle River	NJ	—	1,784	15,625	—	1,784	15,625	17,409	(585)	2006	40
Vineland	NJ	—	177	2,897	—	177	2,897	3,074	(923)	1997	35
Voorhees Township	NJ	—	900	7,968	—	900	7,968	8,868	(1,794)	1998	45
Albuquerque	NM	—	767	9,324	—	767	9,324	10,091	(2,573)	1996	45
Las Vegas	NV	—	1,960	5,816	—	1,960	5,816	7,776	(516)	2005	40
Brooklyn	NY	11,612	8,117	23,627	—	8,117	23,627	31,744	(887)	2006	40
Sheepshead Bay	NY	12,331	5,215	39,052	—	5,215	39,052	44,267	(1,407)	2006	40
Cincinnati	OH	—	600	4,428	—	600	4,428	5,028	(801)	2001	35
Columbus	OH	—	970	7,806	440	970	8,246	9,216	(505)	2006	40
Fairborn	OH	—	810	8,311	—	810	8,311	9,121	(409)	2006	36
Fairborn	OH	—	298	10,704	747	298	11,451	11,749	(385)	2006	40
Marietta	OH	5,057	1,069	11,435	—	1,069	11,435	12,504	(162)	2007	40
Poland	OH	4,133	695	10,444	—	695	10,444	11,139	(400)	2006	40
Willoughby	OH	3,567	1,177	9,982	—	1,177	9,982	11,159	(401)	2006	40
Oklahoma City	OK	1,772	801	4,904	—	801	4,904	5,705	(237)	2006	40
Tulsa	OK	3,389	1,115	11,028	—	1,115	11,028	12,143	(495)	2006	40
Haverford	PA	—	16,461	108,816	—	16,461	108,816	125,277	(3,753)	2006	40

						Gross Amount at Which Carried As of December 31, 2007					Life on Which Depreciation in
			Initial Cost to Company		Costs Capitalized		Buildings			Year	Latest Income
City	State	Encumbrances at 12/31/07(1)	Land	Buildings and Improvements	Subsequent to Acquisition	Land	and Improvements	Total	Accumulated Depreciation	Acquired/ Constructed	Statement is Computed
Aiken	SC	—	357	13,875	—	357	13,875	14,232	(544)	2006	40
Charleston	SC	—	885	13,276	—	885	13,276	14,161	(508)	2006	40
Columbia	SC	—	408	6,996	—	408	6,996	7,404	(261)	2006	40
Georgetown	SC	—	239	3,136	—	239	3,136	3,375	(698)	1998	45
Greenville	SC	—	1,090	12,557	—	1,090	12,557	13,647	(435)	2006	40
Greenville	SC	2,005	993	16,314	—	993	16,314	17,307	(707)	2006	40
Lancaster	SC	—	84	3,120	—	84	3,120	3,204	(619)	1998	45
Myrtle Beach	SC	—	900	10,913	—	900	10,913	11,813	(371)	2006	40
Rock Hill	SC	—	203	2,908	—	203	2,908	3,111	(723)	1998	45
Rock Hill	SC	—	695	4,240	—	695	4,240	4,935	(183)	2006	40
Sumter	SC	—	196	2,866	—	196	2,866	3,062	(741)	1998	45
Jackson	TN	—	200	2,310	—	200	2,310	2,510	(1,062)	1999	35
Nashville	TN	—	812	15,006	—	812	15,006	15,818	(633)	2006	40
Oak Ridge	TN	—	500	4,741	—	500	4,741	5,241	(191)	2006	35
Abilene	TX	2,083	300	2,831	—	300	2,831	3,131	(145)	2006	39
Arlington	TX	—	2,002	16,829	—	2,002	16,829	18,831	(633)	2006	40
Arlington	TX	—	2,494	12,438	—	2,494	12,438	14,932	(536)	2006	40
Austin	TX	—	2,960	41,645	—	2,960	41,645	44,605	(5,900)	2002	30
Beaumont	TX	—	145	10,404	—	145	10,404	10,549	(2,814)	1996	45
Burleson	TX	4,757	1,050	5,242	—	1,050	5,242	6,292	(302)	2006	40
Carthage	TX	—	83	1,486	—	83	1,486	1,569	(526)	1995	35
Cedar Hill	TX	9,553	1,070	11,553	—	1,070	11,553	12,623	(582)	2006	40
Cedar Hill	TX	—	440	7,494	—	440	7,494	7,934	(209)	2007	40
Conroe	TX	—	167	1,885	—	167	1,885	2,052	(632)	1996	35
Fort Worth	TX	—	2,830	50,832	—	2,830	50,832	53,662	(7,201)	2002	30
Friendswood	TX	—	400	7,675	—	400	7,675	8,075	(1,220)	2002	45
Gun Barrel	TX	—	34	1,553	—	34	1,553	1,587	(549)	1995	35
Houston	TX	—	835	7,195	—	835	7,195	8,030	(1,529)	1997	45
Houston	TX	—	2,470	22,560	—	2,470	22,560	25,030	(4,416)	2002	35
Houston	TX	—	1,008	14,398	—	1,008	14,398	15,406	(539)	2006	40
Houston	TX	—	1,877	23,916	—	1,877	23,916	25,793	(976)	2006	40
Irving	TX	—	710	9,949	—	710	9,949	10,659	(771)	2005	35
Lubbock	TX	—	197	2,467	—	197	2,467	2,664	(827)	1996	35
Mesquite	TX	—	100	2,466	—	100	2,466	2,566	(827)	1995	35
North Richland Hills	TX	3,442	520	5,117	—	520	5,117	5,637	(288)	2006	40
North Richland Hills	TX	7,246	870	9,258	—	870	9,258	10,128	(538)	2006	35
Plano	TX	—	494	11,588	—	494	11,588	12,082	(451)	2006	40
San Antonio	TX	—	730	4,276	—	730	4,276	5,006	(821)	2002	45
Sherman	TX	—	145	1,516	—	145	1,516	1,661	(537)	1995	35
Temple	TX	—	96	2,138	—	96	2,138	2,234	(680)	1996	35
The Woodlands	TX	—	802	16,325	—	802	16,325	17,127	(608)	2006	40
Victoria	TX	—	175	4,290	3,101	175	7,391	7,566	(1,363)	1995	43
Waxahachie	TX	2,388	390	3,878	—	390	3,878	4,268	(214)	2006	40
Salt Lake City	UT	10,872	2,621	22,072	—	2,621	22,072	24,693	(899)	2006	40
Arlington	VA	10,029	4,320	19,567	—	4,320	19,567	23,887	(738)	2006	40
Arlington	VA	3,407	3,833	7,076	—	3,833	7,076	10,909	(273)	2006	40
Arlington	VA	13,483	7,278	37,407	—	7,278	37,407	44,685	(1,362)	2006	40
Chesapeake	VA	—	1,090	12,444	—	1,090	12,444	13,534	(432)	2006	40
Falls Church	VA	4,175	2,228	8,887	—	2,228	8,887	11,115	(325)	2006	40
Fort Belvoir	VA	—	11,594	99,528	4,643	11,594	104,171	115,765	(3,552)	2006	40
Leesburg	VA	1,008	607	3,236	—	607	3,236	3,843	(147)	2006	35
Richmond	VA	4,584	2,110	11,469	—	2,110	11,469	13,579	(452)	2006	40
Sterling	VA	7,054	2,360	22,932	—	2,360	22,932	25,292	(829)	2006	40
Woodbridge	VA	—	950	7,158	—	950	7,158	8,108	(1,616)	1997	45
Bellevue	WA	4,950	3,734	16,171	—	3,734	16,171	19,905	(629)	2006	40
Edmonds	WA	—	1,418	16,502	—	1,418	16,502	17,920	(619)	2006	40
Kirkland	WA	6,028	1,000	13,403	—	1,000	13,403	14,403	(962)	2005	40
Lynnwood	WA	3,055	1,203	7,487	—	1,203	7,487	8,690	(277)	2006	40
Mercer Island	WA	3,743	4,209	8,123	—	4,209	8,123	12,332	(299)	2006	40
Shoreline	WA	9,932	1,590	10,670	—	1,590	10,670	12,260	(818)	2005	40
Shoreline	WA	—	4,030	26,423	—	4,030	26,423	30,453	(1,831)	2005	39
Snohomish	WA	4,167	1,539	10,234	—	1,539	10,234	11,773	(376)	2006	40
		$567,987	$395,258	$3,031,657	$14,123	$395,258	$3,045,780	$3,441,038	$(209,780)
Life science
Brisbane	CA	$—	$77,800	$1,789	$2,532	$77,800	$4,321	$82,121	$—	2007	*
Carlsbad	CA	—	27,000	3,300	394	27,000	3,694	30,694	—	2007	*
Carlsbad	CA	—	20,800	2,675	781	20,800	3,456	24,256	—	2007	*
Hayward	CA	—	900	7,100	—	900	7,100	8,000	(74)	2007	40
Hayward	CA	—	1,500	6,400	—	1,500	6,400	7,900	(67)	2007	40
Hayward	CA	—	1,900	7,100	—	1,900	7,100	9,000	(74)	2007	40
Hayward	CA	—	2,200	17,200	—	2,200	17,200	19,400	(179)	2007	40
Hayward	CA	—	1,000	3,200	—	1,000	3,200	4,200	(33)	2007	40
Hayward	CA	—	801	6,625	—	801	6,625	7,426	(72)	2007	*

						Gross Amount at Which Carried As of December 31, 2007					Life on Which Depreciation in
			Initial Cost to Company		Costs Capitalized		Buildings			Year	Latest Income
City	State	Encumbrances at 12/31/07(1)	Land	Buildings and Improvements	Subsequent to Acquisition	Land	and Improvements	Total	Accumulated Depreciation	Acquired/ Constructed	Statement is Computed
Hayward	CA	—	539	4,459	—	539	4,459	4,998	(49)	2007	*
Hayward	CA	—	526	4,352	—	526	4,352	4,878	(48)	2007	*
Hayward	CA	—	944	7,812	—	944	7,812	8,756	(85)	2007	*
Hayward	CA	—	953	7,882	—	953	7,882	8,835	(86)	2007	*
Hayward	CA	—	991	8,200	—	991	8,200	9,191	(90)	2007	*
Hayward	CA	—	1,210	10,012	—	1,210	10,012	11,222	(110)	2007	*
Hayward	CA	—	2,736	7,927	—	2,736	7,927	10,663	(248)	2007	*
La Jolla	CA	—	5,200	—	—	5,200	—	5,200	—	2007	NA
La Jolla	CA	—	9,600	23,700	126	9,600	23,826	33,426	(245)	2007	40
La Jolla	CA	—	6,200	18,300	—	6,200	18,300	24,500	(191)	2007	40
La Jolla	CA	—	7,200	10,829	103	7,200	10,932	18,132	(167)	2007	27
La Jolla	CA	—	8,700	15,400	—	8,700	15,400	24,100	(207)	2007	30
Mountain View	CA	—	7,300	25,410	154	7,300	25,564	32,864	(265)	2007	40
Mountain View	CA	—	6,500	22,800	—	6,500	22,800	29,300	(238)	2007	40
Mountain View	CA	—	4,800	9,500	2,077	4,800	11,577	16,377	(99)	2007	40
Mountain View	CA	—	4,200	8,400	650	4,200	9,050	13,250	(88)	2007	40
Mountain View	CA	—	3,600	9,700	—	3,600	9,700	13,300	(101)	2007	40
Mountain View	CA	—	7,500	16,300	—	7,500	16,300	23,800	(170)	2007	40
Mountain View	CA	—	9,800	24,000	—	9,800	24,000	33,800	(250)	2007	40
Mountain View	CA	—	6,900	17,800	—	6,900	17,800	24,700	(185)	2007	40
Mountain View	CA	—	7,000	17,000	—	7,000	17,000	24,000	(177)	2007	40
Mountain View	CA	—	14,100	39,915	—	14,100	39,915	54,015	(418)	2007	40
Mountain View	CA	—	7,100	25,800	4,723	7,100	30,523	37,623	(269)	2007	40
Poway	CA	—	43,000	8,068	1,396	43,000	9,464	52,464	—	2007	*
Poway	CA	—	30,000	2,475	1,232	30,000	3,707	33,707	—	2007	*
Poway	CA	—	5,000	12,200	208	5,000	12,408	17,408	(127)	2007	40
Poway	CA	—	5,200	14,200	439	5,200	14,639	19,839	(148)	2007	40
Poway	CA	—	6,700	14,400	41	6,700	14,441	21,141	(150)	2007	40
Redwood City	CA	—	3,300	4,700	58	3,300	4,758	8,058	(63)	2007	40
Redwood City	CA	—	2,500	4,100	138	2,500	4,238	6,738	(55)	2007	40
Redwood City	CA	—	3,600	4,600	54	3,600	4,654	8,254	(64)	2007	30
Redwood City	CA	—	3,100	5,100	116	3,100	5,216	8,316	(69)	2007	31
Redwood City	CA	—	4,800	17,300	77	4,800	17,377	22,177	(180)	2007	31
Redwood City	CA	—	5,400	15,500	115	5,400	15,615	21,015	(161)	2007	31
Redwood City	CA	—	3,000	3,500	39	3,000	3,539	6,539	(56)	2007	40
Redwood City	CA	—	6,000	14,300	111	6,000	14,411	20,411	(157)	2007	40
Redwood City	CA	—	1,900	12,800	719	1,900	13,519	15,419	(133)	2007	40
Redwood City	CA	—	2,700	11,300	437	2,700	11,737	14,437	(118)	2007	40
Redwood City	CA	—	2,700	10,900	293	2,700	11,193	13,893	(114)	2007	40
Redwood City	CA	—	2,200	12,000	83	2,200	12,083	14,283	(125)	2007	38
Redwood City	CA	—	2,600	9,300	292	2,600	9,592	12,192	(97)	2007	26
Redwood City	CA	—	3,300	18,000	123	3,300	18,123	21,423	(188)	2007	40
Redwood City	CA	—	3,300	17,900	123	3,300	18,023	21,323	(186)	2007	40
San Diego	CA	—	7,872	34,617	7,452	7,872	42,069	49,941	(3,275)	2007	*
San Diego	CA	—	2,040	903	—	2,040	903	2,943	(49)	2007	35
San Diego	CA	—	4,630	2,028	—	4,630	2,028	6,658	(111)	2007	40
San Diego	CA	—	3,940	3,184	2,449	3,940	5,633	9,573	(495)	2007	40
San Diego	CA	—	5,690	4,579	568	5,690	5,147	10,837	(307)	2007	40
San Diego	CA	—	12,600	—	373	12,600	373	12,973	—	2007	40
San Diego	CA	12,186	7,740	22,654	—	7,740	22,654	30,394	(50)	2007	40
South San Francisco	CA	—	4,900	18,100	—	4,900	18,100	23,000	(189)	2007	40
South San Francisco	CA	—	8,000	27,700	—	8,000	27,700	35,700	(289)	2007	*
South San Francisco	CA	—	8,000	27,600	—	8,000	27,600	35,600	(288)	2007	*
South San Francisco	CA	—	3,700	20,800	—	3,700	20,800	24,500	(217)	2007	*
South San Francisco	CA	—	11,700	30,300	—	11,700	30,300	42,000	(316)	2007	*
South San Francisco	CA	—	7,000	31,200	—	7,000	31,200	38,200	(325)	2007	5
South San Francisco	CA	—	14,800	7,600	—	14,800	7,600	22,400	(106)	2007	*
South San Francisco	CA	—	8,400	32,100	—	8,400	32,100	40,500	(334)	2007	*
South San Francisco	CA	—	7,000	15,500	—	7,000	15,500	22,500	(161)	2002	39
South San Francisco	CA	—	11,900	75,913	—	11,900	75,913	87,813	(793)	2006	35
South San Francisco	CA	—	10,000	56,400	—	10,000	56,400	66,400	(588)	2006	35
South San Francisco	CA	—	9,300	42,400	—	9,300	42,400	51,700	(442)	2006	40
South San Francisco	CA	—	11,000	46,200	5	11,000	46,205	57,205	(481)	2006	40
South San Francisco	CA	—	13,200	59,300	540	13,200	59,840	73,040	—	2007	40
South San Francisco	CA	—	10,500	32,400	—	10,500	32,400	42,900	(338)	2007	40
South San Francisco	CA	—	10,600	32,700	—	10,600	32,700	43,300	(341)	2007	30
South San Francisco	CA	—	14,100	69,800	22	14,100	69,822	83,922	(727)	2007	40
South San Francisco	CA	—	12,800	63,600	95	12,800	63,695	76,495	(663)	2007	40
South San Francisco	CA	—	11,200	77,600	20	11,200	77,620	88,820	(808)	2007	40
South San Francisco	CA	—	7,200	49,800	19	7,200	49,819	57,019	(519)	2007	40
South San Francisco	CA	—	14,400	108,177	—	14,400	108,177	122,577	(1,126)	2007	40
South San Francisco	CA	—	10,900	20,900	3,419	10,900	24,319	35,219	(218)	2007	*
South San Francisco	CA	—	3,600	100	—	3,600	100	3,700	—	2007	40
South San Francisco	CA	—	2,300	100	—	2,300	100	2,400	—	2007	40

						Gross Amount at Which Carried As of December 31, 2007					Life on Which Depreciation in
			Initial Cost to Company		Costs Capitalized		Buildings			Year	Latest Income
City	State	Encumbrances at 12/31/07(1)	Land	Buildings and Improvements	Subsequent to Acquisition	Land	and Improvements	Total	Accumulated Depreciation	Acquired/ Constructed	Statement is Computed
South San Francisco	CA	—	3,900	200	—	3,900	200	4,100	(17)	2007	40
South San Francisco	CA	—	6,000	600	5	6,000	605	6,605	—	2007	40
South San Francisco	CA	—	6,100	700	—	6,100	700	6,800	—	2007	40
South San Francisco	CA	—	6,700	—	4	6,700	4	6,704	—	2007	40
South San Francisco	CA	—	10,100	24,013	11	10,100	24,024	34,124	(250)	2007	40
South San Francisco	CA	—	—	—	85	—	85	85	—	2007	40
South San Francisco	CA	—	11,100	43,500	8,934	11,100	52,434	63,534	—	2007	*
South San Francisco	CA	—	9,700	35,600	8,562	9,700	44,162	53,862	—	2007	*
South San Francisco	CA	—	6,300	22,900	5,692	6,300	28,592	34,892	—	2007	*
South San Francisco	CA	—	29,100	3,110	962	29,100	4,072	33,172	—	2007	6
South San Francisco	CA	—	6,100	2,300	12	6,100	2,312	8,412	—	2007	5
South San Francisco	CA	—	13,800	42,500	6,644	13,800	49,144	62,944	—	2007	*
South San Francisco	CA	—	14,500	45,300	6,592	14,500	51,892	66,392	—	2007	40
South San Francisco	CA	—	9,400	24,800	4,659	9,400	29,459	38,859	—	2007	38
South San Francisco	CA	—	5,666	5,773	—	5,666	5,773	11,439	(48)	2007	5
South San Francisco	CA	—	1,204	1,293	—	1,204	1,293	2,497	(11)	2007	5
South San Francisco	CA	3,929	9,000	17,800	—	9,000	17,800	26,800	(185)	2007	40
South San Francisco	CA	5,225	10,100	21,600	—	10,100	21,600	31,700	(225)	2007	*
South San Francisco	CA	5,352	10,700	23,621	—	10,700	23,621	34,321	(246)	2007	*
South San Francisco	CA	8,388	18,000	36,900	—	18,000	36,900	54,900	(384)	2007	40
South San Francisco	CA	8,848	28,600	55,873	—	28,600	55,873	84,473	(649)	2007	40
Salt Lake City	UT	—	500	8,548	—	500	8,548	9,048	(1,624)	2001	33
Salt Lake City	UT	—	890	15,623	—	890	15,623	16,513	(2,612)	2001	38
Salt Lake City	UT	—	190	9,876	—	190	9,876	10,066	(1,419)	2001	43
Salt Lake City	UT	—	630	6,921	—	630	6,921	7,551	(1,195)	2001	38
Salt Lake City	UT	—	125	6,368	—	125	6,368	6,493	(916)	2001	43
Salt Lake City	UT	—	—	14,614	—	—	14,614	14,614	(1,597)	2001	43
Salt Lake City	UT	—	280	4,347	—	280	4,347	4,627	(531)	2002	43
Salt Lake City	UT	—	—	6,673	—	—	6,673	6,673	(600)	2002	35
Salt Lake City	UT	—	—	14,600	82	—	14,682	14,682	(297)	2005	40
		$43,928	$887,497	$2,113,738	$74,840	$887,497	$2,188,578	$3,076,075	$(32,838)
Medical office
Anchorage	AK	$6,847	$1,456	$10,650	$27	$1,456	$10,677	$12,133	$(350)	2000	34
Chandler	AZ	—	3,669	3,690	10,330	3,669	14,020	17,689	(1,224)	2002	40
Oro Valley	AZ	—	1,050	6,773	15	1,050	6,788	7,838	(1,230)	2001	43
Phoenix	AZ	—	780	3,199	821	780	4,020	4,800	(1,019)	1999	32
Phoenix	AZ	—	280	877	—	280	877	1,157	(123)	2001	43
Scottsdale	AZ	—	5,115	14,064	301	5,115	14,365	19,480	(440)	2006	40
Tucson	AZ	—	215	6,318	—	215	6,318	6,533	(1,282)	2000	35
Tucson	AZ	—	215	3,940	104	215	4,044	4,259	(552)	2003	43
Brentwood	CA	—	—	30,864	322	—	31,186	31,186	(971)	2006	40
Encino	CA	7,208	6,151	10,438	234	6,176	10,647	16,823	(403)	2006	33
Los Angeles	CA	—	2,848	5,879	475	2,947	6,255	9,202	(3,012)	1997	21
Murietta	CA	—	400	9,266	916	439	10,143	10,582	(2,536)	1999	33
Poway	CA	—	2,700	10,839	679	2,700	11,518	14,218	(3,759)	1997	35
Sacramento	CA	12,414	2,860	21,716	—	2,860	21,716	24,576	(6,137)	1998	32
San Diego	CA	7,732	2,863	8,913	1,598	2,863	10,511	13,374	(4,023)	1997	21
San Diego	CA	—	4,619	19,370	2,467	4,619	21,837	26,456	(9,186)	1997	21
San Diego	CA	—	2,910	17,362	—	2,910	17,362	20,272	(4,051)	1999	35
San Jose	CA	2,764	1,935	1,728	475	1,935	2,203	4,138	(302)	2003	37
San Jose	CA	6,436	1,460	7,672	170	1,460	7,842	9,302	(917)	2003	37
San Jose	CA	3,349	1,718	3,124	46	1,718	3,170	4,888	(107)	2000	34
Sherman Oaks	CA	9,185	7,472	10,075	862	7,472	10,937	18,409	(573)	2006	22
Valencia	CA	—	2,300	6,567	498	2,309	7,056	9,365	(1,988)	1999	35
Valencia	CA	4,962	1,344	7,507	101	1,344	7,608	8,952	(235)	2006	40
West Hills	CA	—	2,100	10,695	855	2,100	11,550	13,650	(3,539)	1999	32
Aurora	CO	—	—	8,764	—	—	8,764	8,764	(768)	2005	39
Aurora	CO	4,745	210	12,362	98	210	12,460	12,670	(390)	2006	40
Aurora	CO	5,277	200	8,414	4	200	8,418	8,618	(319)	2006	33
Colorado Springs	CO	—	—	12,933	—	—	12,933	12,933	—	2006	40
Conifer	CO	853	—	1,486	5	—	1,491	1,491	(80)	2005	40
Denver	CO	4,587	493	7,897	—	493	7,897	8,390	(299)	2006	33
Englewood	CO	5,910	—	8,615	711	—	9,326	9,326	(598)	2005	35
Englewood	CO	—	—	8,450	546	—	8,996	8,996	(588)	2005	35
Englewood	CO	—	—	8,040	156	—	8,196	8,196	(503)	2005	35
Englewood	CO	4,690	—	8,471	179	—	8,650	8,650	(536)	2005	35
Littleton	CO	2,688	—	4,562	470	—	5,032	5,032	(318)	2005	35
Littleton	CO	3,027	—	4,926	214	—	5,140	5,140	(276)	2005	38
Lone Tree	CO	—	—	—	18,156	—	18,156	18,156	(1,585)	2003	39
Lone Tree	CO	15,483	—	23,274	—	—	23,274	23,274	(683)	2000	37
Parker	CO	—	—	13,388	51	—	13,439	13,439	(448)	2006	40
Thornton	CO	—	236	10,206	484	236	10,690	10,926	(1,429)	2002	43
Atlantis	FL	1,609	—	5,651	247	4	5,894	5,898	(1,566)	1999	35

						Gross Amount at Which Carried As of December 31, 2007					Life on Which Depreciation in
			Initial Cost to Company		Costs Capitalized		Buildings			Year	Latest Income
City	State	Encumbrances at 12/31/07(1)	Land	Buildings and Improvements	Subsequent to Acquisition	Land	and Improvements	Total	Accumulated Depreciation	Acquired/ Constructed	Statement is Computed
Atlantis	FL	1,347	—	2,027	19	—	2,046	2,046	(472)	1999	34
Atlantis	FL	—	—	2,000	272	—	2,272	2,272	(515)	1999	32
Atlantis	FL	—	455	2,231	8	455	2,239	2,694	(79)	2000	34
Atlantis	FL	2,846	1,507	2,894	112	1,507	3,006	4,513	(102)	2000	34
Englewood	FL	—	170	1,134	25	170	1,159	1,329	(38)	2000	34
Kissimmee	FL	323	788	174	1	788	175	963	(6)	2000	34
Kissimmee	FL	492	481	347	132	481	479	960	(17)	2000	34
Kissimmee	FL	6,106	—	7,574	563	—	8,137	8,137	(282)	2000	36
Margate	FL	4,688	1,553	6,898	70	1,553	6,968	8,521	(230)	2000	34
Miami	FL	9,373	4,392	11,841	—	4,392	11,841	16,233	(401)	2000	34
Milton	FL	—	—	8,566	17	—	8,583	8,583	(268)	2006	40
Orlando	FL	—	2,144	5,136	387	2,144	5,523	7,667	(753)	2003	37
Pace	FL	—	—	10,308	2,304	—	12,612	12,612	(680)	2006	44
Pensacola	FL	—	—	11,167	—	—	11,167	11,167	(455)	2006	45
Plantation	FL	864	969	3,241	177	969	3,418	4,387	(112)	2000	34
Plantation	FL	5,618	1,091	7,176	12	1,091	7,188	8,279	(239)	2002	36
St. Petersburg	FL	13,000	—	10,141	497	—	10,638	10,638	(329)	2004	38
Tampa	FL	5,838	1,967	6,602	625	1,967	7,227	9,194	(348)	2006	25
McCaysville	GA	—	—	3,231	19	—	3,250	3,250	(101)	2006	40
Marion	IL	—	100	11,484	46	100	11,530	11,630	(383)	2006	40
Newburgh	IN	8,975	—	14,019	832	—	14,851	14,851	(437)	2006	40
Wichita	KS	2,255	530	3,341	—	530	3,341	3,871	(458)	2001	45
Lexington	KY	—	—	12,726	570	—	13,296	13,296	(422)	2006	40
Louisville	KY	6,291	936	8,426	1,486	936	9,912	10,848	(2,123)	2005	11
Louisville	KY	20,521	835	27,628	995	835	28,623	29,458	(2,256)	2005	37
Louisville	KY	5,061	780	8,582	934	780	9,516	10,296	(1,351)	2005	18
Louisville	KY	8,181	826	13,814	1,168	826	14,982	15,808	(1,240)	2005	38
Louisville	KY	8,858	2,983	13,171	1,171	2,983	14,342	17,325	(1,319)	2005	30
Haverhill	MA	—	800	8,537	6	800	8,543	9,343	(178)	2007	40
Columbia	MD	3,778	1,115	3,206	522	1,115	3,728	4,843	(126)	2006	34
Glen Burnie	MD	3,512	670	5,085	—	670	5,085	5,755	(1,259)	1999	35
Towson	MD	11,453	—	8,589	8,429	—	17,018	17,018	(798)	2006	40
Minneapolis	MN	8,216	117	13,213	176	117	13,389	13,506	(3,935)	1997	32
Minneapolis	MN	3,110	160	10,131	276	160	10,407	10,567	(2,913)	1997	35
St Louis/Shrews	MO	3,377	1,650	3,767	—	1,650	3,767	5,417	(879)	1999	35
Jackson	MS	—	—	8,869	—	—	8,869	8,869	(277)	2006	40
Jackson	MS	5,414	—	7,187	1,095	—	8,282	8,282	(236)	2006	40
Jackson	MS	—	—	8,413	148	—	8,561	8,561	(265)	2006	40
Omaha	NE	13,970	—	16,243	25	—	16,268	16,268	(529)	2006	40
Albuquerque	NM	—	—	5,380	—	—	5,380	5,380	(258)	2005	39
Elko	NV	—	55	2,637	—	55	2,637	2,692	(671)	1999	35
Las Vegas	NV	—	—	—	17,044	—	17,044	17,044	(1,741)	2003	40
Las Vegas	NV	3,827	1,121	4,363	387	1,121	4,750	5,871	(163)	2000	34
Las Vegas	NV	3,992	2,125	4,829	529	2,125	5,358	7,483	(200)	2000	34
Las Vegas	NV	7,633	3,480	12,305	105	3,480	12,410	15,890	(430)	2000	34
Las Vegas	NV	1,103	1,717	3,597	855	1,717	4,452	6,169	(144)	2000	34
Las Vegas	NV	2,246	1,172	1,550	141	1,172	1,691	2,863	(78)	2000	34
Las Vegas	NV	—	3,244	18,339	633	3,244	18,972	22,216	(2,275)	2004	30
Cleveland	OH	—	823	2,726	49	823	2,775	3,598	(238)	2006	40
Harrison	OH	2,605	—	4,561	—	—	4,561	4,561	(1,064)	1999	35
Durant	OK	—	619	9,256	1,010	619	10,266	10,885	(290)	2006	40
Owasso	OK	—	—	6,582	—	—	6,582	6,582	(360)	2005	40
Roseburg	OR	—	—	5,707	—	—	5,707	5,707	(1,247)	1999	35
Clarksville	TN	—	1,195	6,537	—	1,195	6,537	7,732	(1,804)	1998	35
Hendersonville	TN	—	256	1,530	366	256	1,896	2,152	(83)	2000	34
Hermitage	TN	—	830	5,037	4,005	830	9,042	9,872	(885)	2003	35
Hermitage	TN	—	596	9,698	580	596	10,278	10,874	(1,291)	2003	37
Hermitage	TN	—	317	6,528	417	317	6,945	7,262	(919)	2003	37
Knoxville	TN	—	700	4,559	—	700	4,559	5,259	(1,758)	1994	35
Murfreesboro	TN	6,283	900	11,936	—	900	11,936	12,836	(2,128)	1999	35
Nashville	TN	9,979	955	14,289	—	955	14,289	15,244	(481)	2000	34
Nashville	TN	4,108	2,050	5,211	146	2,050	5,357	7,407	(187)	2000	34
Nashville	TN	582	1,007	181	56	1,007	237	1,244	(12)	2000	34
Nashville	TN	5,817	2,980	7,164	64	2,980	7,228	10,208	(240)	2000	34
Nashville	TN	989	1,171	830	—	1,171	830	2,001	(43)	2000	34
Nashville	TN	587	515	848	—	515	848	1,363	(27)	2000	34
Nashville	TN	980	266	1,305	165	266	1,470	1,736	(56)	2000	34
Nashville	TN	5,570	827	7,642	167	827	7,809	8,636	(264)	2000	34
Nashville	TN	10,503	5,425	12,577	—	5,425	12,577	18,002	(416)	2000	34
Nashville	TN	9,603	3,818	15,185	393	3,818	15,578	19,396	(561)	2000	34
Nashville	TN	479	583	450	—	583	450	1,033	(15)	2000	34
Arlington	TX	9,367	769	12,355	211	769	12,566	13,335	(423)	2003	34
Conroe	TX	3,059	324	4,842	572	324	5,414	5,738	(193)	2000	34
Conroe	TX	5,411	397	7,967	340	397	8,307	8,704	(302)	2000	34

						Gross Amount at Which Carried As of December 31, 2007					Life on Which Depreciation in
			Initial Cost to Company		Costs Capitalized		Buildings			Year	Latest Income
City	State	Encumbrances at 12/31/07(1)	Land	Buildings and Improvements	Subsequent to Acquisition	Land	and Improvements	Total	Accumulated Depreciation	Acquired/ Constructed	Statement is Computed
Conroe	TX	6,041	388	7,975	23	388	7,998	8,386	(241)	2000	37
Conroe	TX	1,975	188	3,618	8	188	3,626	3,814	(120)	2000	34
Corpus Christi	TX	5,560	717	8,180	1,240	717	9,420	10,137	(311)	2000	34
Corpus Christi	TX	3,249	328	3,210	257	328	3,467	3,795	(148)	2000	34
Corpus Christi	TX	1,552	313	1,771	145	313	1,916	2,229	(64)	2000	34
Dallas	TX	5,783	1,664	6,785	410	1,664	7,195	8,859	(244)	2000	34
Dallas	TX	—	15,230	162,971	548	15,230	163,519	178,749	(4,237)	2006	35
Fort Worth	TX	3,191	898	4,866	271	898	5,137	6,035	(172)	2000	34
Fort Worth	TX	2,325	—	2,481	188	2	2,667	2,669	(245)	2005	25
Fort Worth	TX	4,756	—	6,070	116	5	6,181	6,186	(350)	2005	40
Granbury	TX	—	—	6,863	89	—	6,952	6,952	(214)	2006	40
Houston	TX	—	300	3,770	—	300	3,770	4,070	(1,812)	1993	30
Houston	TX	11,550	1,927	32,374	—	1,927	32,374	34,301	(7,128)	1999	35
Houston	TX	10,246	2,200	19,585	444	2,203	20,026	22,229	(8,290)	1999	17
Houston	TX	3,433	1,033	3,165	180	1,033	3,345	4,378	(126)	2000	34
Houston	TX	10,636	1,676	12,602	100	1,706	12,672	14,378	(431)	2000	34
Houston	TX	2,104	257	2,884	171	257	3,055	3,312	(93)	2000	35
Houston	TX	—	—	7,414	633	7	8,040	8,047	(290)	2004	36
Houston	TX	5,618	—	4,837	1,699	—	6,536	6,536	(229)	2006	40
Irving	TX	6,049	828	6,160	96	828	6,256	7,084	(211)	2000	34
Irving	TX	—	—	8,550	384	—	8,934	8,934	(286)	2004	34
Irving	TX	7,355	1,604	16,107	163	1,604	16,270	17,874	(506)	2006	40
Irving	TX	6,652	1,955	12,793	1	1,955	12,794	14,749	(400)	2006	40
Lancaster	TX	—	162	3,830	157	162	3,987	4,149	(126)	2006	39
Lewisville	TX	5,650	561	8,043	78	561	8,121	8,682	(264)	2000	34
Longview	TX	—	102	7,998	—	102	7,998	8,100	(2,447)	1992	45
Lufkin	TX	—	338	2,383	—	338	2,383	2,721	(692)	1992	45
McKinney	TX	—	541	6,217	143	541	6,360	6,901	(929)	2003	36
McKinney	TX	—	—	635	7,353	—	7,988	7,988	(894)	2003	*
Nassau Bay	TX	5,909	812	8,883	204	812	9,087	9,899	(294)	2000	37
North Richland Hills	TX	—	—	8,942	62	—	9,004	9,004	(298)	2006	40
Pampa	TX	—	84	3,242	—	84	3,242	3,326	(985)	1992	45
Pearland	TX	6,066	—	4,014	3,347	—	7,361	7,361	(167)	2006	40
Plano	TX	4,350	1,700	7,810	117	1,704	7,923	9,627	(2,542)	1999	25
Plano	TX	8,309	1,210	9,588	307	1,210	9,895	11,105	(325)	2000	34
Plano	TX	11,394	1,387	12,768	296	1,387	13,064	14,451	(418)	2002	36
Plano	TX	—	2,049	18,793	440	2,059	19,223	21,282	(1,177)	2006	40
Plano	TX	—	3,300	—	—	3,300	—	3,300	—	2006	*
San Antonio	TX	5,938	—	9,193	270	—	9,463	9,463	(491)	2006	35
San Antonio	TX	5,291	—	8,700	330	—	9,030	9,030	(461)	2006	35
Sugarland	TX	4,188	1,077	5,158	282	1,083	5,434	6,517	(195)	2000	34
Texarkana	TX	7,294	1,117	7,423	73	1,177	7,436	8,613	(248)	2006	40
Texas City	TX	6,847	—	9,519	157	—	9,676	9,676	(296)	2000	37
Victoria	TX	—	125	8,977	—	125	8,977	9,102	(2,607)	1994	45
Bountiful	UT	—	276	5,237	—	276	5,237	5,513	(1,416)	1995	45
Castle Dale	UT	—	50	1,818	—	50	1,818	1,868	(462)	1998	35
Centerville	UT	348	300	1,288	233	300	1,521	1,821	(347)	1999	35
Grantsville	UT	—	50	429	—	50	429	479	(109)	1999	35
Kaysville	UT	—	530	4,493	—	530	4,493	5,023	(632)	2001	43
Layton	UT	705	—	2,827	—	—	2,827	2,827	(660)	1999	35
Layton	UT	—	370	7,073	78	388	7,133	7,521	(1,400)	2001	35
Ogden	UT	420	180	1,695	52	180	1,747	1,927	(456)	1999	35
Ogden	UT	—	106	4,464	211	106	4,675	4,781	(251)	2006	40
Orem	UT	—	337	8,744	41	337	8,785	9,122	(2,534)	1999	35
Providence	UT	—	240	3,876	130	240	4,006	4,246	(1,093)	1999	35
Salt Lake City	UT	—	190	779	47	201	815	1,016	(200)	1999	35
Salt Lake City	UT	2,882	180	14,792	254	180	15,046	15,226	(3,861)	1999	35
Salt Lake City	UT	—	3,000	7,541	100	3,000	7,641	10,641	(1,225)	2001	38
Salt Lake City	UT	—	509	4,044	219	509	4,263	4,772	(563)	2003	37
Salt Lake City	UT	—	220	10,732	264	220	10,996	11,216	(2,879)	1999	35
Springville	UT	—	85	1,493	36	85	1,529	1,614	(382)	1999	35
Stansbury	UT	2,200	450	3,201	39	450	3,240	3,690	(470)	2001	45
Washington Terrace	UT	—	—	4,573	77	—	4,650	4,650	(1,377)	2002	35
Washington Terrace	UT	—	—	2,692	39	—	2,731	2,731	(818)	1999	35
West Valley City	UT	—	410	8,266	991	410	9,257	9,667	(1,300)	2002	35
West Valley City	UT	—	1,070	17,463	7	1,070	17,470	18,540	(4,429)	1999	35
Fairfax	VA	14,205	8,396	16,710	219	8,396	16,929	25,325	(748)	2006	28
Reston	VA	—	—	11,902	—	—	11,902	11,902	(1,169)	2003	43
Renton	WA	—	—	18,724	315	—	19,039	19,039	(4,661)	1999	35
Seattle	WA	—	—	52,703	1,517	—	54,220	54,220	(5,954)	2004	39
Seattle	WA	—	—	24,382	671	—	25,053	25,053	(2,668)	2004	36
Seattle	WA	—	—	5,625	339	—	5,964	5,964	(1,761)	2004	10
Seattle	WA	—	—	2,050	799	—	2,849	2,849	(474)	2004	25
Seattle	WA	—	—	7,293	697	—	7,990	7,990	(1,143)	2004	33

						Gross Amount at Which Carried As of December 31, 2007					Life on Which Depreciation in
			Initial Cost to Company		Costs Capitalized		Buildings			Year	Latest Income
City	State	Encumbrances at 12/31/07(1)	Land	Buildings and Improvements	Subsequent to Acquisition	Land	and Improvements	Total	Accumulated Depreciation	Acquired/ Constructed	Statement is Computed
Seattle	WA	—	—	38,925	—	—	38,925	38,925	(649)	2007	30
Charleston	WV	—	465	271	53	465	324	789	(14)	2000	34
Charleston	WV	—	803	1,436	219	803	1,655	2,458	(66)	2000	34
Mexico City	DF	—	503	4,537	—	503	4,537	5,040	(314)	2006	40
		$558,027	$189,646	$1,705,812	$122,400	$189,978	$1,827,880	$2,017,858	$(194,892)
Hospital
Little Rock	AR	$—	$709	$9,604	$—	$709	$9,604	$10,313	$(3,677)	1990	45
Peoria	AZ	—	1,565	7,070	—	1,565	7,070	8,635	(2,828)	1988	45
Fresno	CA	—	3,652	29,113	2,389	3,652	31,502	35,154	(873)	2006	40
Irvine	CA	—	18,000	70,800	—	18,000	70,800	88,800	(16,526)	1999	35
Los Gatos	CA	—	3,736	17,139	—	3,736	17,139	20,875	(12,479)	1985	30
Colorado Springs	CO	—	690	8,338	—	690	8,338	9,028	(3,155)	1989	45
Palm Beach Gardens	FL	—	4,200	58,250	—	4,200	58,250	62,450	(13,593)	1999	35
Atlanta	GA	—	4,300	13,690	—	4,300	13,690	17,990	(795)	1999	35
Roswell	GA	—	6,900	54,859	—	6,900	54,859	61,759	(12,861)	2007	40
Overland Park	KS	—	2,316	10,704	—	2,316	10,704	13,020	(4,428)	1989	45
Baton Rouge	LA	—	690	8,555	—	690	8,555	9,245	(158)	2006	40
Plaquemine	LA	—	636	9,722	—	636	9,722	10,358	(4,203)	1992	35
Slidell	LA	—	2,520	19,412	—	2,520	19,412	21,932	(10,907)	2007	40
Slidell	LA	—	1,490	22,034	—	1,490	22,034	23,524	(867)	1985	40
Hickory	NC	—	2,600	69,900	—	2,600	69,900	72,500	(16,310)	1999	35
Dallas	TX	—	1,820	8,508	—	1,820	8,508	10,328	(335)	2007	40
Dallas	TX	—	18,840	138,235	—	18,840	138,235	157,075	(3,572)	2007	35
Plano	TX	—	6,290	22,779	—	6,290	22,779	29,069	(381)	2007	25
San Antonio	TX	—	1,990	12,994	—	1,990	12,994	14,984	(6,686)	1987	45
Greenfield	WI	—	620	9,542	—	620	9,542	10,162	(319)	2006	40
		$—	$83,564	$601,248	$2,389	$83,564	$603,637	$687,201	$(114,953)
Skilled nursing
Livermore	CA	$—	$330	$1,711	$—	$330	$1,711	$2,041	$(1,483)	1985	25
Perris	CA	—	336	3,394	—	336	3,394	3,730	(1,375)	1998	25
Vista	CA	—	653	6,429	—	653	6,429	7,082	(2,545)	1997	25
Fort Collins	CO	—	159	1,976	88	159	2,064	2,223	(1,814)	1985	25
Morrison	CO	—	430	5,689	—	430	5,689	6,119	(4,823)	1985	24
Statesboro	GA	—	168	1,695	—	168	1,695	1,863	(710)	1992	25
Rexburg	ID	—	200	5,310	—	200	5,310	5,510	(1,619)	1998	35
Angola	IN	—	130	2,970	—	130	2,970	3,100	(747)	1999	35
Fort Wayne	IN	—	200	4,300	2,667	200	6,967	7,167	(1,152)	1999	38
Fort Wayne	IN	—	140	3,860	—	140	3,860	4,000	(977)	1999	35
Huntington	IN	—	30	3,070	—	30	3,070	3,100	(793)	1999	35
Jasper	IN	—	165	6,452	359	165	6,811	6,976	(1,672)	2001	35
Kokomo	IN	—	250	4,638	1,294	250	5,932	6,182	(1,055)	1999	45
New Albany	IN	—	230	7,090	—	230	7,090	7,320	(1,767)	2001	35
Tell City	IN	—	95	6,511	1,301	95	7,812	7,907	(1,262)	2001	45
Cynthiana	KY	—	192	4,875	—	192	4,875	5,067	(351)	2004	40
Mayfield	KY	—	218	2,797	—	218	2,797	3,015	(1,489)	1986	40
Franklin	LA	—	405	4,100	—	405	4,100	4,505	(1,684)	1998	25
Morgan City	LA	—	203	2,050	—	203	2,050	2,253	(841)	1998	25
Westborough	MA	—	138	2,975	—	138	2,975	3,113	(2,239)	1985	30
Bad Axe	MI	—	400	4,506	—	400	4,506	4,906	(1,126)	1998	40
Deckerville	MI	—	39	2,966	—	39	2,966	3,005	(1,386)	1986	45
Mc Bain	MI	—	12	2,424	—	12	2,424	2,436	(1,143)	1986	45
Las Vegas	NV	—	1,300	4,300	—	1,300	4,300	5,600	(1,272)	1999	35
Las Vegas	NV	—	1,300	6,200	—	1,300	6,200	7,500	(1,753)	1999	35
Fairborn	OH	—	250	4,950	—	250	4,950	5,200	(1,232)	1999	35
Georgetown	OH	—	130	5,070	—	130	5,070	5,200	(1,260)	1999	35
Marion	OH	—	218	2,971	—	218	2,971	3,189	(2,030)	1986	30
Newark	OH	—	400	8,588	—	400	8,588	8,988	(5,036)	1986	35
Port Clinton	OH	—	370	3,730	—	370	3,730	4,100	(947)	1999	35
Springfield	OH	—	250	4,050	189	250	4,239	4,489	(1,022)	1999	35
Toledo	OH	—	120	5,280	—	120	5,280	5,400	(1,347)	1999	35
Versailles	OH	—	120	5,080	—	120	5,080	5,200	(1,262)	1999	35
Carthage	TN	—	129	2,406	—	129	2,406	2,535	(341)	2004	35
Loudon	TN	—	26	3,879	—	26	3,879	3,905	(2,323)	1986	35
Maryville	TN	—	160	1,472	—	160	1,472	1,632	(702)	1986	45
Maryville	TN	—	307	4,376	—	307	4,376	4,683	(2,008)	1986	45
Fort Worth	TX	—	243	2,305	270	243	2,575	2,818	(1,063)	1998	25
Ogden	UT	—	250	4,685	—	250	4,685	4,935	(1,428)	1998	35
Fishersville	VA	—	751	7,734	—	751	7,734	8,485	(1,048)	2004	40
Floyd	VA	—	309	2,263	—	309	2,263	2,572	(541)	2004	25
Independence	VA	—	206	8,366	—	206	8,366	8,572	(1,098)	2004	40
Newport News	VA	—	535	6,192	—	535	6,192	6,727	(875)	2004	40
Roanoke	VA	—	586	7,159	—	586	7,159	7,745	(959)	2004	40

						Gross Amount at Which Carried As of December 31, 2007					Life on Which Depreciation in
			Initial Cost to Company		Costs Capitalized		Buildings			Year	Latest Income
City	State	Encumbrances at 12/31/07(1)	Land	Buildings and Improvements	Subsequent to Acquisition	Land	and Improvements	Total	Accumulated Depreciation	Acquired/ Constructed	Statement is Computed
Staunton	VA	—	422	8,681	—	422	8,681	9,103	(1,152)	2004	40
Williamsburg	VA	—	699	4,886	—	699	4,886	5,585	(721)	2004	40
Windsor	VA	—	319	7,543	—	319	7,543	7,862	(1,005)	2004	40
Woodstock	VA	—	607	5,395	—	607	5,395	6,002	(759)	2004	40
		$—	$15,130	$219,349	$6,168	$15,130	$225,517	$240,647	$(67,237)
Total continuing operations properties		$1,169,942	$1,571,095	$7,671,804	$219,920	$1,571,427	$7,891,392	$9,462,819	$(619,700)
Corporate and other assets		108,338	—	2,728	4,422	—	7,150	7,150	(3,534)
Total		$1,278,280	$1,571,095	$7,674,532	$224,342	$1,571,427	$7,898,542	$9,469,969	$(623,234)

*              Property is in development and not yet placed in service.

(1)           Encumbrances include mortgage debt and other debt aggregating $1.4 billion. At December 31, 2007, $108.3 million of mortgage debt encumbered assets accounted for as direct financing leases, which are excluded from Schedule III above.

A summary of activity for real estate and accumulated depreciation for the year ended December 31, 2007, 2006 and 2005 is as follows (in thousands):

	Year ended December 31,
	2007	2006	2005
Real estate:
Balances at beginning of year	$5,941,057	$2,587,552	$2,083,492
Acquisition of real state, development and improvements	3,552,069	5,271,493	577,992
Disposition of real estate	(2,229,454)	(493,997)	(72,997)
Impairments	—	(7,052)	—
Balances associated with changes in reporting presentation(2)	2,206,067	(1,416,939)	(935)
Balances at end of year	$9,469,969	$5,941,057	$2,587,552
Accumulated depreciation:
Balances at beginning of year	$426,589	$333,756	$269,311
Depreciation expense	259,937	119,285	72,169
Disposition of real estate	(113,518)	(121,476)	(20,878)
Balances associated with changes in reporting presentation(2)	50,226	95,024	13,154
Balances at end of year	$623,234	$426,589	$333,756

(2)           The balances associated with changes in reporting presentation represent real estate and accumulated depreciation related to properties placed into discontinued operations through June 30, 2008.